                                                            Exhibit (a)(1)(i)


 OFFER TO EXCHANGE CERTAIN OUTSTANDING OPTIONS HELD BY ELIGIBLE EMPLOYEES FOR
                                 NEW OPTIONS
                          (THE "OFFER TO EXCHANGE")


  This document constitutes part of a prospectus relating to the Sanmina-SCI
    Corporation 1990 Stock Plan, Sanmina-SCI Corporation, Sanmina-SCI 1996 Non-Qualified Plan, Sanmina-SCI Corporation 1999 Stock Plan, Sanmina-SCI
  Corporation Stock Option Plan 2000, the Altron 1991 Stock Option Plan (ISO plan), Hadco Corporation Non-Qualified Stock Option Plan dated September 7 1990, Hadco Corporation Non-Qualified Stock Option Plan dated November 5,
 1995, Hadco Corporation 1998 Stock Plan, SCI 2000 Stock Incentive Plan, SCI
  1994 Stock Option Incentive Plan, and SCI Non Qualified Stock Option Plan covering securities that have been registered under the Securities Act of
                              1933, as amended.


                               February 3, 2003

                           SANMINA-SCI CORPORATION


  OFFER TO EXCHANGE ALL OUTSTANDING, UNEXERCISED OPTIONS WITH EXERCISE PRICES EQUAL TO OR GREATER THAN $11.00 PER SHARE HELD BY ELIGIBLE EMPLOYEES UNDER TO
     THE SANMINA-SCI CORPORATION 1990 STOCK PLAN, SANMINA-SCI CORPORATION, SANMINA-SCI 1996 NON-QUALIFIED PLAN, SANMINA-SCI CORPORATION 1999 STOCK PLAN,
  SANMINA-SCI CORPORATION STOCK OPTION PLAN 2000, THE ALTRON 1991 STOCK OPTION
    PLAN (ISO PLAN), HADCO CORPORATION NON-QUALIFIED STOCK OPTION PLAN DATED SEPTEMBER 7 1990, HADCO CORPORATION NON-QUALIFIED STOCK OPTION PLAN DATED
 NOVEMBER 5, 1995, HADCO CORPORATION 1998 STOCK PLAN, SCI 2000 STOCK INCENTIVE PLAN, SCI 1994 STOCK OPTION INCENTIVE PLAN, AND SCI NON QUALIFIED STOCK OPTION
PLAN FOR A NEW OPTION TO BE GRANTED UNDER THE SANMINA-SCI CORPORATION 1999 STOCK
                                      PLAN

      The offer and withdrawal rights of this Offer to Exchange expire at 5:00 p.m., Pacific Time, on March 4, 2003, unless the Offer is extended. Should you decide to tender your options or withdraw your tendered options, we must RECEIVE, before 5:00 p.m., Pacific Time, on March 4, 2003 (or such later date and time as we may extend the expiration of the Offer), a properly completed and executed Election Form and any other documents required by the Election Form or, as the case may be, a Notice to Change Election from Accept to Reject. These documents must be delivered to your local Human Resources Representative for transmittal before the expiration of the Offer. This is a one-time Offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5:00 p.m. Pacific Time on March 4, 2003.

      Sanmina-SCI Corporation ("SANMINA-SCI", "WE" or "US") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Sanmina-SCI common stock with exercise prices of $11.00 or more per share granted under the following plans:

      (1) the Sanmina-SCI Corporation 1990 Stock Plan, the Sanmina-SCI Corporation 1996 Non-Qualified Plan, the Sanmina-SCI Corporation 1999 Stock Plan, and the Sanmina-SCI Corporation Stock Option Plan 2000;

      (2) options we have assumed upon our acquisition of Altron Inc. ("ALTRON") under Altron's 1991 Stock Option Plan (ISO plan);

      (3) options we have assumed upon our acquisition of Hadco Corporation ("HADCO") under Hadco's Non-Qualified Stock Option Plan dated September 7 1990, Non-Qualified Stock Option Plan dated November 5, 1995 and 1998 Stock Plan; and

      (4) options we have assumed upon our acquisition of SCI Systems, Inc. ("SCI") under SCI's 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan,

(each option granted under (1) through (4) above an "OLD OPTION" and collectively the "OLD OPTIONS") for a new option which we will grant under the Sanmina-SCI Corporation 1999 Stock Plan (the "NEW OPTION"). An "ELIGIBLE EMPLOYEE" refers to all employees of Sanmina-SCI and our subsidiaries employed in Canada, Mexico and the United States and Vice Presidents employed in any other country, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except non-employee members of the Board of Directors and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Additionally, if you exercise any option (regardless of exercise price) granted to you since August 3, 2002 following the commencement of this Offer, you will not be eligible to participate in the Offer. Special tax considerations and rules may apply to eligible employees in countries other than the United States, and as such we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country. Please be sure to read Section 18 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that may apply in certain jurisdictions to New Options. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Carmine Renzulli dated February 3, 2003, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "OFFER").

      If you meet the eligibility requirements, and subject to the terms of this Offer, you will receive a New Option to purchase a number of shares equal to the number of unexercised shares under the Old Option you are tendering. You may only tender options for all or none of the unexercised shares covered by any particular option grant. Subject to the terms and conditions of this Offer, we will grant the New Option no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The Board of Directors of Sanmina-SCI intends to grant the New Option promptly after the date that is at least six months and one day from the date that we cancel the tendered options. All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m., Pacific Time on March 4, 2003, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options on March 10, 2003, or as soon as possible thereafter (the "CANCELLATION DATE").

      IF YOU TENDER ANY OLD OPTION FOR EXCHANGE, THEN ALL OPTION GRANTS (REGARDLESS OF EXERCISE PRICE) THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER WILL BE CANCELLED IN CONNECTION WITH THE OFFER. This means that if you participate in the Offer, you will be required to tender all options granted to you since August 3, 2002. For purposes of this Offer to Exchange, the term "OLD OPTIONS" includes any such options. Additionally, if you exercise any option granted to you since August 3, 2002 following the commencement of the Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer.

      The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

      If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you a New Option under the Sanmina-SCI Corporation 1999 Stock Plan. If you are an employee in France, the New Option will be subject to the provisions of an addendum to the Sanmina-SCI Corporation 1999 Stock Plan that will allow the New Option to be eligible for favorable tax treatment in France. In order to receive a New Option pursuant to this Offer, you must continue to be an employee of Sanmina-SCI or one of its subsidiaries as of the date on which the New Option is granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. ONCE YOUR OPTION IS CANCELLED, IT IS GONE FOREVER. ACCORDINGLY, IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT HAVE THE BENEFIT OF THE CANCELLED OPTION OR THE NEW OPTION.

      The exercise price per share of the New Option will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the date of grant (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the stock during the twenty trading days prior to the date of grant).

      The New Option will be exercisable for the same number of shares as remained unexercised and outstanding under the Old Options accepted and cancelled by us.

      The New Option will be vested and exercisable on its date of grant as to one-eighth (1/8th) of the shares subject to the New Option and shall vest as to one forty-eighth (1/48th) of the shares subject to the New Option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years following the Cancellation Date, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date; provided, however, that if your New Option is granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan, you will not be permitted to exercise the New Option for at least one year following the grant date of the New Option. For example, if you tender an outstanding Old Option covering 1,200 shares of our common stock and we accept and cancel that Old Option on March 10, 2003, then assuming the corresponding New Option is granted on September 11, 2003, the New Option will be vested as to 150 shares on its date of grant and 25 additional shares will vest on the 10th of each month thereafter, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date. PLEASE NOTE THAT IF SOME OF YOUR OLD OPTIONS CONSIST OF OPTIONS WE ASSUMED UPON OUR ACQUISITION OF SCI, THE NEW OPTION WILL NOT CONTAIN ANY SPECIAL VESTING PROVISIONS UPON YOUR RETIREMENT WITH SANMINA-SCI OR OTHERWISE THAT MAY CURRENTLY APPLY TO SUCH OLD OPTIONS.

      Although our Board of Directors has approved the Offer, neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your Old Options for exchange. You must evaluate the risks associated with the Offer and make your own decision whether or not to tender your options.

      Shares of Sanmina-SCI common stock are traded on the Nasdaq National Market under the symbol "SANM." On January 15, 2003, the closing price of our common stock reported on the Nasdaq National Market was $5.00 per share. Please contact your local Human Resources Representative for information of how to obtain Sanmina-SCI's current stock price.

      WE RECOMMEND THAT YOU EVALUATE CURRENT MARKET QUOTES FOR OUR COMMON STOCK, AMONG OTHER FACTORS, BEFORE DECIDING WHETHER OR NOT TO TENDER YOUR OPTIONS.

      THIS OFFER HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE SEC) OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS OFFER. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

      You should direct general questions about the Offer or requests for additional copies of this Offer, the memorandum from Carmine Renzulli dated February 3, 2003, the Election Form and the Notice to Change Election From Accept to Reject to your local Human Resources Representative.

                                  IMPORTANT

      If you wish to tender your options for exchange, you must complete and sign the Election Form in accordance with its instructions, place it in the provided envelope and return it to your local Human Resources Representative prior to the Expiration Date.

      We are not making the Offer to, and we will not accept any tender of options from or on behalf of, option holders in any jurisdiction in which the Offer or the acceptance of any tender of options would not be in compliance with the laws of that jurisdiction. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT AND IN THE RELATED MEMORANDUM FROM CARMINE RENZULLI DATED FEBRUARY 3, 2003, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECT. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

                              TABLE OF CONTENTS

                                                                                     PAGE
                                                                                     ----



SUMMARY TERM SHEET.............................................................        1


CERTAIN RISKS..................................................................        9


INTRODUCTION...................................................................       12


THE OFFER......................................................................       15


1.    ELIGIBILITY..............................................................       15


2.    NUMBER OF OPTIONS; EXPIRATION DATE.......................................       15


3.    PURPOSE OF THE OFFER.....................................................       18


4.    PROCEDURES FOR TENDERING OPTIONS.........................................       19


5.    WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.................................       20


6.    ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF THE NEW OPTION........       21


7.    CONDITIONS OF THE OFFER..................................................       22


8.    SOURCE AND AMOUNT OF CONSIDERATION.......................................       24


9.    EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW OPTIONS.......       24


10.   TERMS OF NEW OPTIONS.....................................................       25


11.   INFORMATION CONCERNING SANMINA-SCI.......................................       29


12.   FINANCIAL INFORMATION....................................................       29


13.   PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.............................       29


14.   INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND
      ARRANGEMENTS CONCERNING THE OPTIONS......................................       30


15.   STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING
      CONSEQUENCES OF THE OFFER................................................       31


16.   LEGAL MATTERS; REGULATORY APPROVALS......................................       31


17.   MATERIAL US FEDERAL INCOME TAX CONSEQUENCES..............................       32


18.   MATERIAL NON-US TAX CONSEQUENCES.........................................       34


19.   EXTENSION OF OFFER; TERMINATION; AMENDMENT...............................       56

20.   FEES AND EXPENSES........................................................       57


21.   ADDITIONAL INFORMATION...................................................       58


22.   MISCELLANEOUS............................................................       58


SCHEDULE A.....................................................................        1


SCHEDULE B.....................................................................        1

                              SUMMARY TERM SHEET

      The following are answers to some of the questions that you may have about the Offer. We urge you to read carefully the remainder of this Offer to Exchange, the accompanying memorandum from Carmine Renzulli dated February 3, 2003, the Election Form and the Notice to Change Election From Accept to Reject because the information in this summary is not complete, and additional important information is contained in the remainder of this Offer to Exchange, the memorandum from Carmine Renzulli dated February 3, 2003 and the Election Form and the Notice to Change Election From Accept to Reject. We have included page references to the remainder of this Offer to Exchange where you can find a more complete description of the topics in this summary.

Q1.   WHAT SECURITIES ARE YOU OFFERING TO EXCHANGE?

A1. We are offering to exchange all outstanding, unexercised options to purchase shares of common stock of Sanmina-SCI with an exercise price of $11.00 or more granted under the Sanmina-SCI Corporation 1990 Stock Plan, Sanmina-SCI Corporation 1996 Non-Qualified Plan, Sanmina-SCI Corporation 1999 Stock Plan, and Sanmina-SCI Corporation Stock Option Plan 2000, and options we have assumed upon our acquisitions of (1) Altron under its 1991 Stock Option Plan (ISO plan); (2) Hadco under its Hadco Corporation Non-Qualified Stock Option Plan dated September 7 1990, Hadco Corporation Non-Qualified Stock Option Plan dated November 5, 1995, and Hadco Corporation 1998 Stock Plan; and (3) SCI under its 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan, that are held by eligible employees for a New Option which we will grant under the Sanmina-SCI Corporation 1999 Stock Plan. (Page 15)

Q2.   WHO IS ELIGIBLE TO PARTICIPATE?

A2. Employees are eligible to participate if they are employees of Sanmina-SCI or our subsidiaries employed in Canada, Mexico and the United States or are employed as Vice Presidents in any other country as of the date the Offer commences and the date on which the tendered options are cancelled. However, non-employee members of the Board of Directors and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are not eligible to participate in the Offer. Additionally, if you exercise any option (regardless of exercise price) granted to you since August 3, 2002 following the commencement of this Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer. To clarify, non-employee affiliates and contractors are not eligible for the Offer.

      In order to receive a New Option, you must remain an employee of Sanmina-SCI or one of its subsidiaries as of the date the New Option is granted, which will be no earlier than the first business day that is six months and one day after the Cancellation Date. If Sanmina-SCI does not extend the Offer, the New Option will be granted no earlier than September 11, 2003 and not later than September 17, 2003. (Page 15)

Q3.   ARE EMPLOYEES OUTSIDE THE UNITED STATES ELIGIBLE TO PARTICIPATE?

A3. All employees employed in Canada and Mexico and employees employed as Vice Presidents in any other country outside the United States are eligible to participate in the Offer. The tender of your existing options for cancellation in exchange for the grant of the New Option may be a taxable event in certain countries outside of the U.S. Please be sure to read Section 18 of this Offer to Exchange, which discusses the tax consequences of participating in the Offer for employees outside of the United States. (Page 15)

Q4.   WHY IS SANMINA-SCI MAKING THE OFFER?

A4. We believe that granting stock options provides an opportunity to: (1) align employee and stockholder interests, and (2) provide incentives for employees to achieve high levels of performance. The Offer provides an opportunity for us to offer eligible employees a valuable incentive to stay with our company. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options currently are "underwater"). By making this offer to exchange outstanding options for a New Option that will have an exercise price equal to the market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. (Page 18)

Q5.   WHAT ARE THE CONDITIONS OF THE OFFER?

A5. The Offer is not conditioned on a minimum number of options being tendered. Participation in the offer is completely voluntary. The conditions are described in Section 7 of this Offer. (Page 22)

Q6. ARE THERE ANY ELIGIBILITY REQUIREMENTS THAT I MUST SATISFY AFTER THE EXPIRATION DATE TO RECEIVE THE NEW OPTIONS?

A6. To receive a grant of New Options through the Offer and under the terms of the 1999 Stock Plan you must be an employee of Sanmina-SCI or one of our subsidiaries as of the date the New Options are granted. (Page 15)

      As discussed below, subject to the terms of this Offer, we will grant the New Option no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Sanmina-SCI intends to grant the New Option promptly after the date that is at least six months and one day from the Cancellation Date. If, for any reason, you do not remain an eligible employee of Sanmina-SCI or one of our subsidiaries through the date we grant the New Option, you will not receive a New Option or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page 15)

Q7.   HOW MANY SHARES WILL MY NEW OPTION COVER IN EXCHANGE FOR MY TENDERED
      OPTIONS?

A7. If you meet the eligibility requirements, and subject to the terms of this Offer, we will grant you a New Option to purchase the number of shares equal to the number of unexercised shares covered by the Old Option you are tendering (that is, options will be exchanged on a one-for-one basis). The New Option will be granted under the Sanmina-SCI Corporation 1999 Stock Plan, unless prevented by law or applicable regulations. The New Option will be subject to a new option agreement between you and Sanmina-SCI. (Page 24)

Q8.   WHEN WILL I RECEIVE MY NEW OPTION?

A8. We will grant the New Option no earlier than the first business day that is six months and one day after the Cancellation Date. The Board of Directors of Sanmina-SCI intends to grant the New Option promptly after the date that is at least six months and one day from the Cancellation Date. If we cancel tendered options on March 10, 2003, which is the scheduled date for the cancellation of the options, the New Option will be granted no earlier than September 11, 2003 and no later than September 17, 2003. (Page 15)

Q9. WHY WON'T I RECEIVE MY NEW OPTION IMMEDIATELY AFTER THE EXPIRATION DATE OF THE OFFER?

A9. If we were to grant the New Option on any date that is earlier than six months and one day after the date we cancel the options accepted for exchange, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Option as a variable award. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for the New Option issued under this Offer. We would have to continue this variable accounting for this New Option until it was exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Option for six months and one day, we believe we will not have to treat the New Option as a variable award. (Pages 31 and 32)

Q10. IF I TENDER OPTIONS IN THE OFFER, WILL I BE ELIGIBLE TO RECEIVE ADDITIONAL OPTION GRANTS BEFORE I RECEIVE MY NEW OPTION?

A10. No. If we accept options you tender in the Offer, you will not be granted any additional options until at least the grant date for your New Option. WE WILL DEFER THE GRANT TO YOU OF ANY ADDITIONAL OPTIONS FOR WHICH YOU MAY OTHERWISE BE ELIGIBLE TO AVOID INCURRING COMPENSATION EXPENSE AGAINST OUR EARNINGS BECAUSE OF ACCOUNTING RULES THAT COULD APPLY TO THESE INTERIM OPTION GRANTS AS A RESULT OF THE OFFER. However, you will not receive any such options if you are no longer an employee of Sanmina-SCI or one of our subsidiaries on the date the New Option is granted pursuant to the Offer, which will be at least six months and one day following the Cancellation Date. (Pages 21 and 22)

Q11.  WILL I BE REQUIRED TO GIVE UP ALL MY RIGHTS TO THE CANCELLED OPTIONS?

A11. Yes. Once we have accepted options tendered by you, your options will be cancelled and you will no longer have any rights under those options. We currently expect to accept all properly tendered options promptly following the Expiration Date. You have the right to change your election regarding particular tendered options at any time before the Expiration Date. The Expiration Date is expected to be 5:00 p.m., Pacific Time, on March 4, 2003, unless we extend it. Thus, if for any reason you do not remain an employee of Sanmina-SCI or one of our subsidiaries through the date we grant the New Option, you will not receive a New Option or other compensation in exchange for your tendered options that have been accepted for exchange and cancelled. (Page
      21)

Q12.  WHAT WILL THE EXERCISE PRICE OF THE NEW OPTION BE?

A12. The exercise price per share of the New Options will be 100% of the fair market value of our common stock on the date of grant, as determined by the closing price reported by the Nasdaq National Market on the date of grant (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the stock during the twenty trading days prior to the date of grant).
      (Page 26)

      Accordingly, we cannot predict the exercise price of the New Options. Because the grant of the New Option will occur no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the New Option may have a higher exercise price than some or all of your current options. We recommend that you evaluate current market quotes for our shares, among other factors, before deciding whether or not to tender your options.
      (Pages 26, 29 and 30)

Q13. IF I CHOOSE TO TENDER AN OPTION THAT IS ELIGIBLE FOR EXCHANGE, DO I HAVE TO TENDER ALL THE SHARES COVERED BY THAT OPTION?

A13. Yes. We are not accepting partial tenders of options. However, you may tender the remaining portion of an option that you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

      Also, if you decide to tender any of your Old Options, then any options granted to you during the six-month period prior to the commencement of the Offer (that is, since August 3, 2002) will automatically be tendered and cancelled and replaced with a New Option in accordance with the terms of the Offer. For example, if you received an option grant in June 2001 and a grant in September 2002 and you want to tender your June 2001 option grant, your September 2002 option grant will automatically be deemed to have been tendered and will be treated like any Old Option properly tendered and accepted for exchange. For these purposes, the term "OLD OPTION" includes any such options. Additionally, if you exercise any such option following the commencement of the Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer. (Pages 15 and 16)

Q14.  WHEN WILL THE NEW OPTION VEST?

A14. The New Option will be vested and exercisable on its date of grant as to one-eighth (1/8th) of shares subject to the New Option and shall vest as to one forty-eighth (1/48th) of the shares covered by such option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years from the Cancellation Date, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date; provided, however, that if your New Option is granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan, you will not be permitted to exercise the New Option for at least one year following the grant date of the New Option. For example, if you tender an outstanding Old Option covering 1,200 shares of our common stock and we accept and cancel that Old Option on March 10, 2003, then assuming the corresponding New Option is granted on September 11, 2003, the New Option will be vested as to 150 shares on its date of grant and 25 additional shares will vest on the 10th of each month thereafter, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date. PLEASE NOTE THAT IF SOME OF YOUR OLD OPTIONS CONSIST OF OPTIONS WE ASSUMED UPON OUR ACQUISITION OF SCI, THE NEW OPTION WILL NOT CONTAIN ANY SPECIAL VESTING PROVISIONS UPON YOUR RETIREMENT WITH SANMINA-SCI OR OTHERWISE THAT MAY CURRENTLY APPLY TO SUCH OLD OPTIONS. (Pages 26 and 27)

Q15.  WHAT IF SANMINA-SCI ENTERS INTO A MERGER OR OTHER SIMILAR TRANSACTION?

A15. It is possible that, prior to the grant of the New Option, we might effect, or enter into an agreement providing that we will enter into, a merger or other similar transaction. The Promise to Grant Stock Option, which we will give you, is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment. (Page 24)

      You should be aware that these types of transactions could have substantial effects on our share price, including, potentially, substantial appreciation in the price of our shares. Depending on the structure of the transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the New Option. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Option, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Option for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive a New Option to purchase shares of a different issuer. (Page 24)

Q16.  ARE THERE CIRCUMSTANCES WHERE I WOULD NOT BE GRANTED A NEW OPTION?

A16. Yes. Even if we accept your tendered options, we will not grant you a New Option if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We will use reasonable efforts to avoid the prohibition, but if it is applicable throughout the period from the first business day that is six months and one day after the Cancellation Date, you will not be granted a New Option. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution. (Pages 22 and 23)

      Also, if you are no longer an employee of Sanmina-SCI or one of its subsidiaries on the date we grant the New Option, you will not receive a New Option or any consideration on account of the cancelled options. (Page 17)

Q17. WHAT HAPPENS TO OPTIONS THAT I CHOOSE NOT TO TENDER OR THAT ARE NOT ACCEPTED FOR EXCHANGE?

A17. Options that you choose not to tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms. (Page 17)

      You should note that there is a risk that any incentive stock options ("ISOS") you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your incentive stock options (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program. (Pages 32, 33 and 34)

      However, the IRS may characterize the option exchange program as a "modification" of those incentive stock options for U.S. tax purposes, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. (Pages 32, 33 and 34)

      We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to a nonstatutory stock option ("NSO"). (Pages 32, 33 and 34)

Q18.  WILL I HAVE TO PAY TAXES IF I EXCHANGE OPTIONS IN THE OFFER?

A18. If you exchange your current options for a New Option, you should not be required under current law to recognize income for U.S. federal income tax purposes at the time of the exchange. Further, at the grant date of the New Option, you will not be required under current law to recognize income for U.S. federal income tax purposes. WE RECOMMEND THAT YOU CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE TAX CONSEQUENCES OF TENDERING OPTIONS THROUGH THE OFFER. If you are an eligible employee resident outside of the United States or otherwise subject to the tax laws of a jurisdiction outside of the United States, we likewise recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work. Also please refer to Sections 17 and 18 of this Offer to Exchange. (Pages 32, 33 and 34)

Q19.  IF MY CURRENT OPTIONS ARE ISOS, WILL MY NEW OPTION BE AN ISOS?

A19. If your current options are ISOs, your New Option will be granted as an ISO. However, if the New Option is granted as an ISO, one requirement for options to qualify as incentive stock options under the current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a nonstatutory stock option, which is an option that is not qualified to be an ISO under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. (Page 25)

Q20.  WHEN WILL MY NEW OPTION EXPIRE?

A20. Your New Option will expire ten (10) years from the date of grant, or earlier if your employment with Sanmina-SCI or one of our subsidiaries terminates. (Page 25)

Q21. WHEN DOES THE OFFER EXPIRE? CAN THE OFFER BE EXTENDED, AND IF SO, HOW WILL I BE NOTIFIED IF IT IS EXTENDED?

A21. The Offer expires on March 4, 2003, at 5:00 p.m., Pacific Time, unless we extend it. We may, in our sole discretion, extend the Offer at any time, but we cannot assure you that the Offer will be extended or, if extended, for how long. If the Offer is extended, we will make a public announcement of the extension no later than 6:00 a.m., Pacific Time, on the next business day following the previously scheduled expiration of the offer period. (Page 17)

Q22.  HOW DO I TENDER MY OPTIONS?

A22. If you wish to tender your options for exchange, you must complete and sign the Election Form and any other documents required by the Election Form in accordance with its instructions, place it in the provided envelope and return it to your local Human Resources Representative before 5:00 p.m., Pacific Time, on March 4, 2003 (or such later date and time as we may extend the Expiration Date). This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer of 5 p.m., Pacific Time on March 4, 2003 (or such later date and time as we may extend the expiration of the Offer). We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept all properly tendered options promptly after the Expiration Date. (Pages 19 and 20)

Q23.  DURING WHAT PERIOD OF TIME MAY I WITHDRAW PREVIOUSLY TENDERED OPTIONS?

A23. You may withdraw your tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on March 4, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. To withdraw tendered options, you must deliver to your local Human Resources Representative, a signed Notice to Change Election From Accept to Reject, with the required information while you still have the right to withdraw the tendered options. Once you have withdrawn options, you may re-tender options only by again following the delivery procedures described above prior to the expiration of the Offer. (Pages 20 and 21)

Q24.  CAN I CHANGE MY ELECTION REGARDING PARTICULAR TENDERED OPTIONS?

A24. Yes, you may change your election regarding particular tendered options at any time before the Offer expires at 5:00 p.m., Pacific Time, on March 4, 2003. If we extend the Offer beyond that time, you may change your election regarding particular tendered options at any time until the extended expiration of the Offer. In order to change your election, you must deliver to your local Human Resources Representative, a new Election Form, which includes the information regarding your new election, and is clearly dated after your original Election Form. (Pages 20 and 21)

Q25.  DO SANMINA-SCI AND ITS BOARD OF DIRECTORS RECOMMEND THAT I TAKE THE
      OFFER?

A25. Although our Board of Directors has approved the Offer, neither we nor our Board of Directors makes any recommendation as to whether you should tender or not tender your options. You must make your own decision whether or not to tender options. We strongly urge you to read this Offer to Exchange, the related memorandum from Carmine Renzulli, dated February 3, 2003, the Election Form and the Notice to Change Election from Accept to Reject and understand the risks before making your decision. For a summary of the risks relating to the Offer, please see "Certain Risks of Participating in the Offer" beginning on page 9 of this Offer to Exchange. For questions regarding tax implications or other investment related questions, you should talk to your own legal counsel, accountant and/or financial advisor. (Pages 32, 33 and 34)

Q26.  WHO CAN I TALK TO IF I HAVE QUESTIONS ABOUT THE OFFER?

A26. You should rely only on information contained in this document or to documents that are referenced in this document. Sanmina-SCI has not authorized any person to interpret this Offer or to make any recommendation on our behalf in connection with this Offer. For questions concerning timing or procedural matters related to the Offer or how to locate additional information, you should contact your local Human Resources Representative. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

Q27.  WHERE CAN I OBTAIN COPIES OF THE DOCUMENTS CONSTITUTING THE OFFER?

A27. You can obtain copies of the documents constituting the Offer by contacting your local Human Resources Representative.

                                  CERTAIN RISKS
                          OF PARTICIPATING IN THE OFFER

      Participation in the Offer involves a number of potential risks, including those described below. This list and the risk factors, beginning on page 43 in Sanmina-SCI's Annual Report on Form 10-K for the fiscal year ended September 28, 2002, filed on December 4, 2002 highlight the material risks of participating in this Offer. Eligible participants should carefully consider these risks and are encouraged to speak with an investment and tax advisor as necessary before deciding to participate in the Offer. In addition, we strongly urge you to read the rest of this Offer to Exchange, along with the memorandum from Carmine Renzulli, dated February 3, 2003, the Election Form and the Notice to Change Election from Accept to Reject, for a more detailed discussion of the risks which may apply to you, before deciding to participate in this Offer.

                                ECONOMIC RISKS

IF YOUR EMPLOYMENT TERMINATES FOR ANY REASON PRIOR TO THE GRANT OF THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION OR THE RETURN OF YOUR CANCELLED OPTION.

      Once your option is cancelled, you will no longer have any rights with respect to it. Accordingly, if your employment terminates for any reason prior to the grant of the New Option, you will have the benefit of neither the cancelled option nor the New Option. The Offer is not a guarantee of employment for any period. Your employment with Sanmina-SCI or one of its subsidiaries remains "at will" and may be terminated at any time by either you or Sanmina-SCI (or one of its subsidiaries, as applicable), with or without cause or notice, subject to the provisions of the laws of your country of residence.

IF OUR STOCK PRICE INCREASES AFTER THE DATE YOUR TENDERED OPTIONS ARE CANCELLED, YOUR CANCELLED OPTIONS MIGHT HAVE BEEN WORTH MORE THAN THE NEW OPTION THAT YOU WILL RECEIVE IN EXCHANGE FOR THEM.

      We cannot predict the exercise price of the New Option. Because we will grant the New Option no earlier than the first business day that is six months and one day after the Cancellation Date, the New Option may have a higher exercise price than some or all of your current options. For example, if you tender and we cancel options with a $20 exercise price, and Sanmina-SCI's stock appreciates to $30 when the New Option grant is made, your New Option will have a higher exercise price than the cancelled option.

PARTICIPATION IN THE OFFER WILL MAKE YOU INELIGIBLE TO RECEIVE ANY OPTION GRANTS UNTIL SEPTEMBER 11, 2003, AT THE EARLIEST.

      Employees are generally eligible to receive option grants at any time that the Board of Directors or Compensation Committee chooses to make them. However, if you participate in the Offer, you will not be eligible to receive the options issued to you in exchange for your tendered options until the first business day that is six months and one day after the date we cancel the options tendered in the Offer. Our Board of Directors intends to grant the New Option promptly after the date that is at least six months and one day after the date we cancel options tendered in this Offer. In addition, besides the New Option to be granted in connection with the Offer, you will not be eligible to receive any additional option grants until September 11, 2003 at the earliest.

IF WE ARE PROHIBITED BY APPLICABLE LAW OR REGULATIONS FROM GRANTING THE NEW OPTION, YOU WILL RECEIVE NEITHER A NEW OPTION NOR THE RETURN OF YOUR CANCELLED OPTION.

      We will not grant the New Option to you if we are prohibited by applicable law or regulations from doing so. Such a prohibition could result from changes in foreign laws, SEC rules, regulations or policies or Nasdaq listing requirements. We are unaware of such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited as of the date of grant we will not grant you a New Option and you will not receive any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

                     TAX-RELATED RISKS FOR U.S. RESIDENTS

EVEN IF YOU ELECT NOT TO PARTICIPATE IN THE OPTION EXCHANGE PROGRAM, YOUR ISOS MAY BE AFFECTED.

      We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISOs (and sales of shares acquired upon exercises of such options) if you do not participate in the option exchange program.

      However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISOs that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar to those in the letter. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

                   TAX-RELATED RISKS FOR NON-U.S. RESIDENTS

                                    CANADA

      It is possible that the Canada Customs & Revenue Agency ("CCRA") could consider the cancellation of Old Options to be a disposition, which can RESULT IN TAXATION AT THE DATE OF CANCELLATION on any excess of the fair market value of the shares immediately after cancellation, over the deemed value of the promise to grant New Option (seen as a net benefit). In this case, there is also a risk that ELECTION FOR DEFERRAL OF TAXATION UNTIL THE DATE OF SALE, AND THE 50% STOCK

OPTION INCOME EXCLUSION (described below in Section 18), WOULD NOT BE ALLOWED ON THE NEW OPTION.

      If the CCRA does not consider the cancellation of the Old Options to be a disposition, neither the cancellation of Old Options nor the grant of the New Option will trigger taxation; however, even in this case if the fair market value of the shares immediately after the cancellation of Old Options exceeds the deemed value (if any) of the New Option, the ELECTION FOR DEFERRAL OF TAXATION UNTIL THE DATE OF SALE, AND A 50% STOCK OPTION INCOME EXCLUSION (see
Section 18 below), MAY NOT BE ALLOWED ON THE NEW OPTION.

                                    JAPAN

      Japanese tax law does not specifically refer to the cancellation and grant of options, nor is there precedence in court cases on this subject. Accordingly, and given that participation in the Offer is voluntary, there is risk that the cancellation of an Old Option may be regarded as a disposition of such option, resulting in a taxable event. However, provided that the exercise price of the Old Option is greater than the market price of the underlying shares as of the date of the commencement of the Offer, a position may be taken to not treat the cancellation as a disposition. In this instance, the cancellation of the Old Options would not result in a taxable event.

                            BUSINESS-RELATED RISKS

      For a description of risks related to Sanmina-SCI's business, please see the risk factors beginning on page 43 of our Annual Report on Form 10-K for the fiscal year ended September 28, 2002. See "Additional Information" beginning on page 55 for instructions on how you can obtain additional copies of these and of other Sanmina-SCI Securities and Exchange Commission ("SEC") filings.

                                 INTRODUCTION

      Sanmina-SCI Corporation ("SANMINA-SCI", "WE" or "US") is offering eligible employees the opportunity to exchange all outstanding options to purchase shares of Sanmina-SCI common stock with exercise prices of $11.00 or more per share granted under the following plans:

      (1) the Sanmina-SCI Corporation 1990 Stock Plan, the Sanmina-SCI Corporation 1996 Non-Qualified Plan, the Sanmina-SCI Corporation 1999 Stock Plan, and the Sanmina-SCI Corporation Stock Option Plan 2000;

      (2) options we have assumed upon our acquisition of Altron Inc. ("ALTRON") under Altron's 1991 Stock Option Plan (ISO plan);

      (3) options we have assumed upon our acquisition of Hadco Corporation ("HADCO") under Hadco's Non-Qualified Stock Option Plan dated September 7 1990, Non-Qualified Stock Option Plan dated November 5, 1995 and 1998 Stock Plan; and

      (4) options we have assumed upon our acquisition of SCI Systems, Inc. ("SCI") under SCI's 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan,

(each option granted under (1) through (4) above an "OLD OPTION" and collectively the "OLD OPTIONS") for a new option which we will grant under the Sanmina-SCI Corporation 1999 Stock Plan (the "NEW OPTION"). An "ELIGIBLE EMPLOYEE" refers to all employees of Sanmina-SCI and our subsidiaries employed in Canada, Mexico and the United States and Vice Presidents employed in any other country, who are employees as of the date the Offer commences and as of the date the tendered options are cancelled, except non-employee members of the Board of Directors and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Additionally, if you exercise any option (regardless of exercise price) granted to you since August 3, 2002 following the commencement of this Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer. Special tax considerations and rules may apply to eligible employees in countries other than the United States, and as such we recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country. Please be sure to read Section 18 of the Offer to Exchange, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States and specific rules that may apply in certain jurisdictions to New Options. We are making the Offer upon the terms and conditions described in this Offer to Exchange, the related memorandum from Carmine Renzulli dated February 3, 2003, the Election Form and the Notice to Change Election from Accept to Reject (which together, as they may be amended from time to time, constitute the "OFFER").

      If you qualify as an eligible employee, we will grant you a New Option to purchase the same number of unexercised shares covered by Old Options you are tendering. Subject to the terms and conditions of this Offer, we will grant the New Option no earlier than the first business day that is six months and one day after the date we cancel the options accepted for exchange. The grant date for the New Option will be no earlier than September 11, 2003 and no later than

September 17, 2003, unless the Offer is extended, in which case the grant date of the New Option will be no earlier than six months and one day after the cancellation of the options accepted for exchange. You may only tender options for all or none of the unexercised shares subject to a particular option grant. Partial tenders consisting of some, but not all, of the unexercised shares subject to an option grant will not be accepted.

      All tendered options accepted by us through the Offer will be cancelled promptly after the date the Offer ends. The Offer is currently scheduled to expire at 5:00 p.m. Pacific Time on March 4, 2003, or such date and time as we may extend the Offer (the "EXPIRATION DATE"), and we expect to cancel options on March 10, 2003, or as soon as possible thereafter (the "CANCELLATION DATE"). IF YOU TENDER ANY OLD OPTION FOR EXCHANGE, ALL OPTION GRANTS THAT YOU RECEIVED DURING THE SIX-MONTH PERIOD PRIOR TO THE COMMENCEMENT OF THE OFFER (REGARDLESS OF EXERCISE PRICE) WILL AUTOMATICALLY BE CANCELLED AND EXCHANGED IN CONNECTION WITH THE TERMS OF THE OFFER. Since we currently expect to cancel all tendered options on March 10, 2003, this means that if you participate in the Offer, all options granted to you since August 3, 2002 will automatically be cancelled and exchanged in connection with the terms of the Offer. Additionally, if you exercise any such options following the commencement of this Offer (i.e., February 3, 2003), you will not be permitted to participate in the Offer.

      The Offer is not conditioned on a minimum number of options being tendered. Participation in the Offer is completely voluntary. The Offer is subject to conditions that we describe in Section 7 of this Offer.

      If you tender options for exchange as described in the Offer, and we accept your tendered options, then, subject to the terms of this Offer, we will grant you a New Option under the Sanmina-SCI Corporation 1999 Stock Plan. IN ORDER TO RECEIVE A NEW OPTION PURSUANT TO THIS OFFER, YOU MUST CONTINUE TO BE AN EMPLOYEE OF SANMINA-SCI OR ONE OF ITS SUBSIDIARIES AS OF THE DATE ON WHICH THE NEW OPTION IS GRANTED, WHICH WILL BE NO EARLIER THAN SIX MONTHS AND ONE DAY AFTER THE CANCELLATION DATE.

      The exercise price per share of the New Option will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the date of grant (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the stock during the twenty trading days prior to the date of grant).

      The New Option will cover the same number of shares as remained outstanding under tendered options accepted and cancelled by us.

      The New Option will be vested and exercisable on its date of grant as to one-eighth (1/8th) of the shares subject to the New Option and shall vest as to one forty-eighth (1/48th) of the shares covering the option each month thereafter on the same day of the month as the Cancellation Date such that it will be fully vested and exercisable four (4) years from the Cancellation Date, subject to your continuing to be an employee of Sanmina-SCI or one of our subsidiaries on each such date; provided, however, that if your New Option is granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan, you will not be permitted to exercise the New Option for at least one year following the grant date of the New Option. For example, if you tender an outstanding Old

Option covering 1,200 shares of our common stock and we accept and cancel that Old Option on March 10, 2003, then assuming the corresponding New Option is granted on September 11, 2003, the New Option will be vested as to 150 shares on its date of grant and 25 additional shares will vest on the 10th of each month thereafter, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date.

      Old Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

      As of January 15, 2003, options to purchase 52,863,115 of our shares were issued and outstanding, of which options to purchase approximately 35,025,873 of our shares, constituting approximately 66%, were held by eligible employees. Of these options held by eligible employees, only options to purchase 23,216,047 are eligible for the Offer.

                                  THE OFFER

      1. ELIGIBILITY.

      Employees are "ELIGIBLE EMPLOYEES" if they are employees of Sanmina-SCI or our subsidiaries employed in Canada, Mexico or the United States or are employed as Vice Presidents in any other country as of the date the Offer commences and as of the date the tendered options are cancelled, except non-employee members of the Board of Directors and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are not eligible to participate in the Offer. To clarify, non-employee affiliates and contractors are not eligible for the Offer. Additionally, if any eligible employee exercises any option (regardless of exercise price) granted to him or her since August 3, 2002 following the commencement of this Offer (i.e., February 3, 2003), such eligible employee will not be eligible to participate in the Offer. Special tax considerations may apply to employees resident or otherwise subject to taxation in countries outside the United States. Please be sure to read Section 18 of this Offer, where we discuss the tax consequences of participating in the Offer for eligible employees outside the United States.

      IN ORDER TO RECEIVE A NEW OPTION, YOU MUST REMAIN AN EMPLOYEE OF SANMINA-SCI OR ONE OF ITS SUBSIDIARIES AS OF THE DATE THE NEW OPTION IS GRANTED, WHICH WILL BE NO EARLIER THAN THE FIRST BUSINESS DAY THAT IS SIX MONTHS AND ONE DAY AFTER THE CANCELLATION DATE. IF, FOR ANY REASON, YOU DO NOT REMAIN AN EMPLOYEE OF SANMINA-SCI OR ONE OF OUR SUBSIDIARIES THROUGH THE DATE WE GRANT THE NEW OPTION, YOU WILL NOT RECEIVE A NEW OPTION OR OTHER COMPENSATION IN EXCHANGE FOR YOUR TENDERED OPTIONS THAT HAVE BEEN ACCEPTED FOR EXCHANGE AND CANCELLED. If you work or reside in Canada, then for purposes of receiving the New Option, your employment with Sanmina-SCI or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Sanmina-SCI or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Sanmina-SCI or one of its subsidiaries. Subject to the terms and conditions of this Offer, if Sanmina-SCI does not extend the Offer and your options are properly tendered by March 4, 2003, you will be granted New Options no earlier than September 11, 2003 and no later than September 17, 2003.

      2. NUMBER OF OPTIONS; EXPIRATION DATE.

      Subject to the terms and conditions of the Offer, we will exchange all outstanding, unexercised options with exercise prices of $11.00 per share or more to purchase shares of Sanmina-SCI common stock granted under the Sanmina-SCI Corporation 1990 Stock Plan, Sanmina-SCI Corporation 1996 Non-Qualified Plan, Sanmina-SCI Corporation 1999 Stock Plan, Sanmina-SCI Corporation Stock Option Plan 2000, and options we have assumed upon our acquisitions of (1) Altron under its 1991 Stock Option Plan (ISO plan); (2) Hadco under its Hadco Corporation Non-Qualified Stock Option Plan dated September 7 1990, Hadco Corporation Non-Qualified Stock Option Plan dated November 5, 1995, and Hadco Corporation 1998 Stock Plan; and (3) SCI under its 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan (each an "OLD OPTION" and collectively, the "OLD OPTIONS"), that are held by eligible employees for a new option we will grant under the Sanmina-SCI Corporation 1999 Stock Plan (the "NEW OPTION"). The Old Options must be properly tendered and not validly withdrawn in accordance with Section 5 before the Expiration Date.

      We are not accepting partial tenders of options. However, you may tender the remaining portion of an Old Option which you have partially exercised. Accordingly, you may tender one or more of your Old Options, but you may only tender all of the unexercised shares covered by each such grant or none of those shares. For example, and except as otherwise described below, if you hold (i) an option grant to purchase 1,000 shares at $11.00 per share, 700 of which you have already exercised, (ii) an option grant to purchase 1,000 shares at an exercise price of $13.00 per share and (iii) an option grant to purchase 2,000 shares at an exercise price of $15.00 per share, you may tender:

      -  none of your options;

      -  your first option grant covering 300 remaining unexercised shares;

      -  your second option grant covering all 1,000 shares;

      -  your third option grant covering all 2,000 shares;

      -  two of your three option grants; or

      -  all three of your option grants.

      In this example, the above describes your only choices. For example, you may not tender your first option grant with respect to only 150 shares (or any other partial amount) under that grant or less than all of the shares under the second and third option grants.

      Also, if you decide to tender any Old Option, then all options granted to you during the six-month period prior to the commencement of the Offer (that is, since August 3, 2002) will be cancelled and exchanged pursuant to the terms of the Offer. For example, if you received an option grant in June 2001 and a grant in September 2002 and you want to tender your June 2001 option grant, your September 2002 option grant will automatically be exchanged in accordance with the terms of the Offer. For these purposes, the term "OLD OPTION" shall include any such options. Please note that if you exercise any such option after the commencement of the Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer.

      If your Old Options are properly tendered and accepted for exchange, we will grant you a New Option to purchase the number of shares equal to the number of unexercised shares covered by the Old Options you tender. The number of shares subject to the New Option will be subject to adjustments for any stock splits, stock dividends and similar events and subject to the terms of this Offer. The New Option will be subject to the terms of:

      - the standard terms and conditions under Sanmina-SCI's 1999 Stock Plan. For employees in France, the New Option will be subject to the provisions of an addendum to the Sanmina-SCI Corporation 1999 Stock Plan that will allow for the New Option to be eligible for favorable tax treatment in France; and

      -  a new option agreement between you and Sanmina-SCI.

      Once we have accepted Old Options you tender, your Old Options will be cancelled and you will no longer have any rights under those options. We currently expect to accept and cancel all properly tendered options promptly following the Expiration Date. You have the right to change your election regarding particular tendered options at any time before the Expiration Date. If, for any reason, you do not remain an employee of Sanmina-SCI or one of our subsidiaries through the date we grant the New Option, you will not receive a New Option or other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without a good reason, or die or we terminate your employment for any reason, prior to the date we grant the New Option, you will not receive anything for the options that you tendered and we cancelled. Please note that if you work or reside in Canada, then for purposes of receiving the New Option, your employment with Sanmina-SCI or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Sanmina-SCI or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Sanmina-SCI or one of its subsidiaries.

      Options that you do not tender for exchange or that we do not accept for exchange retain their current exercise price and current vesting schedule and remain outstanding until you exercise them or they expire by their terms.

      If you decide to tender your Old Options or withdraw your tendered Old Options, we must receive, before 5:00 p.m., Pacific Time, on March 4, 2003 (or such date and time as we may extend the Expiration Date), a properly completed and executed Election Form and any other documents required by the Election Form, or as the case may be, a Notice to Change Election from Accept to Reject. This is a one-time offer, and we will strictly enforce the tender offer period and the cut-off time for the Offer. See Section 19 of this Offer to Exchange for a description of our rights to extend, delay, terminate and amend the Offer.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action:

      - we increase or decrease the amount of compensation offered for the options;

      - we decrease the number of options eligible to be tendered in the Offer; or

      - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of the increase or decrease is first published, sent or given in the manner specified in Section 19 of this Offer, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

      We will also notify you of any other material change in the information contained in this Offer.

      For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      3. PURPOSE OF THE OFFER.

      We issued the options outstanding under the Sanmina-SCI Corporation 1990 Stock Plan, Sanmina-SCI Corporation 1996 Non-Qualified Plan, Sanmina-SCI Corporation 1999 Stock Plan, and Sanmina-SCI Corporation Stock Option Plan 2000, and assumed the options upon our acquisitions of (1) Altron under its 1991 Stock Option Plan (ISO plan); (2) Hadco under its Hadco Corporation Non-Qualified Stock Option Plan dated September 7 1990, Hadco Corporation Non-Qualified Stock Option Plan dated November 5, 1995, and Hadco Corporation 1998 Stock Plan; and
(3) SCI under its 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan, in order to:

      -  align employee and stockholder interests; and

      - provide incentives for employees to achieve high levels of performance.

      The Offer provides an opportunity for us to offer our eligible employees a valuable incentive to stay with Sanmina-SCI. Some of our outstanding options, whether or not they are currently exercisable, have exercise prices that are significantly higher than the current market price of our shares (that is, these options are currently "underwater"). By making this Offer to exchange outstanding options for a New Option that will have an exercise price equal to the fair market value of the shares on the grant date, we intend to provide our eligible employees with the benefit of owning options that over time may have a greater potential to increase in value. However, because we will grant the New Option no earlier than the first business day that is six months and one day after the Cancellation Date, there is a risk that the New Option may have a higher exercise price than some or all of our currently outstanding options.

      From time to time we engage in strategic transactions with business partners, customers and other third parties. We may engage in transactions in the future with these or other companies which could significantly change our structure, ownership, organization or management or the make-up of our Board of Directors, and which could significantly affect the price of our shares. If we engage in such a transaction or transactions before the date we grant the New Option, our shares could increase (or decrease) in value, and the exercise price of the New Option could be higher (or lower) than the exercise price of options you elect to have cancelled as part of this Offer. For example, if our common stock was acquired in a cash merger, the fair market value of our common stock, and hence the price at which we grant the New Option, would likely be at a price at or near the cash price being paid for our common stock in the transaction, yielding limited or no financial benefit to a recipient of the New Option for that transaction. In addition, in the event of an acquisition of Sanmina-SCI for stock, tendering option holders might receive a New Option to purchase shares of a different issuer. As is outlined in Section 10, the exercise price of a New Option granted to you in return for your tendered options will be the fair market value of the underlying shares on the date of grant. You will be at risk of any such increase in our share price before the grant date of the New Option for these or any other reasons.

      The Promise to Grant Stock Option which we will give you is a binding commitment, and we will require that any successor to our company be legally obligated by that commitment.

      Subject to the above, and except as otherwise disclosed in this Offer to Exchange or in our filings with the Securities and Exchange Commission, we presently have no plans or proposals that relate to or would result in:

      - any extraordinary transaction, such as a merger, consolidation, reorganization or liquidation, involving us or any of our subsidiaries;

      - any purchase, sale or transfer of a material amount of our assets or any of our subsidiaries;

      - any material change in our present dividend rate or policy, or our indebtedness or capitalization;

      - any change in our present Board of Directors or management, including a change in the number or term of directors or to fill any existing board vacancies or to change any executive officer's material terms of employment;

      -  any other material change in our corporate structure or business;

      - our common stock being delisted from a national securities exchange or not being authorized for quotation in an automated quotation system operated by a national securities association;

      - our common stock becoming eligible for termination of registration pursuant to Section 12(g)(4) of the Securities Exchange Act;

      - the suspension of our obligation to file reports pursuant to Section 15(d) of the Securities Exchange Act; or

      - the acquisition by any person of an amount of our securities or the disposition of an amount of any of our securities, or any change in charter or bylaws, or any actions which may impede the acquisition of control of us by any person.

      Neither we nor our Board of Directors make any recommendation as to whether you should tender or not tender your options, nor have we authorized any person to make any such recommendation. You are urged to evaluate carefully all of the information in this Offer and to consult your own investment and tax advisors. Bearing the risks of this Offer in mind, you must make your own decision whether or not to tender your options for exchange.

      4. PROCEDURES FOR TENDERING OPTIONS.

      Proper Tender of Options.

      To validly tender your Old Options through the Offer, you must, in accordance with the terms of the Election Form, properly complete, execute, and deliver the Election Form and any other required documents to your local Human Resources Representative in the envelope provided to you with your Offer documents. Your local Human Resources Representative must receive all of the required documents before the Expiration Date (which is expected to be 5:00 p.m., Pacific Time, on March 4, 2003).

      THE DELIVERY OF ALL DOCUMENTS, INCLUDING ELECTION FORMS AND ANY NOTICES TO CHANGE ELECTION FROM ACCEPT TO REJECT AND ANY OTHER REQUIRED DOCUMENTS, IS AT YOUR RISK. IN ALL CASES, YOU SHOULD ALLOW SUFFICIENT TIME TO ENSURE TIMELY DELIVERY.

      Determination of Validity; Rejection of Options; Waiver of Defects; No Obligation to Give Notice of Defects.

      We will determine, in our sole discretion, all questions as to the form of documents and the validity, form, eligibility, including time of receipt, and acceptance of any tender of options. Our determination of these matters will be final and binding on all parties. We reserve the right to reject any or all tenders of options that we determine are not in appropriate form or that we determine are unlawful to accept. Otherwise, we will accept properly and timely tendered options that are not validly withdrawn. We also reserve the right to waive any of the conditions of the Offer or any defect or irregularity in any tender of any particular options or for any particular option holder, provided that if we grant any such waiver, it will be granted to all option holders and tenders of options. No tender of options will be deemed to have been properly made until all defects or irregularities have been cured by the tendering option holder or waived by us. Neither we nor any other person is obligated to give notice of any defects or irregularities in tenders, nor will anyone incur any liability for failure to give any notice. This is a one-time offer, and we will strictly enforce the Offer period, subject only to an extension which we may grant in our sole discretion.

      Our Acceptance Constitutes an Agreement.

      Your tender of options pursuant to the procedures described above constitutes your acceptance of the terms and conditions of the Offer. OUR ACCEPTANCE FOR EXCHANGE OF YOUR OPTIONS TENDERED BY YOU THROUGH THE OFFER WILL CONSTITUTE A BINDING AGREEMENT BETWEEN SANMINA-SCI AND YOU UPON THE TERMS AND SUBJECT TO THE CONDITIONS OF THE OFFER.

      Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly after the Expiration Date all properly tendered options that have not been validly withdrawn.

      5. WITHDRAWAL RIGHTS AND CHANGE OF ELECTION.

      You may only withdraw your tendered options or change your election in accordance with the provisions of this Section.

      You may withdraw your tendered options at any time before 5 p.m., Pacific Time, on March 4, 2003. If we extend the Offer beyond that time, you may withdraw your tendered options at any time until the extended expiration of the Offer. In addition, if we have not accepted your tendered options for exchange by March 4, 2003, you may withdraw your tendered options at any time after March 31, 2003.

      To validly withdraw tendered options, you must deliver to your local Human Resources Representative, in accordance with the procedures listed in Section 4 above, a signed and dated Notice to Change Election From Accept to Reject, with the required information, while you still have the right to withdraw the tendered options.

      To validly change your election regarding the tender of particular options, you must deliver a new Election Form to your local Human Resources Representative, in accordance with the procedures listed in Section 4 above. If you deliver a new Election Form that is properly signed and dated, it will replace any previously submitted Election Form, which will be disregarded. The new Election Form must be signed and dated and completed in accordance with its instructions.

      Except as described in the following sentence, the Notice to Change Election From Accept to Reject and any new or amended Election Form must be executed by the option holder who tendered the options to be withdrawn exactly as the option holder's name appears on the Personnel Summary (enclosed in the package containing the Offer documents). If the signature is by a trustee, executor, administrator, guardian, attorney-in-fact, officer of a corporation or another person acting in a fiduciary or representative capacity, the signer's full title and proper evidence of the authority of such person to act in that capacity must be indicated on the Notice to Change Election From Accept to Reject or any new or amended Election Form.

      You may not rescind any withdrawal, and any options you withdraw will thereafter be deemed not properly tendered for purposes of the Offer, unless you properly re-tender those options before the Expiration Date by following the procedures described in Section 4.

      Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice to Change Election From Accept to Reject or any new or amended Election Form, nor will anyone incur any liability for failure to give any notice. We will determine, in our sole discretion, all questions as to the form and validity, including time of receipt, of Notices to Change Election From Accept to Reject and new or amended Election Forms. Our determination of these matters will be final and binding.

      6. ACCEPTANCE OF OPTIONS FOR EXCHANGE AND ISSUANCE OF THE NEW
OPTION.

      Upon the terms and conditions of the Offer and promptly following the Expiration Date, we will accept for exchange and cancel options properly tendered and not validly withdrawn before the Expiration Date. Once the options are cancelled, you will no longer have any rights with respect to those options. Subject to the terms and conditions of this Offer, if your options are properly tendered and accepted for exchange, these options will be cancelled as of the date of our acceptance, which we anticipate the Cancellation Date to be March 10, 2003, and you will be granted a New Option no earlier than the first business day that is six months and one day after the Cancellation Date. Our Board of Directors intends to grant the New Option promptly after the date that is at least six months and one day after the Cancellation Date. Thus, subject to the terms and conditions of this Offer, if your Old Options are properly tendered by March 4, 2003, the scheduled Expiration Date of the Offer, and accepted for exchange and cancelled on March 10, 2003, you will be granted a New Option no earlier than September 11, 2003 and no later than September 17, 2003. If we accept and cancel options properly tendered for exchange after March 10, 2003, the period in which the New Option will be granted will be similarly delayed. Promptly after the Expiration Date, we will issue to you a Promise to Grant Stock Option, by which we will commit to grant stock options to you in accordance with the terms of this Offer on a date no earlier than September 11, 2003.

      If we accept Old Options you tender in the Offer, you will not be granted any additional options until at least the grant date for your New Option. We will defer the grant to you of these additional options to avoid incurring compensation expense against our earnings because of accounting rules that could apply to these interim option grants as a result of the Offer. However, you will not receive any options if you are no longer an employee of Sanmina-SCI or one of our subsidiaries on the date the New Option is to be granted.

      Your New Option will entitle you to purchase the same number of shares as the number of shares subject to Old Options you tender. The number of shares subject to your New Option will be as adjusted for any stock splits, stock dividends and similar events. If, for any reason, you are not an employee of Sanmina-SCI or one of our subsidiaries through the date we grant the New Option, you will not receive a New Option or other compensation in exchange for your tendered options which have been cancelled pursuant to this Offer.

      We are not accepting partial tenders of options. However, you may tender the remaining portion of an option which you have partially exercised. Accordingly, you may tender one or more of your option grants, but you may only tender all of the unexercised shares covered by each option grant or none of those shares.

      If you decide to tender any of your Old Options, then all of your options that were granted to you during the six-month period prior to the commencement of this offer (that is, since August 3, 2002) will automatically be cancelled and exchanged in accordance with the terms of this Offer. For example, if you received an option grant in June 2001 and a grant in September 2002 and you tender your June 2001 option grant, your September 2002 option grant will automatically be tendered together with such option and will be cancelled and exchanged in accordance with the terms of this Offer. For these purposes, the term "OLD OPTION" includes any such options. Please note that if you exercise any such option following the commencement of the Offer (i.e., February 3, 2003), you will not be eligible to participate in the Offer.

      For purposes of the Offer, we will be deemed to have accepted for exchange options that are validly tendered and not properly withdrawn as, if and when we give oral or written notice to the option holders of our acceptance for exchange of such options, which notice may be made by press release, inter-office memorandum or e-mail. Subject to our rights to extend, terminate and amend the Offer, we currently expect that we will accept promptly following the Expiration Date all properly tendered options that are not validly withdrawn. We will send a Promise to Grant Stock Option to each option holder from whom we accept properly tendered options.

      7. CONDITIONS OF THE OFFER.

      Notwithstanding any other provision of the Offer, we will not be required to accept any options tendered for exchange, and we may terminate or amend the Offer, or postpone our acceptance and cancellation of any options tendered for exchange, in each case, subject to Rule 13e-4(f)(5) under the Securities Exchange Act, if at any time on or after February 3, 2003, and prior to the Expiration Date, any of the following events has occurred, or has been determined by us to have occurred, and, in our reasonable judgment in any case and regardless of the circumstances giving rise to the event, including any action or omission to act by us, the occurrence of such event or events makes it inadvisable for us to proceed with the Offer or with such acceptance and cancellation of options tendered for exchange:

      - there shall have been threatened or instituted or be pending any action or proceeding by any governmental, regulatory or administrative agency or authority that directly or indirectly challenges the making of the Offer, the acquisition of some or all of the tendered options pursuant to the Offer, or the issuance of the New Option, or otherwise relates in any manner to the Offer, or that, in our reasonable judgment, could materially and adversely affect our business, condition, income, operations or prospects or materially impair (such as by increasing the accounting or other costs of the Offer to Sanmina-SCI) the contemplated benefits of the Offer to Sanmina-SCI where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Sanmina-SCI and to achieve high levels of performance;

      - there shall have been any action threatened, pending or taken, or approval withheld, or any statute, rule, regulation, judgment, order or injunction threatened, proposed, sought, promulgated, enacted, entered, amended, enforced or deemed to be eligible to the Offer or Sanmina-SCI, by any court or any authority, agency or tribunal that, in our reasonable judgment, would or might directly or indirectly:

            (a) make the acceptance for exchange of, or issuance of the New Option for, some or all of the tendered options illegal or otherwise restrict or prohibit consummation of the Offer or that otherwise relates in any manner to the offer;

            (b) delay or restrict our ability, or render us unable, to accept for exchange, or issue the New Option for, some or all of the tendered options;

            (c) materially impair (such as by increasing the accounting or other costs of the Offer to Sanmina-SCI) the contemplated benefits of the Offer to Sanmina-SCI where the contemplated benefits include the opportunity for us to align employee and stockholder interests and offer eligible employees a valuable incentive to stay with Sanmina-SCI and to achieve high levels of performance; or

            (d) materially and adversely affect Sanmina-SCI's business, condition, income, operations or prospects or materially impair the contemplated benefits of the Offer to Sanmina-SCI;

      - there shall have occurred any change, development, clarification or position taken in generally accepted accounting standards that could or would require us to record compensation expense against our earnings in connection with the Offer for financial reporting purposes;

      - a tender or exchange offer for some or all of our shares, or a merger or acquisition proposal for Sanmina-SCI, shall have been proposed, announced or made by another person or entity or shall have been publicly disclosed;

      - any change or changes shall have occurred in Sanmina-SCI's business, condition, assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is materially adverse to Sanmina-SCI or will materially and adversely impair the contemplated benefits of the Offer to Sanmina-SCI.

      The conditions of the Offer are for Sanmina-SCI's benefit. We may assert them in our sole discretion regardless of the circumstances giving rise to them before the Expiration Date. We may waive them, in whole or in part, at any time and from time to time prior to the Expiration Date, in our sole discretion, whether or not we waive any other condition of the Offer. Our failure at any time to exercise any of these rights will not be deemed a waiver of any such rights. The waiver of any of these rights with respect to particular facts and circumstances will not be deemed a waiver with respect to any other facts and circumstances. Any determination we make concerning the events described in this
Section 7 will be final and binding upon all persons.

      8. SOURCE AND AMOUNT OF CONSIDERATION.

      Consideration.

      We will issue the New Option to purchase shares of our common stock under our 1999 Stock Plan in exchange for the outstanding options properly tendered and accepted for exchange by us, which will be cancelled. The number of shares subject to the New Option to be granted to each option holder will be equal to the number of unexercised shares subject to options tendered by the option holder and accepted for exchange and cancelled by us. The number of shares subject to the New Option will be adjusted for any stock splits, reverse stock splits, stock dividends and similar events. If we receive and accept tenders of all outstanding Old Options from eligible employees, subject to the terms and conditions of this Offer, we will grant New Options to purchase a total of approximately 23,216,047 shares of common stock. The shares issuable upon exercise of these New Options would equal approximately 4% of the total shares of our common stock outstanding as of January 15, 2003.

      9. EFFECT OF A CHANGE OF CONTROL PRIOR TO THE GRANTING OF NEW
OPTIONS.

      If we are acquired or involved in a similar transaction before the New Option is granted, we would require the surviving corporation to assume our obligation to grant the New Option. The Promise to Grant Stock Option that we will give you is a binding commitment, and we will require any successor to our company to be legally bound by that commitment. The New Option would still be granted on the new grant date, but they would be options to purchase the shares of the surviving corporation. The exercise price would be equal to the fair market value of the surviving company's stock on the date of grant.

      You should be aware that these types of transactions could have substantial effects on our share price, including potentially substantial appreciation in the price of our shares. Depending on the structure of this type of transaction, tendering option holders might be deprived of any further price appreciation in the shares associated with the New Option. For example, if our shares were acquired in a cash merger, the fair market value of our shares, and hence the price at which we grant the New Option, would likely be a price at or near the cash price being paid for the shares in the transaction, yielding limited or no financial benefit to a recipient of the New Option for that transaction. In addition, in the event of an acquisition of our company for stock, tendering option holders might receive a New Option to purchase shares of a different issuer.

      10. TERMS OF NEW OPTIONS.

      The New Option will be granted under the Sanmina-SCI Corporation 1999 Stock Plan. If you are an employee in France, the New Option will be subject to the provisions of an addendum to the Sanmina-SCI Corporation 1999 Stock Plan that will allow the New Option to be eligible for favorable tax treatment in France. A new option agreement will be entered into between Sanmina-SCI and each option holder who has tendered options in the Offer for every New Option granted. The terms and conditions of the New Option may vary from the terms and conditions of the options tendered for exchange but generally will not substantially and adversely affect the rights of option holders; provided, however, that if you are an employee who resides outside of the U.S., the terms and conditions of the New Option will be set forth in a separate agreement between you and Sanmina-SCI which may vary depending on your country of residence.

      If your current options are incentive stock options, your New Option will be granted as an incentive stock option. However, if the New Option is granted as an incentive stock option, one requirement for options to qualify as incentive stock options under current U.S. tax laws is that the value of shares subject to options that first become exercisable by the option holder in any calendar year cannot exceed $100,000, as determined using the option exercise price. The excess value is deemed to be a non-statutory stock option, which is an option that is not qualified to be an incentive stock option under current U.S. tax laws. It is possible that by participating in this exchange, your options will exceed this limit and will be treated as nonstatutory stock options. The following description summarizes the material terms of the Plan and the options granted thereunder.

      General.

      The maximum number of shares currently reserved through the exercise of options granted for issuance under the Sanmina-SCI Corporation 1999 Stock Plan is 45,896,428. As of January 15, 2003, 20,248,412 shares are available for grant under such plan. The plan permits the granting of options that qualify as incentive stock options (ISOS) as well as nonstatutory stock options (NSOS). The Sanmina-SCI Corporation 1999 Stock Plan has an addendum that permits options to be granted to employees in France to qualify for favorable tax treatment in France.

      Administration.

      The Sanmina-SCI Corporation 1999 Stock Plan is administered by the Board of Directors or the Compensation Committee appointed by the Board of Directors (the "ADMINISTRATOR"). Subject to the other provisions of the plan, the Administrator has the power to determine the terms and conditions of the options granted, including the fair market value of the shares, the number of shares subject to the option and the exercisability of the options.

      Term.

      Your New Option will expire ten (10) years from the date of grant or earlier upon your termination of employment with Sanmina-SCI or one of its subsidiaries.

      Termination.

      The termination of your option under the circumstances specified in this section will result in the termination of your interests in the plans. In addition, your option may terminate, together with our stock option plans and all other outstanding options issued to other employees, following the occurrence of certain corporate events, as described below.

      In the event your status as an employee terminates, you may exercise your option within such period of time as is determined by the Administrator at the time of grant, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate. If you work or reside in Canada, then for purposes of being able to exercise your option, your employment with Sanmina-SCI or one of its subsidiaries will be considered to have been terminated on the earlier of (i) the date your employment with Sanmina-SCI or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Sanmina-SCI or one of its subsidiaries.

      In the event your status as an employee terminates as a result of a disability, you may exercise your option, but only within twelve (12) months from the date of termination, and only to the extent that you are entitled to exercise it at the date of termination. To the extent that you are not entitled to exercise an option at the date of termination, and to the extent that you do not exercise such option within the time specified, the option shall terminate.

      In the event of your termination due to your death, your estate or a person who acquired the right to exercise your option by bequest or inheritance may exercise the option, but only within twelve (12) months following the date of death, and only to the extent that you were entitled to exercise it at the date of death; provided, however, that if you are an employee in France and your New Option is subject to the terms and conditions of the French Addendum to the Sanmina-SCI Corporation 1999 Stock Plan, your option will be exercisable for six
(6) months following your death. To the extent that you were not entitled to exercise an option at the date of death, and to the extent that your estate or a person who acquired the right to exercise such option does not exercise such option within the time specified herein, the option shall terminate.

      Exercise Price.

      The Administrator determines the exercise price at the time the option is granted. For all eligible employees, the exercise price per share of the New Options will be 100% of the fair market value on the date of grant, as determined by the closing price of our common stock reported by the Nasdaq National Market for the date of grant (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the common stock during the twenty trading days prior to the date of grant).

      Vesting and Exercise.

      Each stock option agreement specifies the term of the option and the date when the option becomes exercisable. The terms of vesting are determined by the Administrator.

      The New Option will be vested on its date of grant as to one-eighth (1/8th) of the shares subject to the New Option and shall vest as to one forty-eighth (1/48th) of the shares subject to the New Option each month thereafter on the same day of the month as the Cancellation Date so that the New Option will be fully vested and exercisable four (4) years from the Cancellation Date, subject to the eligible employees' continued employment with Sanmina-SCI or one of our subsidiaries on each such date; provided, however, that if the New Option is granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan, the New Option may not be exercised for at least one year following the grant date of the New Option. For example, if you tender an outstanding Old Option covering 1,200 shares of our common stock and we accept and cancel that Old Option on March 10, 2003, then assuming the corresponding New Option is granted on September 11, 2003, the New Option will be vested as to 150 shares on its date of grant and 25 additional shares will vest on the 10th of each month thereafter, subject to your continued employment with Sanmina-SCI or one of its subsidiaries on each such date. Please note that if you work or reside in Canada, then for purposes of vesting, your employment with Sanmina-SCI or one of its subsidiaries will be considered to have been terminated on the earlier of
(i) the date your employment with Sanmina-SCI or one of its subsidiaries actually terminates, or (ii) the date your employer provides you with notice of termination from Sanmina-SCI or one of its subsidiaries.

      PLEASE NOTE THAT IF SOME OF YOUR OLD OPTIONS CONSIST OF OPTIONS WE ASSUMED UPON OUR ACQUISITION OF SCI, THE NEW OPTION WILL NOT CONTAIN ANY SPECIAL VESTING PROVISIONS UPON YOUR RETIREMENT WITH SANMINA-SCI OR OTHERWISE THAT MAY CURRENTLY APPLY TO SUCH OLD OPTIONS.

      Payment of Exercise Price.

      You may exercise your option, in whole or in part, by delivery of a written notice to us together with a share subscription or purchase form which is accompanied by payment in full of the eligible exercise price (together with any applicable withholding taxes). The permissible methods of payment of the option exercise price are:

      -  cash;

      -  check;

      - other shares, provided shares acquired directly or indirectly from Sanmina-SCI, (a) have been owned by you for more than six months on the date of surrender, (b) have a fair market value on the date of surrender not greater than the aggregate exercise price of the shares as to which said option shall be exercised, and (c) are of the same class of stock as the shares to be purchased; and

      - consideration received pursuant to a cashless exercise program adopted by us in connection with the Plan (for those employees resident in China, this is the only permissible method of payment).

      Adjustments Upon Certain Events.

      If there is a change in our capitalization, such as a stock split, reverse stock split, stock dividend, combination or reclassification or other similar event, and the change results in an increase or decrease in the number of issued shares without receipt of consideration by us, an appropriate adjustment will be made to the price of each option and the number of shares subject to each option.

      In the event there is a sale of all or substantially all of our assets, or we merge with another corporation, your options will be assumed or replaced with new options of the successor corporation. If the successor corporation does not assume or substitute your options, they will automatically become fully vested and exercisable for fifteen (15) days from the date we provide you with notice of the accelerated vesting and the option will terminate at the end of such time period.

      In the event there is a liquidation or dissolution of Sanmina-SCI, your outstanding options will terminate immediately prior to the consummation of the liquidation or dissolution. The Administrator may, however, provide for the accelerated exercisability of any option.

      Termination of Employment.

      If, for any reason, you are not an employee of Sanmina-SCI or one of our subsidiaries from the date you tender options through the date we grant the New Option, you will not receive a New Option or any other compensation in exchange for your tendered options that have been accepted for exchange. This means that if you resign, with or without good reason, or die, or we terminate your employment, with or without cause, before the date we grant the New Option, you will not receive anything for the Old Options that you tendered and, because we will have cancelled the Old Options that you tendered, we will not be able to return your Old Options to you.

      Transferability of Options.

      Unless determined otherwise by the Administrator, the New Option may not be sold, pledged, assigned, hypothecated, transferred or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during your lifetime, only by you. If the Administrator makes an option transferable, such option shall contain such additional terms and conditions, as the Administrator deems appropriate.

      Registration and Sale of Option Shares.

      45,896,428 shares of common stock issuable upon exercise of options under the Sanmina-SCI Corporation 1999 Stock Plan have been registered under the Securities Act of 1933, as amended (the "SECURITIES ACT") on registration statements on Form S-8 filed with the SEC. All the shares issuable upon exercise of all New Options to be granted pursuant to the Offer will be registered under the Securities Act. Unless you are one of our affiliates, you generally will be able to sell your option shares free of any transfer restrictions under applicable U.S. securities laws; provided, however, that if your New Option is granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan, you generally will not be permitted to sell any shares acquired upon exercise of the New Option until the fourth anniversary of the grant date of the New Option.

      U.S. Federal Income Tax Consequences.

      You should refer to Section 17 of this Offer to Exchange for a discussion of the U.S. federal income tax consequences relating to the New Option, and the options tendered for exchange, as well as the consequences of accepting or rejecting the New Option under this Offer to Exchange. You should refer to Section 18 of this Offer to Exchange for a discussion of the tax consequences relating to the New Option, as well as the consequences of participating in the Offer, if you are resident outside of the U.S. We recommend that you consult with your own tax advisor to determine the tax and social insurance consequences of this transaction under the laws of the country in which you live and work and if you may be subject to the tax laws of more than one country.

      Our statements in this Offer to Exchange concerning the Sanmina-SCI Corporation 1999 Stock Plan and the New Option are merely summaries and do not purport to be complete. The statements are subject to, and are qualified in their entirety by reference to, all provisions of the Sanmina-SCI Corporation 1999 Stock Plan and the applicable form of option agreement thereunder. Please contact our local Human Resources Representative to receive a copy of either plan and the form of option agreements thereunder. We will promptly furnish you copies of these documents at our expense.

      Accounting Consequences.

      You should refer to Section 15 of this Offer to Exchange for a discussion of the financial accounting consequences relating to the New Option, the options tendered for exchange, as well as the consequences of Offer to Sanmina-SCI.

      11. INFORMATION CONCERNING SANMINA-SCI.

      Our principal executive offices are located at 2700 North First Street, San Jose, California 95134, and our telephone number is (408) 964-3500.

      Sanmina-SCI is a leading electronics contract manufacturer serving the fastest-growing segments of the $130 billion global electronics manufacturing services (EMS) market. Recognized as a technology leader, Sanmina-SCI provides end-to-end manufacturing solutions, delivering unsurpassed quality and support to large OEMs primarily in the communications, defense and aerospace, industrial and medical instrumentation, computer technology and multimedia sectors of the market. Sanmina-SCI has over 100 facilities strategically located in key regions throughout the world. More information regarding Sanmina-SCI is available at .

      12. FINANCIAL INFORMATION.

      Schedule B to this Offer to Exchange are our financial statements that are included in our Annual Report on Form 10-K for the fiscal year ended September 28, 2002, filed with the SEC on December 4, 2002. See "Additional Information" beginning on page 55 for instructions on how you can obtain more complete financial information by accessing our public filings with the SEC, including the filings that contain our financial statements attached to this Offer to Exchange.

      13. PRICE RANGE OF SHARES UNDERLYING THE OPTIONS.

      The shares underlying your options are currently traded on the Nasdaq National Market under the symbol "SANM". The following table shows, for the periods indicated, the high and low closing sales prices per share of our common stock as reported by the Nasdaq National Market.

                                                      HIGH               LOW
                                                      ----               ---
FISCAL YEAR 2002
    Quarter ended December 29................        $25.65          $12.94
    Quarter ended March 30...................        $23.80          $9.57
    Quarter ended June 29....................        $13.98          $5.75
    Quarter ended September 28...............         $7.09           $2.45

FISCAL YEAR 2001
    Quarter ended December 30................        $60.50          $29.59
    Quarter ended March 31...................        $54.75          $18.50
    Quarter ended June 30....................        $38.20          $17.53
    Quarter ended September 29...............        $24.00          $11.64

FISCAL YEAR 2000
    Quarter ended January 1..................        $27.02          $18.99
    Quarter ended April 1....................        $33.78          $22.94
    Quarter ended July 1.....................        $42.75          $24.66
    Quarter ended September 30...............        $59.00          $41.22

      As of January 15, 2003, the last reported sale price during regular trading hours of our common stock, as reported by the Nasdaq National Market was $5.00 per share. Please contact your local Human Resources Representative for information of how to obtain Sanmina-SCI's current stock price.

      We recommend that you evaluate current market quotes for our common stock, among other factors, before deciding whether or not to tender your options.

      14. INTERESTS OF DIRECTORS AND OFFICERS; TRANSACTIONS AND ARRANGEMENTS CONCERNING THE OPTIONS.

      A list of our directors and executive officers is attached to this Offer to Exchange as Schedule A. As of January 15, 2003, our executive officers and non-employee directors (14 persons) as a group owned options outstanding under the Sanmina-SCI Corporation 1990 Stock Plan, the Sanmina-SCI Corporation 1995 Stock Option Plan, Sanmina-SCI 1996 Non-Qualified Plan, the Sanmina-SCI Corporation 1999 Stock Plan and upon our acquisition of SCI under its 2000 Stock Incentive Plan, 1994 Stock Option Incentive Plan, and Non Qualified Stock Option Plan to purchase a total of 15,322,931 of our shares, which represented approximately 29% of the shares subject to all options outstanding under those plans as of that date. In the event this information materially changes between the date stated above and the date we announce the Offer, we will provide you with an update of such information.

      The options to purchase our shares owned by non-employee directors and our Chief Executive Officer, Chief Operating Officer and Chief Financial Officer are not eligible to be tendered in the Offer. None of our affiliates are participating in this Offer.

      In the 60 days prior to and including January 15, 2003, none of the executive officers and directors of Sanmina-SCI had any transactions involving options to purchase our common stock or in our common stock. In the event that there are any transactions involving any of our executive officers or directors with respect to options to purchase our common stock or in our common stock between the date stated above and the date the Offer commences, we will provide you with an update of such transactions. If you receive no update from us, you can assume that no such transactions have taken place.

      15. STATUS OF OPTIONS ACQUIRED BY US IN THE OFFER; ACCOUNTING CONSEQUENCES OF THE OFFER.

      Options we acquire through the Offer will be cancelled and the shares subject to those options will be returned to the pool of shares available for grants under the plans from which they were originally issued. We do not grant options from option plans that we assume in connection with acquisitions and we no longer make option grants under the Sanmina-SCI Corporation 1990 Stock Plan. Any shares that return to the Sanmina-SCI Corporation 1999 Stock Plan will be available for the issuance of New Options. To the extent these shares are not fully reserved for issuance upon exercise of the New Options to be granted in connection with the Offer, the shares returned to the Sanmina-SCI Corporation 1999 Stock Plan will be available for future awards to employees and other eligible plan participants without further stockholder action, except as required by applicable law or the rules of the Nasdaq National Market or any other securities quotation system or any stock exchange on which our shares are then quoted or listed.

      We believe that we will not incur any compensation expense solely as a result of the transactions contemplated by the Offer because:

      - we will grant New Options no earlier than the first business day that is six months and one day after the date that we accept and cancel options tendered for exchange, and

      - the exercise price of all New Options will equal the market value of the shares of common stock on the date we grant the New Options (the exercise price for New Options granted under the French addendum to the Sanmina-SCI Corporation 1999 Stock Plan will in no event be less than 80% of the average fair market value of the common stock during the twenty trading days prior to the date of grant).

      If we were to grant the New Option on any date which is earlier than six months and one day after the Cancellation Date, we would be subject to onerous accounting charges. We would be required for financial reporting purposes to treat the New Option as a variable award. This means that we would be required to record the non-cash accounting impact of decreases and increases in our share price as a compensation expense for each New Option issued under this Offer. We would have to continue this variable accounting for these New Options until they were exercised, forfeited or terminated. The higher the market value of our shares, the greater the compensation expense we would have to record. By deferring the grant of the New Option for six months and one day, we believe we will not have to treat the New Option as a variable award.

      16. LEGAL MATTERS; REGULATORY APPROVALS.

      We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of options and issuance of the New Option as contemplated by the Offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our options as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under the Offer to accept tendered options for exchange and to issue the New Option for tendered options is subject to the conditions described in Section 7.

      If we are prohibited by applicable laws or regulations from granting the New Option during the period beginning immediately after the day that is six months and one day from the Cancellation Date, in which period we currently expect to grant the New Option, we will not grant a New Option. Such a prohibition could result from changes in foreign or domestic laws, SEC rules, regulations or policies or Nasdaq National Market listing requirements. We are unaware of any such prohibition at this time, and we will use reasonable efforts to effect the grant, but if the grant is prohibited throughout the period we will not grant a New Option and you will not get any other compensation for the options you tendered. We do not anticipate any such prohibitions and are referring to the possibility in an abundance of caution.

      17.   MATERIAL US FEDERAL INCOME TAX CONSEQUENCES.

      The following is a general summary of the material U.S. federal income tax consequences of the exchange of options pursuant to the Offer. This discussion is based on the Internal Revenue Code, its legislative history, Treasury Regulations thereunder and administrative and judicial interpretations thereof as of the date of the Offer, all of which are subject to change, possibly on a retroactive basis. This summary does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. If you are an eligible employee based outside of the United States, we recommend that you consult with your own tax advisor to determine the tax and social contribution consequences of the Offer under the laws of the country in which you live and work or under which you are otherwise subject to taxation (please see Section 18).

      Option holders who exchange outstanding options for a New Option should not be required to recognize income for federal income tax purposes at the time of the exchange. We believe that the exchange will be treated as a non-taxable exchange. We advise all option holders considering exchanging their options to meet with their own tax advisors with respect to the federal, state, and local tax consequences of participating in the Offer.

      Incentive Stock Options ("ISOS")

      In general, an option holder will not realize taxable income upon the exercise of an ISO. However, an option holder's alternative minimum taxable income will be increased by the amount that the aggregate fair market value of the shares underlying the option, which is generally determined as of the date of exercise, exceeds the aggregate exercise price of the option. If an option holder sells the option shares acquired upon exercise of an ISO in a qualifying disposition, any excess of the sale price of the option shares, over the exercise price of the option will be treated as long-term capital gain taxable to the option holder at the time of the sale. Any such capital gain will be taxed at the long-term capital gain rate in effect at the time of sale. In this event we will not be entitled to any tax deduction. The disposition of the option shares is qualifying if it is made:

      -  more than two years after the date the ISO was granted, and

      -  more than one year after the date the ISO was exercised.

      If you dispose of the shares before either holding period, the lesser of
(i) the excess of the fair market value of the shares at the date of exercise over the exercise price, or (ii) the excess of the fair market value at the time of disposition over the exercise price, will be taxable income to you at the time of the disposition. Any additional gain or loss, if any, will be long-term gain or short-term capital gain or loss, depending upon whether or not the shares were sold more than one year after the option was exercised. We will be entitled to a tax deduction equal to the amount of any income you recognize upon a disqualifying disposition.

      You should note that there is a risk that any ISO you hold may be affected, even if you do not participate in the exchange. We believe that you will not be subject to current U.S. federal income tax if you do not elect to participate in the option exchange program. We also believe that the option exchange program will not change the U.S. federal income tax treatment of subsequent grants and exercises of your ISO (and sales of shares acquired upon exercise of such options) if you do not participate in the option exchange program.

      However, the IRS may characterize the option exchange program as a "modification" of those ISOs, even if you decline to participate. In 1991, the IRS issued a private letter ruling in which another company's option exchange program was characterized as a "modification" of the ISO that could be exchanged. This does not necessarily mean that our offer to exchange options will be viewed the same way. Private letter rulings issued by the IRS contain the IRS's opinion regarding only the specific facts presented by a specific person or company. The person or company receiving the letter may rely on it, but no other person or company may rely on the letter ruling or assume the same opinion would apply to their situation, even if the facts at issue are similar. While such letters do not provide certainty, they may indicate how the IRS will view a similar situation. We, therefore, do not know if the IRS will assert the position that our offer constitutes a "modification" of ISOs that can be tendered. A successful assertion by the IRS of this position could extend the options' holding period to qualify for favorable tax treatment. Accordingly, to the extent you dispose of your ISO shares prior to the lapse of the new extended holding period, your ISO could be taxed similarly to an NSO.

      Nonstatutory Stock Options ("NSOS")

      Under current law, an option holder will not realize taxable income upon the grant of an NSO. However, when an option holder exercises the option, the difference between the exercise price of the option, and the fair market value of the shares subject to the option on the date of exercise will be compensation income taxable to the option holder and is subject to withholding if the option holder is an employee.

      We will be entitled to a deduction equal to the amount of compensation income taxable to the option holder if we comply with eligible reporting requirements.

      We recommend that you consult your own tax advisor with respect to the federal, state and local tax consequences of participating in the Offer.

      18.   MATERIAL NON-US TAX CONSEQUENCES.

      The following are general summaries of the tax consequences of the cancellation of existing options and the grant of the New Option under the Offer for eligible employees who are tax residents (or otherwise subject to the tax laws) of Australia, Canada, China, Finland, France, Germany, Hong Kong, Hungary, Ireland, Israel, Japan, Malaysia, Mexico, the Netherlands, Singapore, Sweden and the United Kingdom. This discussion is based on tax law in these respective countries as of the date of the Offer, which is subject to change, possibly on a retroactive basis. The information may be out of date at the time you exercise your options or sell the shares you acquire upon exercise. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. IF YOU ARE A CITIZEN OR RESIDENT OF ANOTHER COUNTRY OR TRANSFER YOUR RESIDENCE (OR CHANGE CITIZENSHIP DURING THE TERM OF YOUR NEW OPTION) THE INFORMATION IN THIS SUMMARY MAY NOT BE APPLICABLE TO YOU. It is merely intended to alert you to some of the tax information you may want to consider in making your decision. Please note that tax laws change frequently and vary with your individual circumstances. WE RECOMMEND THAT YOU CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES OF PARTICIPATING IN THE OFFER.


                                  AUSTRALIA


      The information provided below is a general summarization of Australian tax implications resulting from the cancellation and grant of options pursuant to the Offer in Australia for employees who reside in Australia during the entire period beginning on the date of cancellation of the Old Options through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Australian tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS AND GRANT OF THE NEW OPTION

      The cancellation of the Old Options MAY BE CONSIDERED A TAXABLE EVENT, AND MAY RESULT IN TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below). Cancellation of the Old Options would be a taxable event unless such cancellation is considered a `loss' of the options without being exercised. Due to the six-month and one day delay between cancellation of the Old Option and grant of the New Option, and the certain requirements to qualify for the receipt of New Option, the cancellation would likely not be considered a `loss', but rather a disposition of the Old Options. If the cancellation is considered to be a disposition, and if you are deemed to receive any `consideration' in connection with the New Option (i.e., if a value can be assigned to the New Option promised to be granted) you will be subject to taxation on this value. Since you are receiving only a conditional (e.g., you must be an employee at the time of grant of the New Option), non-transferable and un-funded promise to receive the New Option in the future, it is likely the deemed value of the New Option would be zero. However, there is a risk that the tax authorities could assign a value to the promised New Option, in which case taxation would occur at the date of cancellation.

      If the cancellation of Old Options is considered a `loss' and/or the promised New Option is considered to have zero value, there would be no tax due. If you elected to be taxed at the date of grant with respect to the Old Option, you should seek a refund of the taxes paid thereon.

      The New Option will be subject to taxation as follows:

            Date of Grant of the New Option:

            As is the general rule for any stock option grant, no income tax liability arises on the date of grant unless you submit an election (together with your annual tax return for the year the New Option is granted) to be taxed at the date of grant. If you make an election to be taxed on the date of grant, the taxable income will be the option's `discount', determined using a statutory valuation formula. Please consult with your tax advisor to confirm the requirements to make such an election, and the calculation of the taxable amount.

            Date of Exercise of the New Option:

            If an election was made for the New Option to be taxed at the date of grant, then no income will be subject to tax on the date of exercise.

            If you did not elect to be taxed at grant, income is recognized at the `cessation time', which is typically the date of exercise. The excess of the FMV of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rates. The spread may also be subject to Medicare Levy.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            If the election to be taxed at grant was made: The excess of the sales price over the cost basis of the stock (being the sum of (i) the exercise price paid to obtain the stock, plus (ii) any `discount' previously taxed at grant) will be taxed as capital gains.

            If the election to be taxed at grant was not made:

            - If the stock is sold within 30 days of the `cessation time' (typically the date of exercise), then there is no capital gains tax upon sale, but rather the taxable amount at the date of sale will be the excess of the sales price over the exercise price of the New Option.

            - If the stock is sold more than 30 days after `cessation time' (typically the exercise date) there is a capital gains tax on the excess of the sales price over the FMV of the stock at the date of exercise.

            If the stock is held for longer than 12 months from the date of exercise, only 50% of the capital gain is subject to taxation.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of Medicare Levy, availability of exemptions or deductions, and any foreign exchange restrictions.


                                    BRAZIL


      The information provided below is a general summarization of the Brazilian tax implications resulting from the cancellation and grant of options pursuant to the Offer in Brazil for employees who reside in Brazil during the entire period beginning on the date of cancellation of the Old Options through and including the date of sale of the shares acquired from the exercise of the New Option. This summary may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise* of the New Option:

            You are limited to the same-day-sale or sell-to-cover method for exercising stock options in Brazil. The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income at your marginal income tax rates.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the preferential tax rate applicable to capital gain.

      * The timing of taxation of stock options is not clear under current Brazilian law. A more aggressive position may be taken that taxation occurs only upon the sale of underlying shares on the difference between the sales price and the exercise price as capital gains; please consult with your stock plan administrator and your tax advisor on this issue. At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, availability of any deductions or exemptions and any foreign exchange restrictions.


                                     CANADA


      The information provided below is a general summarization of Canadian tax implications resulting from the cancellation and grant of options pursuant to the Offer in Canada for employees who reside in Canada during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Canadian tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS AND GRANT OF NEW OPTION

      The cancellation of the Old Options and the grant of the New Option pursuant to the Offer WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY TO YOU (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below), provided the fair market value ("FMV") of Sanmina-SCI common stock continues to rise from the Cancellation Date through the date of grant of the New Option. It is possible that the Canada Customs & Revenue Agency ("CCRA") could consider the cancellation of Old Options to be a disposition, which can RESULT IN TAXATION AT THE DATE OF CANCELLATION on any excess of the FMV of the shares immediately after cancellation, over the deemed value of the promise to grant the New Option (seen as a net benefit). In this case, there is also a risk that ELECTION FOR DEFERRAL OF TAXATION UNTIL THE DATE OF SALE, AND THE 50% STOCK OPTION INCOME EXCLUSION (described below), WOULD NOT BE ALLOWED ON THE NEW OPTION.

      If the CCRA does not consider the cancellation of the Old Options to be a disposition, neither the cancellation of Old Options nor the grant of the New Option will trigger taxation; however, even in this case if the FMV of the shares immediately after the cancellation of Old Options exceeds the deemed value (if any) of the New Option, the ELECTION FOR DEFERRAL OF TAXATION UNTIL THE DATE OF SALE, AND A 50% STOCK OPTION INCOME EXCLUSION (see below), MAY NOT BE ALLOWED ON THE NEW OPTION.

      The New Option will also be subject to taxation as follows:

      Date of Exercise of the New Option:

      The excess of the FMV of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rates. Social taxes may also be due to the extent your maximum contribution limit has not yet been reached.

      Subsequent Sale of the Shares Acquired Upon Exercise of the New Option:

      The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at your marginal income tax rate. Only 50% of any gain upon the disposal of shares acquired through the exercise of stock options would be included for purposes of calculating taxable capital gain in Canada.

      Note: Where you have elected for deferral of taxation until the date of disposal* of the underlying shares, alternative preferential tax treatment is available:

            - One-half of the taxable spread (i.e., 50% of the difference between the FMV at the date of exercise and the exercise price) is subject to tax as employment income at your marginal rate at the date of disposal;

            - One-half of the difference between the sales price and the FMV at the date of exercise is subject to taxation as capital gains at the date of disposal.

      *by way of your sale of underlying shares, death or ceasing Canadian residency

      To be eligible for the deferral and 50% income exclusion on the spread, you must file an election by March 4th of the year following the year of exercise, and file prescribed forms annually until the year of sale. You may defer taxation on income up to the first C$100,000 worth of options vested in a given year. Where no deferral election is filed, or where the specified maximum has been exceeded, the spread will subject to taxation at the date of exercise as described above.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements, the applicability of social taxes, availability of exemptions or deductions, and any foreign exchange restrictions.


                                    CHINA


      The information provided below is a general summarization of the Chinese tax implications resulting from the cancellation and grant of options pursuant to the Offer in China for employees who reside in China during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Chinese tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options under the Exchange Program WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            You are limited to the same-day-sale method for exercising stock options in China. The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income at your marginal income and social tax rates.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the preferential tax rate applicable to capital gain.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.


                                   FINLAND


      The information provided below is a general summarization of Finnish tax implications resulting from the cancellation and grant of options pursuant to the Offer in Finland for employees who reside in Finland during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Finnish tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options pursuant to the Offer WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option pursuant to the Offer WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax and social tax rates. In addition, any vested but unexercised stock options at the end of the tax year (December
      31) are considered taxable assets for Finnish net wealth tax purposes.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at your marginal income tax rate.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.

                                    FRANCE


      The information provided below is a general summarization of French tax implications resulting from the cancellation and grant of options pursuant to the Offer in France for employees who reside in France during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on French tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to enrolling in the Exchange Program, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

                     (i)      Non-Qualified Options

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax and social contributions rates.

                     (ii)     French Qualified Options

            If the four-year holding period is met, then you will not be subject to tax at the date of exercise. Please refer to your French Notice of Exercise and other French plan documentation for more information.

            The taxation of the spread will be deferred until the date of sale of the underlying shares. No tax is due at exercise except if the New Option exercise price is less than 95% of the average fair market value of the shares for the 20 trading days preceding the grant, or 95% of the purchase price of the shares by the company. The difference between the New Option exercise price and 95% (the "excess rebate") is taxed as salary and subject to social contributions. This amount will be added to the basis for calculation of taxable gain at sale.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

                     (iii)    Non-Qualified Options

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the tax rate applicable to capital gain.

                     (iv)     French Qualified Options

            If the four-year holding period and an additional two-year holding period is met (i.e. at least a 6-year period between the grant date of the options and the date of sale of the related stock, including a two-year or more holding period of the stock), the excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the tax rate applicable to capital gain. In addition, the excess of the FMV of the underlying shares at the date of exercise over the exercise price of the New Options is subject to tax as employment income, at a preferential tax rate.

            Please note that if the 4-year holding period is not met between the option grant date and the date of sale, then the entire amount is subject to income tax and social contributions.

                        (1)   Additional Tax Risks

            For French qualified options, in regard to the holding period of the shares between the date of grant and the date of sale (required to obtain preferential tax treatment), the START DATE OF THE HOLDING PERIOD WILL CHANGE TO THE DATE OF GRANT OF THE NEW OPTION.

      Please consult with your local plan coordinator to confirm the conditions of your grant, before exercising stock options in France. Note that your tax answer may differ from the information above, depending on whether the holding periods and conditions (as specified in the Notice of Exercise for France) are met. At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, availability of any exemptions or deductions and any foreign exchange restrictions.


                                   GERMANY


      The information provided below is a general summarization of the German tax implications resulting from the cancellation and grant of options pursuant to the Offer in Germany for employees who reside in Germany during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on German tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise* of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income and social tax rates.

            * Please note that according to a very recent opinion of the German tax authorities, income may be deemed taxable only at the date that the shares are physically transferred to your account (even if this is after the actual date of exercise). Please consult with your tax advisor on this issue.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            Under current law, you will not recognize a taxable gain or loss if the shares are sold more than 12 months from the date of exercise, provided you hold less than 1% of the entire share capital at any time within the 5 years prior to the sale. The sale of the underlying shares will be subject to tax if the period between the exercise date and the date of sale is 12 months or less. In such case 50% of the gain is taxable (the difference between the sales price and the FMV at the date of exercise plus sales costs of the shares). Capital gains will be taxed at the same rates applicable to employment income.

            Please note that according to the draft catalogue of changes in German tax law (which may be put into effect as early as January 1, 2003), the 50% taxable gain resulting from the sale of shares will be taxable irrespective whether the shares are sold within a 12 month period (grandfathering provisions may be available under certain conditions). However, the taxable capital gain will be subject to tax at a flat preferential rate.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any exemptions / deductions and any foreign exchange restrictions.

                                  HONG KONG


      The information provided below is a general summarization of the Hong Kong tax implications resulting from the cancellation and grant of options pursuant to the Offer in Hong Kong for employees who reside in Hong Kong during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Hong Kong tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income at your marginal income tax rates.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The subsequent sale of the shares acquired upon exercise of the New Option is not subject to tax in Hong Kong.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.

                                   HUNGARY


      The information provided below is a general summarization of Hungarian tax implications resulting from the cancellation and grant of options pursuant to the Offer in Hungary for employees who reside in Hungary during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Hungarian tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as ordinary income, at your marginal income and social tax rates.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the preferential tax rate applicable to capital gain.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.

                                   IRELAND


      The information provided below is a general summarization of the Irish tax implications resulting from the cancellation and grant of options pursuant to the Offer in Ireland for employees who reside in Ireland during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Irish tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below). You should disclose the cancellation of the Old Options on your annual tax return in the year that the cancellation occurs.

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below). Details of the New Option granted to you should be disclosed in your annual tax return.

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax* in the tax year of exercise, at your marginal income tax rate. In theory, social security tax is also payable on the spread. In practice, however, the social security liability is rarely collected on stock option income.

            *Deferral of the income tax arising derived from the gain at exercise may be possible. This applies where you make an election to defer the payment of tax to the earlier to the following dates: (a) October 31st in the tax year following the tax year in which the shares are disposed of or (b) October 31st in the eighth tax year from the tax year of exercise. For example, if shares are acquired as a result of exercising a stock option in the 2001 tax year (ending December 31st) and they are sold in the 2003 tax year, the income tax due will not be payable until October 31, 2004 on the condition that an election has been made. Such an election must be made by October 31st t after the tax year in which the option is exercised. If the shares were acquired in 2001 and not sold before October 31, 2007 the deferred income tax must be paid by October 31, 2008. It is the income tax rate that applies in the year of exercise that is used to calculate the deferred gain, payable at the later date. In addition, regarding income tax payable in October, capital gains tax may also be payable if the shares are sold at a profit. Please consult with your tax advisor for more details.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to capital gains tax.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements the applicability of social taxes, availability of exemptions or deductions, and any foreign exchange restrictions.


                                    ISRAEL


      The information provided below is a general summarization of Israeli tax implications resulting from the cancellation and grant of options pursuant to the Offer in Israel for employees who reside in Israel during the entire period beginning on the date of cancellation of the Old Options through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Israeli tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options will not likely be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below). Please note that the there have been recent changes in the legislation governing the taxation of stock options, but the new law does not specifically refer to the cancellation of options.

      GRANT OF NEW OPTION

      The grant of the New Option will not be considered a taxable event and will not result in any tax liability (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below). Please note that the there have been recent changes in the legislation governing the taxation of stock options, but the new law does not specifically refer to the grant of replacement options.

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The taxation of the spread will be deferred until the date of sale of the underlying shares. No tax is due at exercise.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price of the underlying shares over the exercise price of the New Option is subject to taxation at the date of sale of the underlying shares as ordinary income at your marginal income and social tax rates.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator/stock plan administrator (as appropriate): your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements, the applicability of social taxes, any possible preferential tax treatment (and requirements to obtain such treatment) and any foreign exchange restrictions.


                                    JAPAN


      The information provided below is a general summarization of Japanese tax implications resulting from the cancellation and grant of options pursuant to the Offer in Japan for employees, who reside in Japan during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Japanese tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options pursuant to the Offer WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below). Japanese tax law does not specifically refer to the cancellation and grant of options, nor is there precedence in court cases on this subject. Accordingly, and given that participation in the Offer is voluntary, there is risk that the cancellation of an Old Option may be regarded as a disposition of such option, resulting in a taxable event. However, provided that the exercise price of the Old Option is greater than the market price of the underlying shares as of the date of the commencement of the Offer, a position may be taken to not treat the cancellation as a disposition. In this instance, the cancellation of the Old Options would not result in a taxable event.

      GRANT OF NEW OPTION

      The grant of the New Option pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired through the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income at your marginal income tax rates.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the preferential tax rate applicable to capital gain.

      Note: At the time of future exercise of the New Option and sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.


                                   MALAYSIA


      The information provided below is a general summarization of the Malaysian tax implications resulting from the cancellation and grant of options pursuant to the Offer in Malaysia for employees who reside in Malaysia during the entire period beginning on the date of cancellation of the Old Options through and including the date of sale of the shares acquired from the exercise of the New Option. This summary may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT. The New Option may be treated as a new grant for Malaysian tax purposes. Stock options are taxable in Malaysia on the excess of the Fair Market Value ("FMV") of the underlying shares as of the date of grant over the option exercise price. Taxable income (if any) should be recognized at the date of grant, but reporting and remittance of tax is due at the date of exercise. Provided the FMV at the date of grant is equal to the exercise price, the taxable value would be zero, and therefore no tax would be due at grant or at exercise. Please note that the Malaysian Inland Revenue Board ("MIRB") has defined the FMV of the shares of a listed company as the average of the highest and lowest prices of the underlying shares on the date of grant. In this regard, if the exercise price of the New Option offered is lower than the FMV of the shares at the date of grant as defined by the MIRB, the differential would be a taxable benefit to you.

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the FMV of the Sanmina-SCI shares as of the date of grant (as defined above) over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The subsequent sale of the shares acquired upon exercise of the New Option is not subject to tax in Malaysia.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, availability of any exemptions or deductions and any foreign exchange restrictions.


                                    MEXICO


      The information provided below is a general summarization of Mexican tax implications resulting from the cancellation and grant of options pursuant to the Offer in Mexico for employees, who reside in Mexico during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Mexican tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS:

      The cancellation of the Old Options pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION:

      The grant of the New Option pursuant to the Offer WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

      Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise* as employment income, at your marginal income and social tax rates.

      Subsequent Sale of the Shares Acquired Upon Exercise of the New Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the preferential tax rate applicable to capital gain.

      * The timing of taxation of stock options is not clear under current Mexican law. Under certain conditions, a more aggressive position may be taken that taxation occurs only upon the sale of underlying shares, on the difference between the sales price and the exercise price; please consult with your stock plan administrator and your tax advisor on this issue. At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, the applicability of any social taxes, and any foreign exchange restrictions.


                                 NETHERLANDS


      The information provided below is a general summarization of the Netherlands tax implications resulting from the cancellation and re-grant of options under pursuant to the Offer in the Netherlands for employees who reside in the Netherlands during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on the Netherlands tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      Old Options Without an Election to Defer Taxation Until Exercise of the Option

           Vested Options

           The cancellation of the Old Options WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of vesting and exercise of the New Option as described below). These options were taxed when the options vested (i.e., became unconditional); however, the tax authorities will not generally refund the tax already paid at vesting upon their cancellation.

           Unvested Options

           The cancellation of the Old Options WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT AND WILL NOT LIKELY RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of vesting and exercise of the New Option as described below).

      Old Options With an Election to Defer Taxation Until Exercise of the
Option

      The cancellation of the Old Options WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT AND WILL NOT LIKELY RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of vesting and exercise of the New Options as described below).

      Please note that Dutch tax law does not specifically refer to the cancellation of options. There is a possibility that the tax authorities may view the cancellation of Old Options as a swap for the New Option or as a re-pricing in which case the cancellation of the Old Options may trigger a taxable event.

      GRANT OF THE NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of vesting and exercise of the New Option as described below).

      The New Option will be subject to taxation as follows:

            Date of Vesting/Exercise of the New Option:

            For options that are granted subsequent to December 28, 2000, you will have the choice to be taxed when your options vest, or to delay taxation until you exercise your options.

            Alternative 1: Taxation at the Date of Vesting of the New Option:

            If you wish to be taxed when your options vest, then no election is necessary. The taxable amount at the date of vesting will be included in your taxable income for that year and is subject to tax at your marginal income tax rate. The taxable amount will also be subject to social taxes to the extent your maximum contribution limits have not yet been reached. The taxable amount at the date of vesting is equal to the fair market value of the portion of the option vested, determined by a statutory formula. Please consult with your tax advisor for the calculation of the taxable amount.

            No additional tax will be due at the time you exercise the New Option. However, should you exercise the options within three years from the date of grant, the option spread (less the amount taxed at vesting), would be subject to both income and social taxes.

            Please note that if you do not exercise the New Option, you will not be permitted to deduct any amount previously taxed at vesting.

            Alternative 2: Taxation at the Date of Exercise of the New Option:

            If you wish to defer taxation until the date of exercise the New Option, then a joint, written confirmation of your election to defer tax until exercise must be submitted, both by you and Sanmina-SCI (the Dutch withholding agent), to the local tax inspector. The inspector must be informed of such election prior to the first vesting date of the New Option.

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as ordinary income, at your marginal income and social tax rates (to the extent your maximum social contribution limits have not yet been reached).

            Please also note the following:

               i) You must sign and return the "Sanmina-SCI Corporation, Inc. -
                  Acceptance Form" (provided to you by Sanmina-SCI) prior to the actual award of the New Option to prevent and difference in value of the underlying stock during the time between the date of grant (i.e., the company award date) and the date of your acceptance of the offer to be awarded the respective option, which would otherwise be subject to tax at the date of vest.

               ii)The employee social tax contributions payable on option income (if any) cannot be deferred from vesting until exercise, and are still due at vesting.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The subsequent sale of the shares acquired upon exercise of the New Option is not subject to tax in the Netherlands.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding responsibilities, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.


                                  SINGAPORE


      The information provided below is a general summarization of the Singapore tax implications resulting from the cancellation and grant of options pursuant to the Offer in Singapore for employees who reside in Singapore during the entire period beginning on the date of cancellation of the Old Options through and including the date of sale of the shares acquired from the exercise of the New Options. This summary is based on Singapore tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT LIKELY BE CONSIDERED A TAXABLE EVENT OR RESULT IN TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      Generally the cancellation is not treated as a taxable event; however, this is not specified under Singapore law. The tax authorities have informally confirmed that the cancellation of stock options that will be replaced with new options would not result in a taxable event. Under a strict interpretation of the law, it is possible the FMV of the underlying shares on the date of cancellation will be deemed a taxable benefit to you; however, this position is unlikely to be taken by the tax authorities.

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

      Date of Exercise of the New Option:

      The excess of the FMV of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rates.

      Subsequent Sale of the Shares Acquired Upon Exercise of the New Option:

      The subsequent sale of the shares acquired upon exercise of the New Option is not subject to tax in Singapore.

      Note: At the time of future exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements, the applicability of any social taxes, the availability of any deductions or exemptions and any foreign exchange restrictions.


                                    SWEDEN


      The information provided below is a general summarization of Swedish tax implications resulting from the cancellation and grant of options pursuant to the Offer in Sweden for employees who reside in Sweden during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on Swedish tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTION

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT OR RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rate. Social taxes will also be due on the spread to the extent your annual maximum contributions have not yet been reached.

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at the flat rate available for capital gains.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements, the applicability of social taxes, availability of exemptions or deductions, and any foreign exchange restrictions.


                                UNITED KINGDOM


      The information provided below is a general summarization of the United Kingdom tax implications resulting from the cancellation and grant of options pursuant to the Offer in the United Kingdom for employees who reside in the United Kingdom during the entire period beginning on the Cancellation Date through and including the date of sale of the shares acquired from the exercise of the New Option. This summary is based on United Kingdom tax law in effect as of February 3, 2003, and may not address all of the tax consequences that are relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of option holders. Please consult your tax advisor prior to electing to participate in the Offer, to assess the tax consequences of participation.

      CANCELLATION OF OLD OPTIONS

      The cancellation of the Old Options WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      GRANT OF NEW OPTIONS

      The grant of the New Option WILL NOT BE CONSIDERED A TAXABLE EVENT AND WILL NOT RESULT IN ANY TAX LIABILITY (aside from the tax consequences at the date of exercise of the New Option and sale of the shares acquired from the exercise of such options as described below).

      The New Option will be subject to taxation as follows:

            Date of Exercise of the New Option:

            The excess of the Fair Market Value ("FMV") of the underlying shares at the date of exercise over the exercise price of the New Option (i.e., the spread) is subject to tax on the date of exercise as employment income, at your marginal income tax rate. There will also be a social tax charge (National Insurance Contributions, or "NIC") on the spread of the New Option to the extent your maximum contribution limit has not yet been reached. In addition, if you entered into a Joint Election with Sanmina-SCI to assume the employer's NIC liability, this will be due from you at the date of exercise of the New Option in addition to your normal employee NIC (if any).

            Subsequent Sale of the Shares Acquired Upon Exercise of the New
      Option:

            The excess of the sales price over the FMV of the shares at the date of exercise is subject to taxation as capital gain at the date of sale of the underlying shares, at your marginal income tax rate.

      Note: At the time of exercise of the New Option and upon sale of the underlying shares you should also confirm with your tax advisor/payroll administrator your tax reporting and remittance responsibilities, Sanmina-SCI's withholding requirements, the applicability of social taxes, availability of exemptions or taper relief, and any foreign exchange restrictions.

      19.   EXTENSION OF OFFER; TERMINATION; AMENDMENT.

      We expressly reserve the right, in our sole discretion, at any time and from time to time, and if any event listed in Section 7 has occurred or is deemed by us to have occurred, to extend the period of time during which the Offer is open and thereby delay the acceptance for exchange of any options by giving oral or written notice of such extension to the option holders or making a public announcement thereof.

      We also expressly reserve the right, in our reasonable judgment, prior to the Expiration Date to terminate or amend the Offer and to postpone our acceptance and cancellation of any options tendered for exchange if any event listed in Section 7 has occurred or is deemed by us to have occurred, by giving oral or written notice of such termination or postponement to you or by making a public announcement thereof. Our reservation of the right to delay our acceptance and cancellation of options tendered for exchange is limited by Rule 13e-4(f)(5) promulgated under the Securities

Exchange Act, which requires that we must pay the compensation offered or return the options tendered promptly after termination or withdrawal of a tender offer.

      Subject to compliance with applicable law, we further reserve the right, in our sole discretion, and regardless of whether any event listed in Section 7 has occurred or is deemed by us to have occurred, to amend the Offer in any respect, including, without limitation, by decreasing or increasing the compensation offered in the Offer to option holders or by decreasing or increasing the number of options being sought in the Offer.

      Amendments to the Offer may be made at any time and from time to time by public announcement of the amendment. In the case of an extension, the amendment must be issued no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced Expiration Date. Any public announcement made through the Offer will be disseminated promptly to option holders in a manner reasonably designated to inform option holders of the change. Without limiting the manner in which we may choose to make a public announcement, except as required by applicable law, we have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a press release to the Dow Jones News Service.

      If we materially change the terms of the Offer or the information concerning the Offer, or if we waive a material condition of the Offer, we will extend the Offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Securities Exchange Act. These rules require that the minimum period during which an offer must remain open following material changes in the terms of the Offer or information concerning the Offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

      If we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of these actions:

      - we increase or decrease the amount of compensation offered for the options,

      - we decrease the number of options eligible to be tendered in the Offer, or

      - we increase the number of options eligible to be tendered in the Offer by an amount that exceeds 2% of the shares issuable upon exercise of the options that are subject to the Offer immediately prior to the increase.

      If the Offer is scheduled to expire within ten (10) business days from, and including, the date that notice of such increase or decrease is first published, sent or given in the manner specified in this Section, we will extend the Offer so that the Offer is open at least ten (10) business days following the publication, sending or giving of notice.

      For purposes of the Offer, a "BUSINESS DAY" means any day other than a Saturday, Sunday or federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight, Eastern Time.

      20.   FEES AND EXPENSES.

      We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of options pursuant to this Offer.

      21.   ADDITIONAL INFORMATION.

      This Offer is part of a Tender Offer Statement on Schedule TO that we have filed with the SEC. This Offer does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. We recommend that you review the Schedule TO, including its exhibits, and Sanmina-SCI's annual report on Form 10-K for our fiscal year ended September 28, 2002, filed with the SEC on December 4, 2002 before making a decision on whether to tender your options.

      This filing, our other annual, quarterly and current reports, our proxy statements and our other SEC filings may be examined, and copies may be obtained, at the following SEC public reference rooms:

            450 Fifth Street, N.W.      500 West Madison Street
                  Room 1024                   Suite 1400
            Washington, D.C. 20549      Chicago, Illinois 60661

      You may obtain information on the operation of the public reference rooms by calling the SEC at 1-800-SEC-0330.

      Our SEC filings are also available to the public on the SEC's Internet site at http://www.sec.gov.

      Our common stock is quoted on the Nasdaq National Market under the symbol "SANM" and our SEC filings can be read at the following Nasdaq National Market address:

                                Nasdaq Operations
                              1735 K Street, N.W.
                             Washington, D.C. 20006

      Each person to whom a copy of this Offer to Exchange is delivered may obtain a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents) at no cost, by writing to us at Sanmina-SCI Corporation, 2700 North First Street, San Jose, California 95134, or telephoning us at (408) 964-3500.

      As you read the foregoing documents, you may find some inconsistencies in information from one document to another. If you find inconsistencies between the documents, or between a document and this Offer to Exchange, you should rely on the statements made in the most recent document.

      The information contained in this Offer to Exchange about Sanmina-SCI should be read together with the information contained in the documents to which we have referred you.

      22.   MISCELLANEOUS.

      We are not aware of any jurisdiction where the making of the Offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of the Offer is not in compliance with any valid applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, the Offer will not be made to, nor will tenders be accepted from or on behalf of, the option holders residing in such jurisdiction.

      WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER YOU SHOULD TENDER OR NOT TENDER YOUR OPTIONS THROUGH THE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION IN THIS DOCUMENT OR DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT, THE MEMORANDUM FROM CARMINE RENZULLI DATED FEBRUARY 3, 2003, THE ELECTION FORM AND THE NOTICE TO CHANGE ELECTION FROM ACCEPT TO REJECTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU MUST NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

FEBRUARY 3, 2003                                         SANMINA-SCI CORPORATION

                                  SCHEDULE A

  INFORMATION CONCERNING THE DIRECTORS AND EXECUTIVE OFFICERS OF SANMINA-SCI
                                 CORPORATION

      The directors and executive officers of Sanmina-SCI Corporation and their positions and offices as of February 3, 2003 are set forth in the following table:

           NAME                           POSITION AND OFFICES HELD
           ----                           -------------------------

      Jure Sola                   Chief Executive Officer and Director

      A. Eugene Sapp, Jr.         Co-Chairman

      Randy W. Furr               President, Chief Operating Officer and Director

      Rick R. Ackel               Executive Vice President and Chief Financial
                                  Officer

      Neil Bonke                  Director

      John Bolger                 Director

      Mario M. Rosati             Director

      Joseph M. Schell            Director

      Wayne Shortridge            Director

      Bernard Vonderschmitt       Director

      Jackie M. Ward              Director

      Steve Bruton                President and General Manager, Printed Circuit
                                  Board Fabrication Division

      Michael Clarke              President and General Manager, Enclosures
                                  Division

      Hari Pillai                 President and General Manager, EMS Division


      The address of each director and executive officer is: c/o Sanmina-SCI Corporation, 2700 North First Street, San Jose, California 95134.

                                  SCHEDULE B

               FINANCIAL STATEMENTS OF SANMINA-SCI CORPORATION

                                   SCHEDULE B


                      Consolidated Financial Statements of

                            SANMINA-SCI CORPORATION

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AND NOTES APPEARING ON PAGES 57
                           THROUGH 93 OF SANMINA-SCI
                         CORPORATION'S ANNUAL REPORT ON
                               FORM 10-K FOR ITS
                      FISCAL YEAR ENDED SEPTEMBER 28, 2002

                         REPORT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Sanmina-SCI Corporation:

     We have audited the accompanying consolidated balance sheet of Sanmina-SCI Corporation and subsidiaries as of September 28, 2002, and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flows for the year then ended. In connection with our audit of the consolidated financial statements, we have also audited the related financial statement schedule listed in Item 15(a)2. These consolidated financial statements and related financial statement schedule are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements and related financial statement schedule based on our audit. The accompanying consolidated balance sheet of Sanmina-SCI Corporation and subsidiaries as of September 29, 2001 and the related consolidated statements of operations, comprehensive income (loss), stockholders' equity and cash flow for each of the years in the two-year period ended September 29, 2001 and related financial statement schedule were audited by other auditors who have ceased operations. Those auditors expressed an unqualified opinion on those consolidated financial statements and related financial statement schedule in their report dated October 22, 2001.

     We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanmina-SCI Corporation and subsidiaries as of September 28, 2002, and the results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America. Also, in our opinion the related financial statement schedule for the year ended September 28, 2002, when considered in relation to the consolidated financial statements taken as a whole presents fairly, in all material respects, the information set forth therein.

     As discussed in Note 2 to the consolidated financial statements, the Company adopted the provisions of Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets," on September 30, 2001.

                                          /s/ KPMG LLP
                                          --------------------------------------

Mountain View, California
October 28, 2002

Sanmina-SCI is including in this Annual Report on Form 10-K, pursuant to Rule 2-02(e) of Regulation S-X, the prior year's Report of Independent Public Accountants from the prior independent public accountants, Arthur Andersen LLP. This report was previously issued by Arthur Andersen LLP, for filing with our Annual Report on Form 10-K for fiscal 2001, and has not been reissued by Arthur Andersen LLP. This report refers to previous consolidated financial statements which are not included in the current filing (consisting of the consolidated balance sheet as of September 30, 2000 and the consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for the year ended October 2, 1999).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

     We have audited the accompanying consolidated balance sheets of Sanmina-SCI Corporation (a Delaware Corporation) and subsidiaries as of September 29, 2001 and September 30, 2000 and the related consolidated statements of operations, comprehensive income, stockholders' equity and cash flows for each of the three years in the period ended September 29, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sanmina-SCI Corporation and subsidiaries as of September 29, 2001 and September 30, 2000, and the results of their operations and their cash flows for each of the three years in the period ended September 29, 2001 in conformity with accounting principles generally accepted in the United States.

                                          /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------

San Jose, California
October 22, 2001
(except with respect to the matters
discussed in Note 14, as to which the
date is December 6, 2001)

                            SANMINA-SCI CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                                                          AS OF
                                                              -----------------------------
                                                              SEPTEMBER 28,   SEPTEMBER 29,
                                                                  2002            2001
                                                              -------------   -------------
                                                                     (IN THOUSANDS,
                                                                 EXCEPT PER SHARE DATA)
                                          ASSETS:
Current assets:
  Cash and cash equivalents.................................   $ 1,064,534     $  567,649
  Short-term investments....................................        99,140        820,742
  Accounts receivable, net of allowances of $86,224 and
     $48,605 in 2002 and 2001, respectively.................     1,394,515        409,845
  Inventories...............................................     1,123,016        503,822
  Deferred income taxes -- current..........................       312,184        159,899
  Income taxes receivable...................................        33,591         93,107
  Prepaid expenses and other................................       132,058         28,229
                                                               -----------     ----------
          Total current assets..............................     4,159,038      2,583,293
                                                               -----------     ----------
Property, plant and equipment, net..........................     1,084,454        632,590
Goodwill and intangibles....................................     2,148,827        294,397
Long-term investments.......................................        73,955         98,514
Deposits and other..........................................        51,783         31,537
                                                               -----------     ----------
          Total assets......................................   $ 7,518,057     $3,640,331
                                                               ===========     ==========
                           LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Current portion of long-term debt.........................   $   265,899     $   15,800
  Accounts payable..........................................     1,279,451        332,471
  Accrued liabilities.......................................       366,500         98,132
  Accrued payroll and related benefits......................       142,139         45,934
                                                               -----------     ----------
          Total current liabilities.........................     2,053,989        492,337
                                                               -----------     ----------
Long-term liabilities:
  Long-term debt, net of current portion....................     1,975,331      1,218,608
  Deferred income tax liability.............................        17,184         60,998
  Other.....................................................        56,838         27,408
                                                               -----------     ----------
          Total long-term liabilities.......................     2,049,353      1,307,014
                                                               -----------     ----------
Commitments and contingencies (Note 6)
Stockholders' equity:
  Preferred stock, $.01 par value, authorized 5,000 shares,
     none outstanding.......................................            --             --
  Common stock, $.01 par value, authorized 1,000,000 shares,
     outstanding 525,032 and 322,309 shares, respectively...         5,254          3,224
  Treasury stock, 18,880 and 3,490 shares, respectively, at
     cost...................................................      (190,261)       (45,892)
  Additional paid-in capital................................     5,675,401      1,265,965
  Accumulated other comprehensive loss......................       (10,305)       (13,696)
  Retained earnings (deficit)...............................    (2,065,374)       631,379
                                                               -----------     ----------
          Total stockholders' equity........................     3,414,715      1,840,980
                                                               -----------     ----------
          Total liabilities and stockholders' equity........   $ 7,518,057     $3,640,331
                                                               ===========     ==========

                            See accompanying notes.

                            SANMINA-SCI CORPORATION

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                         YEAR ENDED
                                                        ---------------------------------------------
                                                        SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                            2002            2001            2000
                                                        -------------   -------------   -------------
                                                          (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net sales.............................................   $ 8,761,630     $4,054,048      $4,239,102
Cost of sales.........................................     8,386,929      3,512,579       3,562,430
                                                         -----------     ----------      ----------
  Gross profit........................................       374,701        541,469         676,672
                                                         -----------     ----------      ----------
Operating expenses:
  Selling, general and administrative.................       287,625        239,683         235,720
  Amortization of goodwill and intangibles............         5,757         26,350          23,545
  Goodwill impairment and write down of intangible
     assets...........................................     2,670,000         40,308           8,750
  Merger and integration costs........................         3,707         12,523          19,863
  Restructuring costs.................................       171,795        159,132          27,338
                                                         -----------     ----------      ----------
          Total operating expenses....................     3,138,884        477,996         315,216
                                                         -----------     ----------      ----------
Operating income (loss)...............................    (2,764,183)        63,473         361,456
  Interest income.....................................        25,292         72,333          42,693
  Interest expense....................................       (97,833)       (55,218)        (46,796)
  Other income (expense)..............................        21,832          2,204          (7,382)
                                                         -----------     ----------      ----------
Other income (expense), net...........................       (50,709)        19,319         (11,485)
                                                         -----------     ----------      ----------
Income (loss) before provision for income taxes.......    (2,814,892)        82,792         349,971
Provision (benefit) for income taxes..................      (118,139)        42,346         139,877
                                                         -----------     ----------      ----------
Net income (loss).....................................   $(2,696,753)    $   40,446      $  210,094
                                                         ===========     ==========      ==========
Earnings (loss) per share: Basic......................   $     (5.60)    $     0.13      $     0.69
                                                         ===========     ==========      ==========
Earnings (loss) per share: Diluted....................   $     (5.60)    $     0.12      $     0.65
                                                         ===========     ==========      ==========
Shares used in computing per share amounts:
  Basic...............................................       481,985        319,360         304,824
  Diluted.............................................       481,985        330,229         337,350

             CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)

                                                                         YEAR ENDED
                                                        ---------------------------------------------
                                                        SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                            2002            2001            2000
                                                        -------------   -------------   -------------
                                                                       (IN THOUSANDS)
Net income (loss).....................................   $(2,696,753)      $40,446        $210,094
Other comprehensive income (loss), net of tax:
Unrealized holding gain (loss) on investments.........        (4,748)        4,865             435
Foreign currency translation adjustment...............         6,918        (7,464)         (4,260)
                                                         -----------       -------        --------
Comprehensive income (loss)...........................   $(2,694,583)      $37,847        $206,269
                                                         ===========       =======        ========

                            See accompanying notes.

                            SANMINA-SCI CORPORATION

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                          COMMON STOCK AND
                                             ADDITIONAL
                                          PAID-IN-CAPITAL          TREASURY STOCK        ACCUMULATED
                                       ----------------------   ---------------------       OTHER
                                       NUMBER OF                NUMBER OF               COMPREHENSIVE    RETAINED
                                        SHARES       AMOUNT      SHARES      AMOUNT     INCOME (LOSS)    EARNINGS        TOTAL
                                       ---------   ----------   ---------   ---------   -------------   -----------   -----------
                                                                             (IN THOUSANDS)
BALANCE AT OCTOBER 2, 1999...........   288,443    $  497,426         --           --     $ (3,334)     $   392,363   $   886,455
Exercise of common stock options.....     5,970        42,676         --           --           --               --        42,676
Issuance of common stock under
  employee stock purchase plan.......     2,860        33,934         --           --           --               --        33,934
Director and executive officer stock
  grants.............................        62         1,331         --           --           --               --         1,331
Conversion of subordinated debt......       146         2,373         --           --           --               --         2,373
Cumulative translation adjustment....        --            --         --           --       (6,871)              --        (6,871)
Unrealized holding gain on
  investments........................        --            --         --           --          702               --           702
Income tax benefit of disqualified
  dispositions.......................        --        54,186         --                        --               --        54,186
Adjustment to conform year end of
  pooled entity......................        --            --         --           --           --           (6,265)       (6,265)
Sale of common stock.................    19,100       540,178         --           --           --               --       540,178
Net income...........................        --            --         --           --           --          210,094       210,094
                                        -------    ----------    -------    ---------     --------      -----------   -----------
BALANCE AT SEPTEMBER 30, 2000........   316,581     1,172,104         --           --       (9,503)         596,192     1,758,793
Exercise of common stock options.....     4,052        34,644         --           --           --               --        34,644
Issuance of common stock under
  employee stock purchase plan.......     1,627        22,567         --           --           --               --        22,567
Conversion of subordinated debt......        49         3,059         --           --           --               --         3,059
Cumulative translation adjustment....        --            --         --           --      (12,039)              --       (12,039)
Unrealized holding gain on
  investments........................        --            --         --           --        7,846               --         7,846
Income tax benefit of disqualified
  dispositions.......................        --        36,815         --           --           --               --        36,815
Adjustment to conform year end of
  pooled entity......................        --            --         --           --           --           (5,259)       (5,259)
Repurchase of common stock...........        --            --     (3,490)     (45,892)          --               --       (45,892)
Net income...........................        --            --         --           --           --           40,446        40,446
                                        -------    ----------    -------    ---------     --------      -----------   -----------
BALANCE AT SEPTEMBER 29, 2001........   322,309     1,269,189     (3,490)     (45,892)     (13,696)         631,379     1,840,980
Exercise of common stock options.....     1,166         8,390         --           --           --               --         8,390
Issuance of common stock under
  employee stock purchase plan.......       882         8,812         --           --           --               --         8,812
Conversion of subordinated debt......       118         1,771         --           --           --               --         1,771
Cumulative translation adjustment....        --            --         --           --       10,809               --        10,809
Unrealized holding (loss) on
  investments........................        --            --         --           --       (7,418)              --        (7,418)
Income tax benefit of disqualified
  dispositions.......................        --         2,000         --           --           --               --         2,000
Issuance of common stock for SCI
  merger.............................   200,623     4,389,991     (1,552)     (48,969)          --               --     4,341,022
Issuance of common stock for Viking
  merger.............................       390         4,000         --           --           --               --         4,000
Deferred compensation, net of
  amortization.......................        --        (3,811)        --           --           --                         (3,811)
Repurchase of common stock...........        --            --    (13,838)     (95,400)          --               --       (95,400)
Other, net...........................      (456)          313         --           --           --               --           313
Net loss.............................        --            --         --           --           --       (2,696,753)   (2,696,753)
                                        -------    ----------    -------    ---------     --------      -----------   -----------
BALANCE AT SEPTEMBER 28, 2002........   525,032    $5,680,655    (18,880)   $(190,261)    $(10,305)     $(2,065,374)  $ 3,414,715
                                        =======    ==========    =======    =========     ========      ===========   ===========

                            See accompanying notes.

                            SANMINA-SCI CORPORATION

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                               YEAR ENDED
                                                              --------------------------------------------
                                                              SEPTEMBER 28,   SEPTEMBER 29   SEPTEMBER 30,
                                                                  2002            2001           2000
                                                              -------------   ------------   -------------
                                                                             (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)...........................................   $(2,696,753)   $    40,446     $  210,094
Adjustments to reconcile net income (loss) to cash provided
  by operating activities:
  Adjustment to conform year end of pooled entities.........            --         (5,259)        (6,265)
  Depreciation and amortization.............................       249,572        180,793        165,220
  Restructuring costs.......................................        99,585         99,953            714
  Provision (benefit) for doubtful accounts.................        (1,421)        29,727         15,974
  Deferred income taxes.....................................        27,682        (73,725)       (47,788)
  Tax benefit of disqualified dispositions..................         2,000         36,815         54,186
  (Gain) loss on disposal of property and equipment.........         9,322          3,675            (63)
  (Gain) loss from investment in 50% or less owned
    companies...............................................         4,512             --             --
  (Gain) loss from repurchase of convertible notes..........       (54,493)            --             --
  Write-off of cost method investments......................        23,284             --             --
  Goodwill impairment and write down of intangible assets...     2,670,000         40,308          8,750
  Other, net................................................         4,752             --             --
Changes in operating assets and liabilities, net of
  acquisitions:
  Accounts receivable.......................................       114,747        269,206       (341,637)
  Account receivable securitization.........................      (211,013)            --             --
  Inventories...............................................       777,186        142,534       (236,187)
  Prepaid expenses, deposits and other......................        10,703        (23,825)       (19,589)
  Accounts payable and accrued liabilities..................      (161,147)      (198,274)       248,184
  Income tax accounts.......................................       (45,199)      (140,847)        37,583
                                                               -----------    -----------     ----------
CASH PROVIDED BY OPERATING ACTIVITIES.......................       823,319        401,527         89,176
                                                               -----------    -----------     ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchases of short-term investments.......................      (488,652)    (2,078,081)      (313,523)
  Proceeds from maturities of short-term investments........     1,202,903      1,530,493        366,672
  Purchases of long-term investments........................            --        (42,597)        (2,861)
  Purchases of property, plant and equipment................       (92,991)      (187,531)      (205,596)
  Cash paid for businesses acquired, net....................      (319,941)       (71,667)      (202,664)
  Proceeds from sale of assets..............................         3,973          3,957             --
                                                               -----------    -----------     ----------
CASH PROVIDED BY (USED FOR) INVESTING ACTIVITIES............       305,292       (845,426)      (357,972)
                                                               -----------    -----------     ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Payments on line of credit, net...........................            --         (2,602)      (140,000)
  Proceeds from notes and credit facilities, net............     1,643,482          8,529         68,679
  Issuance (repurchase) of convertible notes, net of
    issuance costs..........................................      (125,466)            --        734,882
  Payments of long-term liabilities, net....................            --         (1,555)      (164,968)
  Payments of long-term debt................................    (2,052,967)       (14,333)          (301)
  Proceeds from sale of common stock, net of issuance
    costs...................................................        17,545         57,211        623,798
  Repurchase of common stock................................      (116,344)       (24,929)            --
                                                               -----------    -----------     ----------
CASH PROVIDED BY (USED FOR) FINANCING ACTIVITIES............      (633,750)        22,321      1,122,090
                                                               -----------    -----------     ----------
  Effect of exchange rate changes...........................         2,024         (9,015)        (4,333)
Increase (decrease) in cash and cash equivalents............       496,885       (430,593)       848,961
Cash and cash equivalents at beginning of year..............       567,649        998,242        149,281
                                                               -----------    -----------     ----------
Cash and cash equivalents at end of year....................     1,064,534    $   567,649     $  998,242
                                                               ===========    ===========     ==========
Supplemental disclosure of cash flow information:
  Cash paid during the year for:
  Interest..................................................   $    79,465    $    20,494     $   46,220
                                                               ===========    ===========     ==========
  Income taxes (refunds received)...........................   $  (124,529)   $   220,495     $   95,286
                                                               ===========    ===========     ==========
Non-cash financing information:
  Conversion of subordinated notes to equity................   $     1,771    $     3,059     $    2,373
                                                               ===========    ===========     ==========
  Common stock issued for acquisitions......................   $ 4,393,991    $        --     $       --
                                                               ===========    ===========     ==========

                            See accompanying notes.

                            SANMINA-SCI CORPORATION

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  ORGANIZATION OF SANMINA-SCI

     Sanmina-SCI Corporation ("Sanmina-SCI," "we," "us") was incorporated in Delaware in 1989 to acquire its predecessor company, which had been in the printed circuit board and backplane business since 1980. On December 6, 2001, we acquired SCI Systems, Inc. ("SCI"), in a purchase business combination whereby SCI was merged into a wholly owned subsidiary (see Note 8). Sanmina-SCI is a leading independent global provider of customized, integrated electronics manufacturing services, or EMS. We provide these services to original equipment manufacturers, or OEMs, primarily in the communications, computing, multimedia, industrial, defense and aerospace, medical and automotive industries. Sanmina-SCI's services consist primarily of product design and engineering, including initial development, detailed design and services in connection with preproduction, volume manufacturing of complete systems, components and subassemblies, final system assembly and test, direct order fulfillment and after-market product service and support. System components and subassemblies that we manufacture include volume and high-end printed circuit boards, backplanes and backplane assemblies, enclosures, cable assemblies, and memory modules. As of September 2002, we manufacture products in approximately 100 decentralized plants, consisting of more than 62 electronics assembly facilities, nine printed circuit board fabrication facilities, nine cable assembly facilities, 20 enclosure assembly facilities, as well as other specialized manufacturing facilities, located both domestically and internationally. In addition, our global technology solutions group has operations in 15 design centers located in seven countries. Our domestic plants are located in key electronics industry centers including Silicon Valley, Southern California, New England, Texas, Northern Alabama, the Research Park Triangle area, New York, as well as in several other locations. Internationally, we have plants in Australia, Latin America (Brazil and Mexico), Canada, Western Europe (United Kingdom, Ireland, France, Germany, Spain, Sweden, the Netherlands and Finland), Eastern Europe (the Czech Republic and Hungary), Israel and Asia (Peoples' Republic of China, Hong Kong, Japan, Malaysia, Singapore, and Thailand). In addition to these facilities, we have invested in strategic joint ventures and may make additional strategic investments in the future. To date, these strategic investments have not had a significant impact on our operating results or financial position.

NOTE 2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Fiscal Year. Sanmina-SCI operates on a 52 or 53-week year ending on the Saturday nearest September 30. Accordingly, the 2000 fiscal year ended on September 30, the 2001 fiscal year ended on September 29, and the 2002 fiscal year ended on September 28. All general references to years relate to fiscal years unless otherwise noted.

     Principles of Consolidation. The consolidated financial statements include the accounts of Sanmina-SCI and its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated.

     Foreign Currency Translation. For foreign subsidiaries using the local currency as their functional currency, assets and liabilities are translated at exchange rates in effect at the balance sheet date and income and expenses are translated at average exchange rates. The effects of these translation adjustments are reported as a separate component of stockholders' equity. Exchange gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved and remeasurement adjustments for foreign operations where the U.S. dollar is the functional currency are included in other income (expense) in the accompanying consolidated statements of operations.

     Hedging Activities. Effective in the first quarter of fiscal 2001, Sanmina-SCI accounts for hedging activities in accordance with Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities," as amended by SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB Statement No. 133." SFAS No. 133 requires that every derivative instrument be recorded in the balance sheet as either an asset or liability measured at its fair value. The statement also requires that changes in the derivative's fair

                            SANMINA-SCI CORPORATION
value be recognized currently in earnings unless specific hedge accounting criteria are met. Sanmina-SCI enters into short-term foreign currency forward contracts to hedge only those currency exposures associated with certain assets and liabilities denominated in foreign currencies. These contracts' fair value of $135.6 million at September 28, 2002 is recorded in short-term investments on the consolidated balance sheet with corresponding gains or losses in other income (expense) on the consolidated statement of operations. These foreign exchange contracts did not have a significant impact on the results of operations for fiscal 2002 and 2001.

     Management Estimates and Uncertainties. The preparation of consolidated financial statements in conformity with generally accepted accounting principles in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the reporting period. Significant estimates made in preparing the consolidated financial statements relate to the allowances for accounts receivable, reserves for inventory, restructuring costs, environmental matters, and determining fair values of reporting units for purposes of goodwill impairment tests. Actual results could materially differ from these estimates.

     Financial Instruments and Concentration of Credit Risk. Financial instruments consist of cash and cash equivalents, short-term investments, foreign currency forward contracts, accounts receivable, accounts payable and short- and long-term debt obligations. With the exception of certain of our long-term debt obligations, the fair value of these financial instruments approximates their carrying amount as of September 28, 2002 and September 29, 2001 because of the short maturity of those instruments. As of September 29, 2001, the fair value of then outstanding 9 1/2% Senior Subordinated Notes due 2008 ("the 9 1/2% Notes") was $13.0 million with a carrying amount of $12.1 million. The 9 1/2% Notes were repurchased in fiscal 2002 (see Note 4). The estimated fair values of certain of our long-term debt obligations, based on quoted market prices, as of September 28, 2002 are as follows:

                                                             CARRYING AMOUNT   FAIR VALUE
                                                             ---------------   ----------
                                                                    (IN THOUSANDS)
Convertible Subordinated Notes due 2004....................     $292,867        $258,455
Zero Coupon Convertible Subordinated Notes due 2020........      689,188         229,155
3% Convertible Subordinated Notes due 2007.................      566,589         349,869

     As of September 28, 2002, Sanmina-SCI had no significant off balance sheet concentrations of credit risk such as foreign currency exchange contracts or other hedging arrangements. Financial instruments that subject Sanmina-SCI to credit risk consist of cash and cash equivalents, short-term investments and trade accounts receivable. Sanmina-SCI maintains the majority of its cash, cash equivalents and short-term investment balances with financial institutions. Sanmina-SCI has not experienced any significant losses on these investments to date. One of the most significant credit risks is the ultimate realization of accounts receivable. This risk is mitigated by (i) sales to well established companies, (ii) ongoing credit evaluation of its customers, and (iii) frequent contact with our customers, especially our most significant customers, thus enabling Sanmina-SCI to monitor current changes in business operations and to respond accordingly. Sanmina-SCI considers these concentrations of credit risks in establishing its allowance for doubtful accounts and management believes these allowances are adequate. Sanmina-SCI's two largest customers each represented more than 10% of our gross accounts receivable as of September 28, 2002. Sanmina-SCI had no customer representing greater than 10.0% of gross accounts receivable at September 29, 2001.

     Cash Equivalents. Sanmina-SCI considers all highly liquid investments purchased with an original maturity of three months or less to be cash equivalents.

     Short Term Investments. Sanmina-SCI's investments are classified as available for sale and are recorded at their fair value, as determined by quoted market prices, with unrealized holding gains or losses

                            SANMINA-SCI CORPORATION
classified as a separate component of stockholders' equity. Upon sale of the investments, any previously unrealized holding gains or losses are recognized in results of operations. The specific identification method is used to determine the cost of securities sold. Realized gains and losses were not material for fiscal 2002 and 2001. As of September 28, 2002, the difference between the aggregate fair value and cost basis was a net unrealized gain of $751,000. The value of Sanmina-SCI's investments by major security type is as follows:

                                                         AS OF SEPTEMBER 28, 2002
                                             ------------------------------------------------
                                             AMORTIZED   AGGREGATE    UNREALIZED   UNREALIZED
                                               COST      FAIR VALUE      GAIN         LOSS
                                             ---------   ----------   ----------   ----------
                                                             (IN THOUSANDS)
U.S. government and agency securities......  $ 31,605     $ 31,972       $367         $--
State and municipal securities.............        --           --         --          --
U.S. corporate and bank debt...............   101,542      101,926        385          (1)
                                             --------     --------       ----         ---
                                             $133,147     $133,898       $752         $(1)
                                             ========     ========       ====         ===

                                                      AS OF SEPTEMBER 29, 2001
                                          -------------------------------------------------
                                          AMORTIZED    AGGREGATE    UNREALIZED   UNREALIZED
                                             COST      FAIR VALUE      GAIN         LOSS
                                          ----------   ----------   ----------   ----------
                                                           (IN THOUSANDS)
U.S. government and agency securities...  $  322,135   $  324,667     $2,598        $(66)
State and municipal securities..........      36,298       36,651        353          --
U.S. corporate and bank debt............     919,487      924,771      5,290          (6)
                                          ----------   ----------     ------        ----
                                          $1,277,920   $1,286,089     $8,241        $(72)
                                          ==========   ==========     ======        ====

     As of September 28, 2002, approximately $34.8 million of the total cash and cash equivalents balance consists of investments in debt securities. As of September 29, 2001, approximately $465.3 million of the total cash and cash equivalents balance of $567.6 million consist of investments in debt securities. The remaining balance of the total investments in debt securities is classified as short-term investments. As of September 28, 2002, securities with a fair value of $131.7 million mature within one year and $2.2 million mature beyond one year; however, as management's intent is to hold these securities for less than one year, all these securities are being classified as short-term.

     Long-Term Investments. In fiscal year 1999, Sanmina-SCI entered into a lease facility to finance the acquisition of certain San Jose, California facilities, where it has established its corporate headquarters and certain of its assembly operations. In connection with this transaction, Sanmina-SCI pledged $52.9 million of its cash and investments to the bank as collateral for certain obligations of the lease, which is included in long-term investments on the accompanying consolidated balance sheets (see Note 6).

     In fiscal 2001, Sanmina-SCI obtained a 49.9% ownership interest in INBOARD, the remainder of which is owned by Siemens AG. INBOARD is a manufacturer of complex printed circuit boards and is located in Germany. This investment is accounted for using the equity method of accounting. Sanmina-SCI records its equity in the income or losses of INBOARD generally one month in arrears. Sanmina-SCI records this investment on the consolidated balance sheets in long-term investments and its share of INBOARD's earnings or losses as other income (expense) on the consolidated statements of operations. The impact of the INBOARD investment was immaterial to the results of operations for fiscal 2002 and 2001.

     Sanmina-SCI also has various minority equity investments in nonpublic companies that are carried at the lower of cost or estimated fair value. Sanmina-SCI monitors these investments for impairment and records appropriate reductions in carrying values when necessary. In the fourth quarter of fiscal 2002, as a result of a periodic review of the value of our investments in private companies, management determined that the carrying amount of certain investments was not recoverable and, accordingly, wrote off these investments,

                            SANMINA-SCI CORPORATION
totaling approximately $23.3 million. There can be no assurance that further write downs of the remaining investments, totaling approximately $21.1 million as of September 28, 2002, will not occur in the future.

     Inventories. Inventories are stated at the lower of cost (first-in, first-out method) or market. Cost includes labor, material and manufacturing overhead. Provisions when required are made to reduce excess inventories to their estimated net realizable values. It is possible that estimates of net realizable values can change in the near term. The components of inventories, net of provisions, are as follows:

                                                                         AS OF
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Raw materials..............................................   $  742,351       $356,939
Work-in-process............................................      235,497         57,886
Finished goods.............................................      145,168         88,997
                                                              ----------       --------
Total......................................................   $1,123,016       $503,822
                                                              ==========       ========

     Property, Plant and Equipment, net. Property, plant, and equipment are stated at cost or, in the case of property and equipment acquired through business combinations accounted for as a purchase, initially at fair value based upon the allocated purchase price at the acquisition date. Depreciation and amortization are provided on a straight-line basis over 20 to 40 years for buildings, five years for machinery and equipment and five years for furniture and fixtures or in the case of leasehold improvements, over the remaining term of the related lease, if shorter. Property, plant and equipment consists of the following:

                                                                         AS OF
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Machinery and equipment....................................   $ 2,195,016     $1,094,895
Furniture and fixtures.....................................        22,804         21,802
Leasehold improvements.....................................       101,350         82,900
Land and buildings.........................................       588,711        239,152
                                                              -----------     ----------
                                                                2,907,881      1,438,749
Less: Accumulated depreciation and amortization............    (1,899,698)      (895,546)
                                                              -----------     ----------
                                                                1,008,183        543,203
Construction in progress...................................        76,271         89,387
                                                              -----------     ----------
Net property, plant and equipment..........................   $ 1,084,454     $  632,590
                                                              ===========     ==========

     Exit Costs. We account for exit or restructuring costs in accordance with Emerging Issue Task Force Issue No., ("ETIF"), 94-3, "Liability Recognition for Certain Employee Termination Benefits and Other Costs to Exit an Activity (including Certain Costs Incurred in a Restructuring)" ("EITF 94-3") and EITF 95-3, "Recognition of Liabilities in Connection with a Purchase Business Combination" ("EITF 95-3"). The recognition of the restructuring charges requires that we make certain judgments and estimates regarding the nature, timing, and amount of costs associated with the planned exit activity, including estimating sublease income and the fair value less costs to sell of equipment to be disposed of. At the end of each reporting period, we evaluate the remaining accrued balances to ensure adequacy, that no excess accruals are retained, and the utilization of the provisions are for their intended purposes in accordance with developed exit plans. SFAS No. 146, which will be effective for exit or disposal activities initiated after December 31, 2002 (see further discussion under "Effect of Recent Accounting Pronouncements" below), supersedes

                            SANMINA-SCI CORPORATION

EITF 94-3 and may impact the accounting treatment for restructuring costs recorded in fiscal 2003 and subsequent periods.

     Impairment of Long-Lived Assets. Sanmina-SCI reviews long-lived and intangible assets for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable in accordance with SFAS No. 121, "Accounting for Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of." An asset is considered impaired if its carrying amount exceeds the future net cash flow the asset is expected to generate. If such asset is considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the asset exceeds its fair market value. Sanmina-SCI assesses the recoverability of its long-lived and intangible assets by determining whether the unamortized balances can be recovered through undiscounted future net cash flows of the related assets. The amount of impairment, if any, is measured based on projected discounted future net cash flows using a discount rate reflecting Sanmina-SCI's average cost of capital.

     During the fourth quarter of 2001 and the third quarter of fiscal 2000, evaluations under SFAS No. 121 indicated that the fair value of certain intangible assets and unamortized goodwill originally acquired as part of the June 2000 Hadco merger were less than their carrying value. Accordingly, we recorded an adjustment to write down $40.3 million in 2001 and $8.8 million in 2000 of intangible assets and unamortized goodwill. The fair value of the intangible assets and unamortized goodwill at the time of the original acquisition by Sanmina-SCI was based on expected future cash flows to be generated from the assets based on the facts and circumstances that existed at the date the acquisition was completed. The existing customer relationships, in-place workforce, tradename and trademarks and unamortized goodwill, valued at the time of the original acquisition, became impaired in the quarter ended September 29, 2001 due to closure or consolidation of the related manufacturing facilities. As a result, based on future expected discounted cash flows from the customer base, from experienced and expected work force attrition and from future utilization of tradename and trademarks, we recorded a write down to the carrying value of these intangible assets and allocated goodwill in the amounts of $10.6 million, $3.7 million, $3.6 million and $22.4 million, respectively, in the fourth quarter of fiscal 2001 and a write down to the carrying values of customer relationships and in-place workforce intangible assets in the amounts of $7.5 million and $1.3 million, respectively, in the third quarter of fiscal 2000.

     Goodwill and Intangibles. Costs in excess of the fair value of tangible and identifiable intangible assets acquired and liabilities assumed in a purchase business combination are recorded as goodwill. SFAS No. 142, "Goodwill and Other Intangible Assets," requires that companies no longer amortize goodwill, but instead test for impairment at least annually using a two-step approach. Sanmina-SCI adopted SFAS No. 142 in the first quarter of fiscal 2002 and no longer amortizes goodwill. Sanmina-SCI evaluates goodwill, at a minimum, on an annual basis and whenever events and changes in circumstances suggest that the carrying amount may not be recoverable. Impairment of goodwill is tested at the reporting unit level by comparing the reporting unit's carrying amount, including goodwill, to the fair value of the reporting unit. The fair values of the reporting units are estimated using a combination of the income, or discounted cash flows, approach and the market approach, which utilizes comparable companies' data. If the carrying amount of the reporting unit exceeds its fair value, goodwill is considered impaired and a second step is performed to measure the amount of impairment loss, if any. Sanmina-SCI completed the first step of the transitional goodwill impairment test in the quarter ended March 30, 2002 and determined that no potential impairment existed. During the fourth quarter of fiscal 2002, we recorded an impairment loss of $299.0 million for the domestic reporting unit and $2.4 billion for the international reporting unit, or a total of $2.7 billion in connection with the annual impairment test. The impairment loss resulted from the extended decline in the electronics industry and the communications sector in particular, which reduced the estimated fair values of the reporting units below the respective carrying values. There can be no assurance that future goodwill impairment tests will not result in further impairment charges.

                            SANMINA-SCI CORPORATION

     Sanmina-SCI has determined that there are two reportable units: international and domestic. Goodwill information for each reportable unit is as follows:

                                                    RECLASSIFICATION
                           AS OF                     OF INTANGIBLE                       AS OF
                       SEPTEMBER 29,    GOODWILL       ASSETS TO       IMPAIRMENT    SEPTEMBER 28,
                           2001         ACQUIRED        GOODWILL         LOSSES          2002
                       -------------   ----------   ----------------   -----------   -------------
                                                     (IN THOUSANDS)
Units:
  Domestic...........    $121,203      $1,384,856        $6,146        $  (299,000)   $1,213,205
  International......     118,663       3,140,782            --         (2,371,000)      888,445
                         --------      ----------        ------        -----------    ----------
          Total......    $239,866      $4,525,638        $6,146        $(2,670,000)   $2,101,650
                         ========      ==========        ======        ===========    ==========

     The pro forma effects of the adoption of SFAS No. 142 on net income and earnings per share, net of income tax effects, for Sanmina-SCI for the years ended September 29, 2001 and September 30, 2000 are as follows:

                                                              YEAR ENDED      YEAR ENDED
                                                             SEPTEMBER 29,   SEPTEMBER 30,
                                                                 2001            2000
                                                             -------------   -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                  PER SHARE AMOUNTS)
Net income as reported.....................................     $40,446        $210,094
Add back: Goodwill amortization expense....................      12,686          10,947
                                                                -------        --------
Adjusted net income........................................     $53,132        $221,041
                                                                =======        ========
Basic earnings per share, as reported......................     $  0.13        $   0.69
Add back: Goodwill amortization expense....................        0.04            0.04
                                                                -------        --------
Pro forma..................................................     $  0.17        $   0.73
                                                                =======        ========
Diluted earnings per share, as reported....................     $  0.12        $   0.65
Add back: Goodwill amortization expense....................        0.04            0.03
                                                                -------        --------
Pro forma..................................................     $  0.16        $   0.68
                                                                =======        ========

     Sanmina-SCI has certain identifiable intangible assets that are subject to amortization. These assets relate to customer lists and other intangibles with useful lives from twelve to thirty years. Intangible asset amortization expense for the year ended September 28, 2002 was approximately $5.8 million. The components of intangible assets are as follows:

                                 SEPTEMBER 28, 2002                   SEPTEMBER 29, 2001
                         ----------------------------------   ----------------------------------
                          GROSS                      NET       GROSS                      NET
                         CARRYING   ACCUMULATED    CARRYING   CARRYING   ACCUMULATED    CARRYING
                          AMOUNT    AMORTIZATION    AMOUNT     AMOUNT    AMORTIZATION    AMOUNT
                         --------   ------------   --------   --------   ------------   --------
                                                     (IN THOUSANDS)
Amortized
  intangibles..........  $78,476      $31,299      $47,177    $73,926      $25,541      $48,385
Non-amortized
  intangibles(1).......       --           --           --     11,241        5,095        6,146
                         -------      -------      -------    -------      -------      -------
          Total........  $78,476      $31,299      $47,177    $85,167      $30,636      $54,531
                         =======      =======      =======    =======      =======      =======

---------------

(1) Represents assembled workforce intangible assets reclassified to goodwill upon adoption of SFAS No. 142 on September 30, 2001.

                            SANMINA-SCI CORPORATION

     Estimated annual amortization expense is as follows:

FISCAL YEARS:
-------------                                                 (IN THOUSANDS)
  2003......................................................     $ 6,412
  2004......................................................       6,412
  2005......................................................       6,412
  2006......................................................       5,326
  2007......................................................       5,112
  Thereafter................................................      17,503
                                                                 -------
                                                                 $47,177
                                                                 =======

     Revenue Recognition. Sanmina-SCI generally recognizes revenue at the point of shipment to its customers, under the contractual terms which in general are FOB shipping point or when services have been performed. Sanmina-SCI also derives revenues from sales of certain inventory, including raw materials, to customers who reschedule, amend or cancel purchase orders after Sanmina-SCI has procured inventory to fulfill their purchase orders. Title to the product or the inventory transfers upon shipment and the customer's assumption of the risks and rewards of ownership of the product. In some cases, Sanmina-SCI will recognize revenue upon receipt of shipment by the customer or at its designated location. Except in specific circumstances, there are no formal customer acceptance requirements or further Sanmina-SCI obligations to the product or the inventory subsequent to shipment. In specific circumstances in which there are such customer acceptance requirements or further Sanmina-SCI obligations, revenue is recognized at the point of formal acceptance and upon completion of obligations. Where appropriate, provisions are made for estimated warranty costs and sales returns.

     Comprehensive Income (Loss). Comprehensive income (loss) for Sanmina-SCI consists of net income or loss plus the effect of unrealized holding gains or losses on investments classified as available-for-sale and foreign currency translation adjustments, net of tax effects of $1.2 million, $1.6 million and $2.3 million for 2002, 2001 and 2000, respectively. As of September 28, 2002, the cumulative unrealized holding gains (losses) on investments and cumulative foreign currency translation adjustments were $700,000 and $(11.0) million, respectively. As of September 29, 2001, the cumulative unrealized holding gains (losses) on investments and cumulative foreign currency translation adjustments were $8.1 million and $(21.8) million, respectively.

     Income Taxes. Sanmina-SCI provides for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes." SFAS No. 109 requires an asset and liability method whereby deferred tax assets and liabilities are recognized for differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases. A valuation allowance is recorded to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

     Earnings Per Share. Basic earnings (loss) per share is computed by dividing net income or loss by the weighted average number of shares of common stock outstanding during the period. Diluted earnings per share includes dilutive common stock equivalents, using the treasury stock method, and assumes that the convertible debt instruments were converted into common stock upon issuance, if dilutive. For the years ended September 28, 2002, September 29, 2001 and September 30, 2000, 36,737,598, 26,706,108 and 561,707 potentially dilutive shares from the conversion of the convertible subordinated debt and after-tax interest expense of $62.0 million, $23.5 million and $980,000, respectively, were not included in the computation of diluted earnings per share because to do so would be anti-dilutive. Stock options with exercise prices greater than the average fair market price for a period, which are defined as anti-dilutive, are not included in the diluted earnings (loss) per share calculations because of their anti-dilutive effect (see Note 10.) All stock options are anti-dilutive in fiscal 2002 due to the net loss for the year. A reconciliation of the net income

                            SANMINA-SCI CORPORATION

(loss) and weighted average number of shares used for the diluted earnings
(loss) per share computation follows:

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Net income (loss).............................   $(2,696,753)     $ 40,446        $210,094
Interest expense, net of tax, related to
  convertible subordinated debt...............            --            --          10,145
                                                 -----------      --------        --------
Net income (loss).............................   $(2,696,753)     $ 40,446        $220,239
                                                 ===========      ========        ========
Weighted average number of shares outstanding
  during the period...........................       481,985       319,360         304,824
Weighted average number of shares for stock
  options outstanding for the period..........            --        10,869          16,435
Weighted average number of shares for
  subordinated debt for the period............            --            --          16,091
                                                 -----------      --------        --------
Weighted average number of shares.............       481,985       330,229         337,350
                                                 ===========      ========        ========
Diluted earnings (loss) per share.............   $     (5.60)     $   0.12        $   0.65
                                                 ===========      ========        ========

     Stock-Based Compensation. Sanmina-SCI has adopted the disclosure provisions of SFAS No. 123, "Accounting for Stock Based Compensation." In accordance with the provisions of SFAS No. 123, Sanmina-SCI applies Accounting Principles Board, or APB, Opinion No. 25 and related interpretations in accounting for its employee stock option plans. See Note 10 for a summary of the pro forma effects on reported net income and earnings per share for fiscal years 2002, 2001, and 2000 based on the fair value of options and shares granted as prescribed by SFAS No. 123.

     Recent Accounting Pronouncements. In October 2001, the Financial Accounting Standards Board issued SFAS No. 143, "Accounting for Asset Retirement Obligations" to be effective for all fiscal years beginning after June 15, 2002, with early adoption permitted. SFAS No. 143 establishes accounting standards for the recognition and measurement of an asset retirement obligation and its associated asset retirement cost. It also provides accounting guidance for legal obligations associated with the retirement of tangible long-lived assets. Sanmina-SCI is currently assessing the impact of SFAS No. 143 on its financial position, results of operations and cash flows as well as the timing of its adoption.

     In October 2001, the Financial Accounting Standards Board issued SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets," which establishes a single accounting model for the impairment or disposal of long-lived assets, including discontinued operations. SFAS No. 144 supersedes SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed of" and APB Opinion No. 30, "Reporting the Results of Operations -- Reporting the Effects of Disposal of a Segment of a Business and Extraordinary, Unusual and Infrequently Occurring Events and Transactions for the Disposal of a Segment of a Business." The provisions of SFAS No. 144 are effective in fiscal years beginning after December 15, 2001, with early adoption permitted and, in general, are to be applied prospectively. Sanmina-SCI adopted SFAS No. 144 on September 29, 2002, with no resulting impact on its financial position, results of operations and cash flows.

     In May 2002, the Financial Accounting Standards Board issued SFAS No. 145, "Rescission of FASB Statements No. 4, 44, and 64, Amendment of FASB Statement No. 13, and Technical Corrections." This Statement rescinds FASB Statement No. 4, "Reporting Gains and Losses from Extinguishment of Debt," and an amendment of that Statement, FASB Statement No. 64, "Extinguishments of Debt Made to Satisfy

                            SANMINA-SCI CORPORATION

Sinking-Fund Requirements." This Statement also rescinds FASB Statement No. 44, "Accounting for Intangible Assets of Motor Carriers." This Statement amends FASB Statement No. 13, "Accounting for Leases" to eliminate an inconsistency between the required accounting for sale-leaseback transactions and the required accounting for certain lease modifications that have economic effects that are similar to sale-leaseback transactions. This Statement also amends other existing authoritative pronouncements to make certain technical corrections, clarify meanings, or describe their applicability under changed conditions. The provisions of SFAS No. 145 are effective in fiscal years beginning after May 15, 2002, with early adoption permitted and, in general, are to be applied prospectively. In the fourth quarter of fiscal 2002, we elected to apply the provisions of SFAS No. 145 related to the rescission of SFAS No. 4. Accordingly, gains or losses resulting from the early retirement of debt during fiscal 2002 have been reflected as other income (expense) on the accompanying statements of operations (see Note 4). Gains or losses for prior periods previously reflected as extraordinary items have been reclassified to other income (expense) in accordance with SFAS No. 145.

     In July 2002, the Financial Accounting and Standards Board issued SFAS No. 146, "Accounting for Costs Associated with Exit and Disposal Activities." This statement revises the accounting for exit and disposal activities under EITF 94-3, "Liability Recognition for Certain Employee Termination Benefits and other Costs to Exit an Activity" by spreading out the reporting of expenses related to restructuring activities. Commitment to a plan to exit an activity or dispose of long-lived assets will no longer be sufficient to record a one-time charge for most anticipated costs. Instead, companies will record exit or disposal costs when they are "incurred" and can be measured at fair value, and they will subsequently adjust the recorded liability for changes in estimated cash flows. The provisions of SFAS No. 146 are effective prospectively for exit or disposal activities initiated after December 31, 2002. Earlier adoption is encouraged. Companies may not restate previously issued financial statements for the effect of the provisions of SFAS No. 146 and liabilities that a Company previously recorded under EITF 94-3 are grandfathered. Sanmina-SCI is currently assessing the impact of SFAS No. 146 on its financial position, results of operations and cash flows as well as timing of its adoption.

     Reclassifications. Sanmina-SCI has reclassified certain prior year information to conform to the current year's presentation.

NOTE 3.  RELATED PARTY TRANSACTIONS

     During fiscal 2002, a member of the Sanmina-SCI Board of Directors and the Secretary of the Board of Directors were members of the law firm of Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California or, WSGR, Sanmina-SCI's outside legal counsel. Sanmina-SCI intends to retain WSGR as its legal counsel in fiscal 2003. Sanmina-SCI paid WSGR approximately $3.5 million in legal fees during the year ended September 28, 2002.

     Merger costs for the SCI acquisition included a payment of $13.1 million to Merrill Lynch & Co., whose former chairman of its Global Technology Investment Banking Group is a current member of Sanmina-SCI's Board of Directors.

                            SANMINA-SCI CORPORATION

NOTE 4.  REVOLVING CREDIT AGREEMENTS AND LONG-TERM DEBT

     Revolving credit agreements and long-term debt consist of the following:

                                                                         AS OF
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
4 1/4% Convertible Subordinated Notes due 2004.............   $  292,867      $  350,000
9 1/2% Senior Subordinated Notes due 2008..................           --          12,121
5 1/2% Convertible Subordinated Debentures due 2012........           --           2,135
Zero Coupon Convertible Subordinated Debentures due 2020...      689,188         783,821
3% Convertible Subordinated Notes due 2007.................      566,589              --
Revolving Credit Agreements................................      405,266           6,150
Accounts Receivable Securitization.........................      200,000              --
Obligations under capital leases with interest rates
  ranging from 8.0% to 14.59%..............................        4,653          10,182
Other long-term debt due through December 2017, at rates
  ranging from 3.00% to 7.50%..............................       82,667          69,999
                                                              ----------      ----------
Total......................................................    2,241,230       1,234,408
Less: current portion......................................     (265,899)        (15,800)
                                                              ----------      ----------
Total long-term debt.......................................   $1,975,331      $1,218,608
                                                              ==========      ==========

     4 1/4% Convertible Subordinated Notes due 2004. On May 5, 1999, Sanmina-SCI issued $350.0 million aggregate principal amount of 4 1/4% convertible subordinated notes, or 4 1/4% Notes, due on May 1, 2004. The 4 1/4% Notes are convertible into common stock, at the option of the holder, at a conversion price of approximately $22.17 per share, subject to adjustments in certain events. The 4 1/4% Notes are subordinated in right of payment to all existing and future senior indebtedness, as defined, of Sanmina-SCI. The 4 1/4% Notes are redeemable at the option of Sanmina-SCI on or after May 6, 2002. Interest is payable semi-annually on May 1 and November 1. During the fourth quarter of fiscal 2002, Sanmina-SCI repurchased approximately $58.9 million aggregate principal amount of the 4 1/4% Notes through open market transactions of which $1.8 million was traded prior to our fiscal year end but was settled in early October 2002. As a result of the repurchases, Sanmina-SCI recorded a $7.2 million gain, net of $491,000 in unamortized financing fees from the early extinguishment of this debt. The gain is reflected in other income in the accompanying consolidated statement of operations.

     9 1/2% Senior Subordinated Notes due 2008. On May 18, 1998, Hadco issued $200.9 million aggregate principal amount of its 9 1/2% Senior Subordinated Notes due 2008, or 9 1/2% Notes. Interest on the 9 1/2% Notes was payable semi-annually on each June 15 and December 15 and commenced December 15, 1998. On August 24, 2000, Sanmina-SCI redeemed $187.9 million of the outstanding
9 1/2% Notes. The redemption was at 101% of the principal amount of the notes, and the redemption premium and the deferred debt costs on the notes totaled $8.0 million, which is classified in other expense for fiscal 2000. The remaining notes were repurchased in fiscal 2002 resulting in insignificant losses classified as other expense.

     5 1/2% Convertible Subordinated Debentures due 2012. In 1987, Elexsys International, Inc., or Elexsys, issued $32.0 million aggregate principal amount of 5 1/2% convertible subordinated debentures, or 5 1/2% Debentures, due on March 1, 2012. In October 2001, $1.8 million of the 5 1/2% Debentures were converted to approximately 118,000 shares of common stock. The remaining 5 1/2% Debentures were redeemed by the Sanmina-SCI for $365,000. As of September 28, 2002 the outstanding balance on the 5 1/2% Debentures is zero.

                            SANMINA-SCI CORPORATION

     Zero Coupon Convertible Subordinated Debentures due 2020. On September 12, 2000, Sanmina-SCI issued $1.66 billion in aggregate principal amount at maturity of zero coupon convertible subordinated debentures, or Zero Coupon Debentures, due on September 12, 2020 at an issue price of $452.89 per $1,000 debenture, resulting in gross proceeds of $751.8 million. The Zero Coupon Debentures are subordinated to the prior payment of all senior indebtedness, as defined, of Sanmina-SCI. There will be no cash interest payments prior to maturity. The issue price of each Zero Coupon Debenture represents a yield to maturity of 4% per year, computed on a semi-annual basis. The issue discount is amortized using the effective interest method over the term of the notes. The Zero Coupon Debentures are convertible into common stock, at any time at the option of the note holder, at the conversion ratio of approximately 6.48 shares per $1,000 principal amount at maturity, subject to adjustment in certain events. The Zero Coupon Debentures are redeemable at the option of Sanmina-SCI on or after September 12, 2005. The Zero Coupon Debentures may also be subject to repurchase, at the option of the holder, on September 12, 2005, September 12, 2010, and September 12, 2015 at $552.08, $672.98, and $820.35, respectively per
$1,000 note.

     During the fourth quarter of fiscal 2002, Sanmina-SCI repurchased approximately $150.0 million of the Zero Coupon Debentures through open market transactions of which $23.8 million was traded prior to our fiscal year end but was settled in early October 2002. As a result of the transactions, Sanmina-SCI recorded a $47.3 million gain, net of $2.8 million in unamortized financing fees, from the early extinguishment of this debt. The gain is reflected in other income in the accompanying consolidated statement of operations.

     3% Convertible Subordinated Notes due 2007. In March 2000, SCI issued $575.0 million aggregate principal amount of 3% Convertible Subordinated Notes due March 15, 2007, or 3% Notes. Interest on the 3% Notes is payable semi-annually on each March 15 and September 15. In connection with Sanmina's acquisition of SCI, Sanmina-SCI entered into a supplemental indenture with respect to the 3% Notes providing a guaranty for the 3% Notes and allowing for the conversion of the 3% Notes into shares of Sanmina-SCI common stock, at a conversion price of $41.35 per share, subject to adjustment in certain events. The 3% Notes are subordinated in right of payment to all existing and future senior debt, as defined, of Sanmina-SCI. The 3% Notes are redeemable at SCI's option at any time on or after March 20, 2003, although there is no mandatory redemption prior to final maturity.

     Revolving Credit Agreements. In December 2001, Sanmina-SCI entered into two separate facilities consisting of a $250.0 million 364-day credit facility and a $500.0 million three-year credit facility with a syndicate of banks. As of September 28, 2002, $400.0 million was outstanding under these credit facilities, $349.0 million of which was repaid in October 2002. Borrowings under these credit agreements bear variable interest based on a defined prime rate or LIBOR, plus a margin, at the option of the banks, and bank facility and commitment fees, which as of September 28, 2002 totaled 3.56% for the 364-day credit facility and 4.75% for the three-year credit facility. The three-year credit facility contains a subfacility for letters of credit with certain requirements. As of September 28, 2002, two letters of credit were outstanding under this agreement having an aggregate face amount of $2.0 million. The agreements contain restrictions on the payment of dividends and financial covenants, which require Sanmina-SCI to maintain a minimum tangible net worth and ratios for interest coverage, and leverage. The net worth covenant requires a minimum tangible net worth relative to Sanmina-SCI's tangible net worth beginning March 31, 2002. The interest coverage ratio requires a minimum ratio of adjusted operating income for the four fiscal quarters ending on the date of determination to cash interest expense for the same period. The leverage ratio requires a minimum ratio of consolidated total debt to consolidated capitalization. As of September 28, 2002 Sanmina-SCI was in compliance with these covenants. In connection with these facilities, Sanmina-SCI incurred costs of approximately $3.7 million that are capitalized in the balance sheet and amortized over the life of the respective agreements. The 364-day credit facility is scheduled to terminate on December 4, 2002.

     Essex AB, or Essex, a subsidiary of Sanmina-SCI, had a line of credit arrangement with a Swedish bank denominated in Swedish krona, or SEK, for aggregate borrowings of up to SEK 300 million (approximately

                            SANMINA-SCI CORPORATION

$32.0 million). This credit facility was terminated and paid in full as of September 28, 2002. Borrowings outstanding on this line of credit arrangement were secured by all of the assets of Essex, accrued interest at the Stockholm InterBank Offered Rate, or STIBOR, of 3.88% as of September 29, 2001, and contains covenants which required that Essex maintain certain financial ratios over a period of five years. Essex was in compliance with these ratios as of fiscal year end and 2001. As of September 29, 2001, $1.3 million was outstanding under this line of credit.

     Segerstrom has a line of credit arrangement with a Swedish bank denominated in SEK for aggregate borrowings of up to SEK 85 million (approximately $9.0 million). Borrowings outstanding on this line of credit arrangement are secured by all of the assets of Segerstrom, accrue interest at 5.05% and 3.75% as of September 28, 2002 and September 29, 2001, respectively, and contain certain covenants which require that Segerstrom maintain certain financial ratios and is renewable annually. Segerstrom was in compliance or received a waiver related to these financial ratios as of fiscal years ended 2002 and 2001, respectively. As of September 28, 2002 and September 29, 2001, $5.3 million and $4.9 million, respectively, was outstanding under this line of credit.

     Accounts Receivable Securitization. In March 2002, we amended our existing asset securitization agreement that gives us the option to periodically transfer undivided percentage ownership interests, of up to $200.0 million, in a revolving pool of eligible trade receivables to conduit and bank purchases to decrease the commitment thereunder from $300.0 million to $200.0 million and to suspend the commitments thereunder. During the second quarter of fiscal 2002, we repaid net cash of $211.0 million, to the third-party purchasers of accounts receivable under the asset securitization agreement and the agreement became inactive until July 2002, when the agreement was further amended. In July 2002, we further amended and renewed our asset securitization agreement, previously scheduled to expire in December 2002. In the fourth quarter of fiscal 2002, the full $200.0 million available under the program was utilized to pay down a portion of the revolving credit agreement. The net accounts receivables sold under the program are no longer derecognized from the accounts receivable balance and the associated debt is recorded as current portion of long-term debt on the consolidated balance sheet. As of September 28, 2002, the asset securitization program was fully utilized. The amended asset securitization agreement has a scheduled termination date in July 2003. However, the facility will be terminated on January 1, 2003 if not terminated earlier by the company. Sanmina-SCI is subject to restrictions on the payment of dividends and certain financial covenants pursuant to the asset securitization agreement, including maintaining a minimum for net worth and certain ratios for interest coverage and leverage. As of September 28, 2002 Sanmina-SCI was in compliance with these covenants.

     During the year ended September 28, 2002, Sanmina-SCI and a subsidiary of Sanmina-SCI each serviced a portion of the receivables transferred to the limited purpose subsidiary on behalf of the conduit and received a servicing credit, which management has determined approximates market compensation for these services. As of September 28, 2002, Sanmina-SCI was obligated to pay program fees of 0.35% of outstanding amounts and facility fees of 0.4% pursuant to the agreement. Program fees and facility fees may be increased under certain circumstances to 0.475% and 0.525%, respectively.

     Maturities of long-term debt, including capital lease obligations, assuming no redemption requests by noteholders, are as follows as of September 28, 2002.

                            SANMINA-SCI CORPORATION

FISCAL YEARS ENDING
-------------------                                            (IN THOUSANDS)
  2003......................................................     $  265,899
  2004......................................................        293,204
  2005......................................................        405,331
  2006......................................................          8,535
  2007......................................................        567,656
  Thereafter................................................        700,605
                                                                 ----------
          Total.............................................     $2,241,230
                                                                 ==========

NOTE 5.  OTHER ACCRUED LIABILITIES

     Other accrued current liabilities consist of the following:

                                                                         AS OF
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Restructuring accrual (Note 9).............................    $114,604         $45,115
Other......................................................     251,896          53,017
                                                               --------         -------
Total accrued liabilities..................................    $366,500         $98,132
                                                               ========         =======

NOTE 6.  COMMITMENTS AND CONTINGENCIES

     Operating Leases. Sanmina-SCI leases its facilities under operating leases expiring at various dates through 2021. Sanmina-SCI is responsible for utilities, maintenance, insurance and property taxes under the leases. Future minimum lease payments under operating leases are as follows:

FISCAL YEAR ENDING
------------------                                             (IN THOUSANDS)
  2003......................................................      $ 42,669
  2004......................................................        34,487
  2005......................................................        24,517
  2006......................................................        17,697
  2007......................................................        14,217
  Thereafter................................................        32,562
                                                                  --------
          Total.............................................      $166,149
                                                                  ========

     Rent expense under operating leases was approximately $49.8 million, $27.6 million and $26.9 million for the years ended September 28, 2002, September 29, 2001 and September 30, 2000, respectively.

     In fiscal 1999, we entered into an operating lease agreement for facilities in San Jose, California, which house our corporate headquarters and certain of our assembly operations. Under this agreement with a bank, the bank is the owner of the land and buildings for accounting purposes. Management has determined that the lease facility originally met, and continues to meet, the criteria for off-balance sheet treatment and therefore we account for the lease facility as an operating lease. The obligations under this operating lease are disclosed in aggregate with other operating leases in the table above. In fiscal 2002, we amended the lease and related participation agreement to accelerate the maturity date from November 16, 2003 to December 19, 2002. As a result, we will be required to purchase the land and improvements subject to the lease on December 19, 2002, for approximately $52.9 million. The lease agreement and related participation agreement contain certain

                            SANMINA-SCI CORPORATION
covenants, which require us to maintain certain ratios for tangible net worth and fixed charge coverage. As of September 28, 2002 we were in compliance with, or had obtained waivers for, these covenants. In connection with this transaction, we pledged $52.9 million of cash and investments as collateral for certain obligations under the lease. The pledged cash and investments are classified in long-term investments and will be available on the maturity date of December 19, 2002 to fund the purchase of the leased property, which we expect to occur on that date.

     Environmental Matters. We have incurred liabilities associated with environmental contamination at our current and former facilities, and those of the companies that we have acquired. These liabilities include ongoing investigation and remediation activities at a number of sites, including our facilities located in Irvine, California (acquired as part of our acquisition of Elexsys), Owego, New York (a current facility of our Hadco subsidiary), Derry, New Hampshire (a current facility of our Hadco subsidiary) and Fort Lauderdale, Florida (a former facility of our Hadco subsidiary). Currently, we are unable to anticipate whether any third-party claims will be brought against us for the existence of such contamination. There can be no assurance that third-party claims will not arise and will not result in material liability to us. In addition, there are several sites, including our facilities in Wilmington, Massachusetts, Clinton, North Carolina, Brockville, Ontario and Gunzenhausen, Germany that are known to have groundwater contamination caused by a third party, and that third party has provided indemnity to us for the liability. Although we cannot guarantee you that we will not incur liability for clean-up costs or expenses at any of these sites, we have no reason to believe that such liability will occur and that it will be material to our business position.

     We have also been named as a potentially responsible party at several contaminated disposal sites including the Casmalia Resources site, as a result of the past disposal of hazardous waste by companies we have acquired or by our corporate predecessors. Although liabilities for such historic disposal activities have not materially affected our financial condition to date, we cannot guarantee you that past disposal activities will not result in liability that will materially affect us in the future.

     We use an environmental consultant to assist us in evaluating the environmental liabilities of the companies that we acquire as well as those associated with our ongoing operations, site contamination issues and historical disposal activities in order to establish appropriate accruals in our financial statements. We have also undertaken a process of re-evaluating and updating the accruals over time. As of September 28, 2002, and September 29, 2001, respectively, based on the evaluations of our consultants, we have accrued $21.3 million and $27.4 million for such environmental liabilities, which is recorded as other long-term liabilities in the consolidated balance sheets. Although we believe these accruals are adequate, we cannot be certain that environmental liabilities will not exceed the accrued amounts.

     Litigation. On June 13, 2001, Sanmina-SCI filed a complaint against Metricom, Inc. in California state court. The complaint arose out of a July 2, 1999 Agreement for Electronic Manufacturing Services and seeks compensation for cancellation charges arising under this agreement. Sanmina-SCI's damages consist of the cost of certain materials and work-in-process. On July 2, 2001, Metricom, filed a voluntary petition for reorganization under Chapter 11 of the United States Bankruptcy Code with the United States Bankruptcy Court for the Northern District of California in San Jose, California. As a result, Sanmina-SCI filed a proof of claim with the bankruptcy court in the amount of $102.0 million. Metricom objected to the claim, and filed an action for the recovery of approximately $8.6 million in preferential payments. Both actions were settled in September 2002. Sanmina-SCI was allowed a general unsecured claim of $65.0 million, and Metricom dismissed its claim for preferential payments. Sanmina-SCI recently received a partial distribution from the bankrupt estate and expects additional distributions. Sanmina-SCI currently estimates it has no additional exposure on this matter (after exhausting allocated reserves).

     From time to time, Sanmina-SCI is a party to litigation and other contingencies, including examinations by taxing authorities, which arise in the ordinary course of business. Sanmina-SCI believes that the resolution

                            SANMINA-SCI CORPORATION
of such litigation and other contingencies will not materially harm Sanmina-SCI's business, financial condition or results of operations.

NOTE 7.  EMPLOYEE BENEFIT PLANS

     Sanmina-SCI has various retirement plans that cover the majority of its employees. Sanmina-SCI's retirement plans permit participants to elect to have contributions made to the retirement plans in the form of reductions in salary under Section 401(k) of the Internal Revenue Code. Under the Sanmina-SCI retirement plans, Sanmina-SCI matches a portion of employee contributions. The amounts contributed by Sanmina-SCI and its acquired businesses as 401(k) matches against employee contributions were approximately $22.1 million, $9.1 million and $7.6 million during the fiscal years ended September 28, 2002, September 29, 2001 and September 30, 2000, respectively.

     Sanmina-SCI also sponsors a deferred compensation plan for outside directors. The plan allows eligible Sanmina-SCI directors to defer payment of all or part of the compensation payable to them for acting as directors of Sanmina-SCI. Deferrals under this plan for the year ended September 28, 2002 were $20,000.

     Prior to the merger between Sanmina Corporation and SCI, SCI had noncontributory defined benefit pension plans covering substantially all employees in the United States and Brockville, Ontario, Canada. These plans generally provide pension benefits that are based on compensation levels and years of service. Annual contributions to the plans are made according to the established laws and regulations of the applicable countries, and were funded annually at amounts that approximate the maximum deductible for income tax purposes. As a result of the merger between Sanmina Corporation and SCI in December 2001, these plans were frozen. Sanmina Corporation does not have a defined benefit retirement plan, therefore the merger resulted in a plan curtailment as described in SFAS No. 88, "Employers' Accounting and Settlements and Curtailments of Defined Benefit Pension Plans and for Termination Benefits." Defined benefits were calculated and frozen as of December 31, 2001. Employees who had not yet vested will continue to be credited with service until vesting occurs, but no additional benefits will accrue. The additional pension liability, based on actuarial computations, accrued under purchase accounting is presented in the table below:

                                                              US PLAN   BROCKVILLE
                                                              -------   ----------
                                                                 (IN THOUSANDS)
Accumulated benefit obligation..............................  $42,160    $73,454
Fair value of assets........................................   33,800     54,357
                                                              -------    -------
Accrued pension liability...................................  $ 8,360    $19,097

NOTE 8.  BUSINESS COMBINATIONS

  FISCAL 2002

     On December 6, 2001, we acquired SCI in a purchase business combination whereby one of our wholly-owned subsidiaries was merged into SCI. Under the terms of the merger, SCI stockholders received 1.36 shares of Sanmina-SCI common stock for each share of SCI common stock. In addition, Sanmina-SCI issued options to purchase shares of Sanmina-SCI common stock in exchange for each issued and outstanding SCI option. The purchase price was allocated as follows:

                                                               (IN THOUSANDS)
Net tangible assets acquired................................     $  119,783
Deferred compensation related to options....................          4,562
Goodwill....................................................      4,286,646
                                                                 ----------
Total purchase price........................................     $4,410,991
                                                                 ==========

                            SANMINA-SCI CORPORATION

     The total purchase price of approximately $4.4 billion consisted of approximately 200.6 million shares of Sanmina-SCI common stock with a fair value of approximately $4.2 billion, 13.0 million vested and unvested stock options with a fair value of $203.0 million, of which approximately $4.6 million was recorded as deferred compensation related to the intrinsic value of the unvested options, and direct transaction costs of $21.0 million. The value of the 200.6 million shares of Sanmina-SCI common stock used to acquire SCI was based on a per share price of $20.87. This per share price of Sanmina-SCI common stock was determined as the average closing market price for the five trading days ending July 17, 2001. The fair value of the SCI common stock options assumed was estimated using the Black-Scholes option pricing model with the following weighted average assumptions: risk-free interest rate of 4.48%, expected life of four years, expected dividend rate of 0% and volatility of 105%. Direct transaction costs consist primarily of fees for investment bankers, attorneys, accountants, filing costs and financial printing. Sanmina-SCI recorded $4.3 billion of goodwill, of which $1.2 billion was related to domestic operations and $3.1 billion was related to international operations. Of the $4.3 billion recorded for goodwill, the majority is not deductible for tax purposes. See Note 2, "Summary of Significant Accounting Policies" for a discussion regarding the goodwill impairment charge recorded in the fourth quarter of fiscal 2002.

     The SCI purchase price was allocated to the tangible assets acquired and liabilities assumed on the basis of their respective estimated fair values on the acquisition date. The allocations described above are based on management's estimate of the fair value for purchase accounting purposes at the date of acquisition. The purchase price allocation also includes adjustments to net tangible assets for the closing and consolidation of SCI facilities as a result of the merger. Estimates of fair values were refined during fiscal 2002 and the corresponding adjustments, totaling approximately $47.2 million, were made to the purchase price allocation. Although we do not expect significant adjustments to the purchase price allocation, possible revisions in the first quarter of fiscal 2003 include, but are not limited to, contingencies based on the outcomes of negotiations regarding the contractual liability of customers relating to excess and/or obsolete inventory, that was on-hand at the date of the SCI acquisition and environmental liabilities.

     The consolidated financial statements include the operating results of SCI from December 3, 2001, the accounting period close nearest to the acquisition date of December 6, 2001. The net revenues for the three-day period between December 3 and December 6 were approximately $91.0 million.

     The following unaudited pro forma financial information presents the combined results of operations of Sanmina-SCI and SCI as if the acquisition had occurred as of the beginning of fiscal 2002 and 2001, after giving effect to certain adjustments and related income tax effects.

                                                                      YEAR ENDED
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
                                                                 (IN THOUSANDS, EXCEPT
                                                                    PER SHARE DATA)
Revenue....................................................   $10,037,396     $12,728,035
Net income (loss)..........................................    (2,842,060)        174,640
Basic earnings (loss) per share............................   $     (5.48)    $      0.34
Diluted earnings (loss) per share..........................   $     (5.48)    $      0.33

     The pro forma financial information above for fiscal 2002 includes restructuring charges of $101.1 million and $29.8 million of merger costs incurred by SCI during the first quarter of 2002, prior to its merger with Sanmina-SCI. The pro forma financial information for the year ended September 29, 2001 includes SCI's results of operations for its fiscal year ended June 30, 2001 as reported in its Form 10-K for that period as well as goodwill amortization expense of approximately $20.6 million relating to prior business acquisitions accounted for as purchase business combinations prior to the adoption of SFAS No. 142.

                            SANMINA-SCI CORPORATION

     In June 2002, Sanmina-SCI acquired Viking Components, Incorporated ("Viking"), a privately held company which designs, manufactures and distributes advanced technology products, including computer system memory, flash memory and readers, and modems. The transaction included the purchase of all outstanding stock of Viking's operations in the United States as well as the stock of Viking subsidiaries in Ireland and Singapore. The purchase price for the acquisition was $10.9 million paid in cash and shares of Sanmina-SCI common stock. Sanmina-SCI recorded this transaction as a purchase business combination. The purchase price was allocated to the fair value of net assets acquired, including primarily inventories, equipment, assumed liabilities and goodwill. The results of operations for fiscal 2002 include the results of this business from the date of acquisition.

     In January 2002, Sanmina-SCI entered into an agreement with Hewlett Packard Company ("HP") under which HP agreed to outsource a portion of its Europe-Middle East-Africa desktop personal computer manufacturing needs to Sanmina-SCI and Sanmina-SCI acquired HP's related manufacturing operations located in L'Isle d'Abeau, France. The transaction was completed in June 2002. The net cash purchase price for this acquisition was approximately $65.8 million, after certain refundable adjustments, and the transaction was accounted for as a purchase business combination. The purchase price was allocated to the fair value of net assets acquired, including primarily inventories, equipment and goodwill. The results of operations for fiscal 2002 include the results of this business from the date of acquisition.

     In January 2002, Sanmina-SCI entered into an agreement with Alcatel S.A. to purchase manufacturing facilities in Gunzenhausen, Germany, Cherbourg, France, and Toledo, Spain. The purchase of the Gunzenhausen facility was completed in April 2002, the Cherbourg facility purchase was completed in May 2002 and the Toledo facility acquisition was completed in July 2002. In connection with the acquisitions, Sanmina-SCI and Alcatel entered into a multi-year supply agreement covering the products manufactured at these facilities. The net cash purchase price for these transactions was $129.9 million and the transactions were accounted for as purchase business combinations. The purchase prices were allocated to the fair value of net assets acquired, including primarily inventories, equipment and goodwill. The results of operations for fiscal 2002 include the results of these businesses from the respective dates of acquisition. The supply contract with Alcatel did not have a material impact on Sanmina-SCI's gross margin for fiscal 2002.

     In January 2002, Sanmina-SCI entered into an agreement with International Business Machines Corporation ("IBM") under which IBM agreed to outsource a portion of its U.S. and European NetVista desktop personal computer manufacturing needs to Sanmina-SCI and Sanmina-SCI acquired IBM's NetVista desktop manufacturing operations located in Research Triangle Park, North Carolina and Greenock, Scotland. As part of the agreement, Sanmina-SCI acquired certain IBM buildings and equipment related to the manufacturing and associated logistics in North Carolina and acquired the right to occupy related manufacturing spaces at a subcontractor's facilities in Scotland. The transaction was completed in February 2002. The net cash purchase price for this acquisition was approximately $161.9 million, after certain refundable adjustments, and the transaction was accounted for as a purchase business combination. The purchase price was allocated to the fair value of the net assets acquired, including primarily inventories, equipment and goodwill. The results of operations for fiscal 2002 include the results of this business from the date of acquisition.

     In October 2001, Sanmina-SCI purchased certain assets of Electro Mechanical Solutions ("E-M-Solutions"), a privately-held manufacturer of electronic enclosures. This transaction included the purchase of certain manufacturing operations in the United States, as well as the stock of E-M-Solutions subsidiaries incorporated in Mexico and Northern Ireland. The net cash purchase price for this transaction was $91.8 million. The purchase price was allocated to the fair value of the net assets acquired, primarily including inventories, equipment and goodwill. We accounted for this transaction as a purchase business combination, and the consolidated financial statements include the operating results of E-M-Solutions from the date of acquisition.

                            SANMINA-SCI CORPORATION

     During fiscal 2002 Sanmina-SCI also completed several other acquisitions which were immaterial individually and in the aggregate, including a manufacturer of complex enclosure systems with facilities in Shenzhen, China and a sales office in Hong Kong; a United States cable manufacturer; a design center; and a cable manufacturer with operations in the United States, the Czech Republic and Germany.

     Pro forma results of operations have not been presented for the fiscal 2002 acquisitions, with the exception of SCI, because the effects of these acquisitions were not material either on an individual or aggregate basis. Goodwill resulting from the fiscal 2002 acquisitions, excluding SCI, was approximately $229.0 million. The majority of this goodwill is deductible for tax purposes. The purchase price allocations for the above acquisitions are based on management's estimate of the fair value for purchase accounting purposes at the date of acquisition. We do not expect significant revisions to the purchase price allocations for the acquired businesses.

  FISCAL 2001

     In March 2001, Sanmina-SCI acquired Segerstrom in a pooling-of-interests business combination, a global supplier of integrated enclosure systems headquartered in Sweden. As a result of this acquisition, Sanmina-SCI added 10 manufacturing facilities in Sweden, Finland, Brazil, Hungary, Scotland, and the United States. The transaction was structured as a stock for stock exchange and was accounted for as a pooling of interests. Under the terms of the agreement, each Segerstrom common share and convertible debenture was converted into approximately 0.4519 shares of Sanmina-SCI common stock and Sanmina-SCI acquired approximately 94% of the outstanding shares of Segerstrom. Sanmina-SCI has commenced a compulsory acquisition process for the remaining 6% of Segerstrom's shares in accordance with Swedish law and business practice, and expects that the process of acquiring the remaining shares for cash will be completed by 2003. As of September 28, 2002, Sanmina-SCI has issued approximately 11.6 million shares of common stock in connection with the acquisition of Segerstrom.

     Sanmina-SCI's consolidated financial statements have been restated to reflect the financial results of Segerstrom for all periods presented. Segerstrom's financial statements for its fiscal year ended December 31, 2000 were combined with the corresponding Sanmina-SCI consolidated statements for the year ended September 30, 2000. During Sanmina-SCI's fiscal 2001, Segerstrom's year-end was changed from December 31 to a 52 or 53 week year ending on the Saturday nearest September 30 to conform to Sanmina-SCI's fiscal year end. Accordingly, an adjustment was made to retained earnings in the first quarter of fiscal 2001 to eliminate the duplication of $5.3 million of net income for Segerstrom for the three months ended December 31, 2000. Segerstrom's revenues for that three-month period were $96.0 million. Segerstrom's cash provided by operating activities of $5.9 million, cash used for investing activities of $4.8 million and cash provided by financing activities of $400,000 for the three months ended December 31, 2000 have been excluded from Sanmina-SCI's consolidated statement of cash flows for fiscal year 2001.

     In August 2001, Sanmina-SCI acquired Alcatel's manufacturing operations located in Richardson, Texas, for a cash purchase price of $66.4 million. The acquisition was accounted for as a purchase and included a multiyear supply contract, the purchase of a manufacturing facility and the transfer of employees to Sanmina-SCI. The fair value of tangible assets acquired, primarily fixed assets, inventories and accounts receivable, was approximately $46.4 million. The acquisition resulted in goodwill of approximately $20.0 million. Pro forma results of operations have not been presented for this acquisition because its effect was not material. The supply contract with Alcatel did not have a material impact on Sanmina-SCI's gross margin in fiscal 2002 or 2001.

  FISCAL 2000

     In June 2000, Sanmina-SCI completed two acquisitions accounted for as poolings of interests. Sanmina-SCI issued approximately 4.0 million shares of common stock to acquire Essex, an EMS supplier in

                            SANMINA-SCI CORPORATION

Scandinavia, and approximately 39.2 million shares to acquire Hadco, a manufacturer of advanced electronic interconnect products. As a result of these acquisitions, Sanmina-SCI's historical financial statements have been restated retroactively to include the financial results of Essex and Hadco for all periods presented. The fiscal years for Essex and Hadco were changed to coincide with Sanmina-SCI's year end beginning in fiscal 2000. Accordingly, an adjustment was made to retained earnings to eliminate the duplication of $6.3 million of net income for Hadco and Essex, representing one month of Hadco's operations and three months of Essex' operations ended October 31, 1999 and December 31, 1999, respectively. The revenues for Essex and Hadco for these periods totaled approximately $163.0 million. The restated financial information includes certain adjustments to eliminate the net sales between the combining companies and certain reclassifications to conform to Sanmina-SCI's financial statement presentation. No adjustments were necessary to conform the accounting policies of the combining companies.

     In August 2000, Segerstrom acquired all of the outstanding shares of Lewis
C. Grant Ltd, a British supplier of enclosure systems to the telecommunications industry, in a purchase business combination. The cash purchase price of approximately $30.5 million was allocated to the net assets acquired based on their respective fair values. The acquisition resulted in goodwill of approximately $27.0 million, which prior to adoption of SFAS No. 142 was being amortized over 20 years.

     In March 2000, Sanmina-SCI acquired Alcatel's North Carolina electronic enclosure systems facility for a cash purchase price of approximately $23.8 million in a purchase business combination. The purchase price was allocated to the net assets acquired, which consisted of inventories, equipment, and accrued payroll related expenses, based on fair market value, resulting in goodwill of approximately $8.0 million, which prior to adoption of SFAS No. 142 was being amortized over a period of ten years. The transaction also included a three-year manufacturing service contract between Sanmina-SCI and Alcatel.

     In June 2000, Sanmina-SCI acquired Interworks Computer Products, Inc. ("Interworks") in a purchase business combination for a cash purchase price of approximately $45.0 million. Interworks designs, manufactures, tests and distributes a complete line of Digital Signal Processor modular solutions and advanced memory products to leading electronics original equipment manufacturers serving the networking and telecommunications markets. The fair value of tangible net assets acquired, primarily fixed assets and inventory, was approximately $4.7 million. The acquisition resulted in goodwill of approximately $40.3 million, which prior to adoption of SFAS No. 142 was being amortized over a period of 15 years.

     In July 2000, Sanmina-SCI acquired PCB assembly and system assembly facilities, including office and dormitory buildings, in Guangdong province, China, and office facilities in Hong Kong and Taiwan for a cash purchase price of approximately $65.0 million. The fair value of tangible assets acquired in this purchase business combination was approximately $20.0 million. Goodwill recorded was approximately $45.0 million, which prior to adoption of SFAS No. 142 was being amortized over a period of 15 years.

NOTE 9.  MERGER AND INTEGRATION AND RESTRUCTURING COSTS

  MERGER AND INTEGRATION COSTS

     Merger and integration costs of $3.7 million in fiscal 2002 represent information technology, or IT, systems integration costs. Merger costs of $12.5 million were recorded in 2001 and consisted of merger related fees for investment banking, accounting, legal and related fees and expenses for the Segerstrom acquisition, which was accounted for using the pooling of interests method. Merger costs of approximately $9.7 million were paid during fiscal year 2001 and the remaining amount was paid in fiscal 2002. Merger costs of $19.9 million were recorded in 2000, and consisted of fees for investment bankers, attorneys, accountants and other direct merger related expenses and relate to those acquisitions that were accounted for using the pooling of interests method. Merger costs of approximately $18.5 million were paid during fiscal year ended 2000 with the remainder paid in fiscal 2001.

                            SANMINA-SCI CORPORATION

  RESTRUCTURING COSTS

     Costs associated with restructuring activities other than restructuring activities related to a purchase business combination are accounted for in accordance with EITF 94-3. Accordingly, costs associated with such plans are recorded as restructuring costs in the consolidated statements of operations. Below is a summary of the activity related to restructuring costs recorded pursuant to EITF 94-3 for fiscal 2000, 2001, and 2002:

                                EMPLOYEE                    SHUTDOWN AND
                                SEVERANCE                   CONSOLIDATION    WRITE-OFF
                                   AND      RESTRUCTURING     COSTS OF      IMPAIRED OR
                                 RELATED      AND OTHER       DUPLICATE      REDUNDANT
                                EXPENSES      EXPENSES       FACILITIES     FIXED ASSETS     TOTAL
                                ---------   -------------   -------------   ------------   ---------
                                                           (IN THOUSANDS)
                                  Cash         Cash            Cash          Non-cash
Balance at October 2, 1999....  $  2,458      $     --        $  6,926        $    714     $  10,098
Charges to operations.........    26,506           832              --              --        27,338
Charges utilized..............   (14,222)           --          (6,926)           (714)      (21,862)
                                --------      --------        --------        --------     ---------
Balance at September 30,
  2000........................    14,742           832              --              --        15,574
Charges to operations.........    12,628         4,064          42,487          99,953       159,132
Charges utilized..............   (19,639)       (4,057)         (5,942)        (99,953)     (129,591)
                                --------      --------        --------        --------     ---------
Balance at September 29,
  2001........................     7,731           839          36,545              --        45,115
Charges to operations.........    31,100        10,101          31,009          99,585       171,795
Charges utilized..............   (28,487)      (10,161)        (31,667)        (99,585)     (169,900)
                                --------      --------        --------        --------     ---------
Balance at September 28,
  2002........................  $ 10,344      $    779        $ 35,887        $     --     $  47,010
                                ========      ========        ========        ========     =========

  FISCAL 2002

     September 2002 Restructuring. In September 2002, we approved a plan pursuant to EITF 94-3 to close and consolidate certain of our manufacturing facilities in North America, Europe and Asia as a result of the ongoing slowdown in the industry. For fiscal 2002, we recorded a charge to operations of $3.1 million for planned associated employee severance expenses related to the involuntary termination of 540 employees. We utilized charges of approximately $1.7 million in fiscal 2002 as a result of terminating 144 employees in fiscal 2002. We also incurred during fiscal 2002 charges to operations with respect to the shutdown of duplicative facilities of $4.2 million related to non-cancelable lease payments for permanently vacated properties and other associated costs, of which approximately $110,000 of these charges were utilized during fiscal 2002. We incurred charges to operations of $38.3 million related to asset write-offs consisting of excess equipment and leasehold improvements at facilities that were permanently vacated. The closing of the plants discussed above as well as all other activities related to this exit plan are expected to be completed in early fiscal 2004.

     October 2001 Restructuring. In October 2001, we approved a plan pursuant to EITF 94-3 to close and consolidate certain of our manufacturing facilities throughout North America and Europe as a result of the continued slowdown in the industry and economy worldwide. For fiscal 2002, we recorded an initial charge to operations of $25.1 million for the expected involuntary termination of 2,762 employees associated with these plant closures, approximately $1.5 million of which was later reversed prior to the end of the fiscal year as employee severance costs were less than originally estimated. We terminated 1,938 employees by the end of fiscal 2002, and utilized charges of approximately $17.7 million in fiscal 2002. We expect the balance of the employee terminations under this plan to occur during the first half of fiscal 2003. We also incurred charges to operations with respect to the shutdown of duplicate facilities of $37.6 million related to restructuring costs associated with non-cancelable lease payments for permanently vacated properties, approximately $5.3 million

                            SANMINA-SCI CORPORATION
of which was later reversed prior to the end of the fiscal year as these costs were less than originally estimated. We utilized approximately $25.7 million of these charges in fiscal 2002. We also incurred charges to operations of $54.0 million related to the write-offs of fixed assets consisting of excess equipment and leasehold improvements to facilities that were permanently vacated, all of which were utilized in fiscal 2002. The closing of the plants discussed above as well as all other related activities are expected to be completed in early fiscal 2003.

  FISCAL 2001

     Segerstrom Restructuring. In March 2001, we acquired Segerstrom in a pooling of interests business combination and announced our restructuring plan. In fiscal 2001, we recorded a $7.2 million charge to operations related to the involuntary termination of 470 employee positions and a $5.2 million charge to operations related to the consolidation of duplicate facilities. At the beginning of fiscal 2002, we had a balance of approximately $3.7 million for accrued employee severance costs and $5.2 million for accrued costs to shutdown duplicate facilities. In fiscal 2002, we utilized charges of $1.3 million with respect to employee severance, and reversed $1.5 million in employee severance costs because actual severance costs incurred were less than estimated in the original plan. We utilized charges with respect to shutdown of duplicative facilities of $1.3 million.

     July 2001 Restructuring. In July 2001, we approved a plan to close and merge manufacturing facilities throughout North America and Europe as a result of the ongoing slowdown in the EMS industry. Concurrent with the plant closures, Sanmina-SCI reduced its workforce by 2,967 people for an estimated cost of $18.2 million, of which $14.1 million was utilized in fiscal 2001. In fiscal 2001, we recorded costs of $40.5 million related to the shutdown of facilities, of which $8.3 million was utilized during the year. At the beginning of fiscal 2002, we had a balance of approximately $4.0 million for accrued employee severance costs, $800,000 for accrued restructuring expenses and $31.4 million for shutdown of duplicative facilities to be expended in future periods. In fiscal 2002, we recorded an employee severance charge to operations of approximately $5.8 million. During fiscal 2002, we utilized charges of approximately $7.7 million in terminating 812 employees during this period. During fiscal 2002, we incurred charges to operations of $5.3 million related to lease payments for permanently vacated properties and other costs. Approximately $14.8 million was utilized for lease payments and other costs during fiscal 2002. We also incurred charges to operations of $9.2 million with respect to asset related write-offs consisting of excess equipment and leasehold improvements to facilities that were permanently vacated and whose estimated fair market value were zero; $7.3 million was utilized in fiscal 2002. During the year ended September 28, 2002, we reversed $2.5 million of restructuring charges, of which $1.9 million related to excess equipment and $600,000 related to shutdown of duplicative facilities, based on revised estimates obtained. The shutdown of the plants discussed above was completed in the fourth quarter of fiscal 2002.

     Costs associated with restructuring activities related to a purchase business combination are accounted for in accordance with EITF 95-3. Accordingly, costs associated with such plans are recorded as a liability assumed as of the consummation date of the purchase business combination and included in the cost of the

                            SANMINA-SCI CORPORATION
acquired entity. Below is a summary of the activity related to restructuring costs recorded pursuant to EITF 95-3 for fiscal 2002:

                                                        SHUTDOWN AND
                                          EMPLOYEE      CONSOLIDATION    WRITE-OFF
                                        SEVERANCE AND     COSTS OF      IMPAIRED OR
                                           RELATED        DUPLICATE      REDUNDANT
                                          EXPENSES       FACILITIES     FIXED ASSETS    TOTAL
                                        -------------   -------------   ------------   --------
                                                            (IN THOUSANDS)
                                              Cash            Cash        Non-cash
Balance at September 29, 2001.........    $     --        $     --        $     --           --
Additions to restructuring accrual....     104,161          36,078          23,724      163,963
Accrual utilized......................     (64,207)        (12,519)        (19,643)     (96,369)
                                          --------        --------        --------     --------
Balance at September 28, 2002.........    $ 39,954        $ 23,559        $  4,081     $ 67,594
                                          ========        ========        ========     ========

     The following two sections separately present the charges to restructure liability and charges utilized for each of the three restructuring categories set forth in the above table on an aggregate basis for fiscal 2002.

     December 2001 SCI Acquisition Restructuring. In December 2001, we acquired SCI in a purchase business combination. As part of the acquisition of SCI, we recorded an assumed liability, based on SCI management's plan prior to the acquisition in accordance with EITF 94-3, for expected involuntary employee termination costs of approximately $7.4 million for 158 employee positions. As of September 28, 2002, we had utilized approximately $5.5 million of these charges in connection with the termination of 100 employees during the period. We expect to terminate the remaining employees in the first half of our fiscal 2003. In fiscal 2002, we also incurred charges to restructure liability of $2.3 million related to plant consolidations and closures, of which $354,000 was paid during fiscal 2002.

     SCI Acquisition Restructuring. As part of the acquisition of SCI, we also recorded charges to restructure liability of $96.8 million consisting of planned involuntary employee termination costs related to the involuntary termination of 7,143 employees. We utilized $58.7 million in charges with respect to the termination of 6,446 employees during fiscal 2002. The involuntary employee terminations are expected to be completed by the first half of fiscal 2003. We also incurred charges to restructure liability of $39.1 million with respect to restructuring costs related to lease payments for permanently vacated properties and other costs, approximately $5.3 million of which were later reversed in that period due to a change in customer requirements, and utilized approximately $12.1 million of these charges during fiscal 2002. We incurred charges to restructure liability of $23.7 million of asset related write-offs consisting of excess equipment and leasehold improvements to facilities that were permanently vacated, of which $19.6 million were utilized in fiscal 2002. The closing and consolidation of the plants discussed above are expected to be completed by December 2002.

     We continue to rationalize manufacturing facilities and headcount to better scale capacity to current market and operating conditions. In connection therewith, we will incur additional restructuring charges in fiscal year 2003 and 2004 pursuant to our phase two restructuring plan under which we expect to incur up to approximately $250.0 million of restructuring costs, approximately $50.0 million of which was incurred in the fourth quarter of fiscal 2002 and approximately $200.0 million of which is expected to be incurred in fiscal 2003 and fiscal 2004. We expect that approximately 55% of the costs will be cash and 45% will be non-cash.

NOTE 10.  STOCKHOLDERS' EQUITY

     Common Stock. In March 2000 and January 2001, Sanmina-SCI effected two-for-one stock splits payable in the form of a dividend. Accordingly, all share and per share data has been adjusted to retroactively

                            SANMINA-SCI CORPORATION
reflect the stock splits. On February 8, 2000, Sanmina-SCI completed a public offering of 19,100,000 shares of common stock at $29.50 per share for the aggregate gross proceeds of $563.5 million.

     Treasury Stock. In September 2001, Sanmina-SCI's Board of Directors authorized Sanmina-SCI to repurchase up to 5% of the outstanding common stock at market price. The timing of the stock purchases is at the discretion of management. As of September 28, 2002, Sanmina-SCI had purchased approximately
17.3 million shares for a total cost of approximately $141.3 million.

  SANMINA-SCI STOCK OPTION PLANS

     Stock Option Plans. The 1990 Incentive Stock Plan (the "Plan") provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina-SCI's common stock at amounts not less than 100% of the fair market value of the shares on the date of the grant.

     On January 29, 1999, stockholders approved an amendment to adopt Sanmina-SCI's 1999 Stock Plan (the "1999 Plan"). The 1999 Plan provides for the grant of incentive stock options, non-statutory stock options, and stock purchase rights to employees and other qualified individuals to purchase shares of Sanmina-SCI's Common Stock generally at amounts not less than 100% of the fair market value of the shares on the date of the grant. In the event a grant is priced at a level below the then current market value on the date of grant, Sanmina-SCI records the corresponding deferred compensation.

     The 1995 Director Option Plan (the "Director Plan") provides for the automatic grant of stock options to outside directors of Sanmina-SCI or any subsidiary of Sanmina-SCI at amounts not less than 100% of the fair market value of the shares on the date of grant.

     The 1996 Supplemental Stock Option Plan (the "Supplemental Plan") permits only the grant of non-statutory options and provides that options must have an exercise price at least equal to the fair market value of Sanmina-SCI's Common Stock on the date of the grant. Options under the Supplemental Plan may be granted to employees and consultants, but executive officers and directors may not be granted options under the Supplemental Plan.

     The Sanmina-SCI Corporation Stock Option Plan 2000 (the "2000 Plan") provides for the grant of non-statutory stock options to employees of our subsidiaries in Sweden and Finland. The exercise price of options granted under the 2000 Plan can be less than the market value of a share, but shall not be less than the market value of a share on the day before the date on which invitations to apply for options were issued.

     The French Addendum to the 1999 Stock Plan (the "French Addendum") provides for the grant of non-statutory options to employees of the subsidiaries of Sanmina-SCI in France. For French tax purposes, the French Addendum is a qualifying plan which will avoid social security charges to the employee provided the shares acquired are not sold within five years of the date on which the option is granted and the option price of the newly issued shares cannot be lower than 80% of the average stock exchange price during the 20 days preceding the grant. Options issued pursuant to this plan are issued at 100% of the market price on the date of grant.

                            SANMINA-SCI CORPORATION

     Options vest as determined by the Compensation Committee of the Board of Directors and in no event may an option have a term exceeding ten years from the date of the grant. Option activity under the Sanmina-SCI option plans is as follows:

                                                                              WEIGHTED
                                                                              AVERAGE
                                                                SHARES     EXERCISE PRICE
                                                              ----------   --------------
Balance at October 2, 1999..................................  26,282,100       $ 6.90
  Hadco Plan................................................   3,096,982        14.59
  Granted...................................................   9,478,400        27.35
  Exercised.................................................  (5,455,934)        7.23
  Cancelled.................................................  (2,177,894)       13.87
                                                              ----------
Balance at September 30, 2000...............................  31,223,654        13.31
  2000 Plan.................................................     610,000        28.29
  Granted...................................................   6,173,326        25.51
  Exercised.................................................  (4,052,338)        9.76
  Cancelled.................................................  (2,352,286)       27.27
                                                              ----------
Balance at September 29, 2001...............................  31,602,356        15.71
  SCI Plan..................................................  12,798,144        18.11
  Granted...................................................  16,753,986         9.60
  Exercised.................................................  (1,165,748)        7.20
  Cancelled.................................................  (5,576,974)       21.37
                                                              ----------
Balance at September 28, 2002...............................  54,411,764       $13.99
                                                              ==========

     The following table summarizes information regarding stock options outstanding under the Sanmina-SCI option plans at September 28, 2002:

                        OPTIONS OUTSTANDING                           OPTION VESTED AND EXERCISABLE
-------------------------------------------------------------------   ------------------------------
   RANGE OF                     WEIGHTED AVERAGE
   WEIGHTED         NUMBER         REMAINING       WEIGHTED AVERAGE     NUMBER      WEIGHTED AVERAGE
EXERCISE PRICES   OUTSTANDING   CONTRACTUAL LIFE    EXERCISE PRICE    OUTSTANDING    EXERCISE PRICE
---------------   -----------   ----------------   ----------------   -----------   ----------------
$0.63 -- $4.07    11,185,703          6.25              $ 3.30         5,534,530         $ 2.53
$4.09 -- $10.27   12,246,975          6.03              $ 7.65         8,593,575         $ 7.01
$10.32 -- $13.96  12,170,980          8.14              $13.11         4,529,615         $12.91
$13.97 -- $25.47  11,418,809          7.33              $19.13         6,315,170         $18.74
$25.74 -- $57.82   7,389,297          7.94              $34.20         3,138,683         $34.42
                  ----------                                          ----------
$0.63 -- $57.82   54,411,764          7.08              $13.99        28,111,573         $12.77
                  ==========                                          ==========

     The number of exercisable options and the weighted average exercise price as of September 29, 2001 and September 30, 2000 were 17,638,780 at $10.04 per share and 15,866,128 at $13.31 per share, respectively.

     Sanmina-SCI Employee Stock Purchase Plan. Sanmina-SCI's employee stock purchase plan (the "Purchase Plan") provides for the issuance of up to 14,200,000 shares of common stock. Under the Purchase Plan, employees may purchase, on a periodic basis, a limited number of shares of common stock through payroll deductions over a six-month period. The per share purchase price is 85% of the fair market value of the stock at the beginning or end of the offering period, whichever is lower. As of September 28, 2002, 10,199,795 shares had been issued under the Purchase Plan.

                            SANMINA-SCI CORPORATION

     Hadco Employee Stock Purchase Plan. Hadco's Employee Stock Purchase Plan ("ESP Plan") was approved by the Hadco stockholders in March 1998 to allow eligible employees, as defined in the ESP Plan, to purchase shares of common stock during one or more six-month periods through payroll deductions. Shares were purchased at 85% of fair value, as defined. A total of 1,400,000 shares of common stock were reserved for purchase under the ESP Plan. During fiscal 2000, Hadco issued 296,992 under the ESP Plan. As of September 30, 2000, Sanmina-SCI had closed the plan. Shares that were available for purchase under the ESP Plan have expired.

     Authorized Shares. As of September 28, 2002, Sanmina-SCI has reserved the following shares of authorized but unissued common stock:

Convertible subordinated debt...............................    36,737,598
Stock option plans..........................................    75,774,157
Employee stock purchase plan................................     4,000,205
                                                               -----------
                                                               116,551,960
                                                               ===========

     Stock-based Compensation Sanmina-SCI accounts for its stock option plans and employee stock purchase plan under APB Opinion No. 25 and related interpretations. Had compensation cost for all plans been determined consistent with SFAS No. 123, Sanmina-SCI's net income (loss) and net income (loss) per share would have been the following pro forma amounts:

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
                                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Net income (loss):
  As reported.................................   $(2,696,753)     $ 40,446        $210,094
  Pro forma...................................   $(2,763,677)     $(18,778)       $162,794
Basic earnings/(loss) per share:
  As reported.................................   $     (5.60)     $   0.13        $   0.69
  Pro forma...................................   $     (5.73)     $  (0.06)       $   0.53
Diluted earnings/(loss) per share:
  As reported.................................   $     (5.60)     $   0.12        $   0.65
  Pro forma...................................   $     (5.73)     $  (0.06)       $   0.48

     The weighted average fair values of options granted by Sanmina-SCI during fiscal 2002, 2001, and 2000 was $6.00, $22.46 and $19.51 per share, respectively. The fair value of each stock option granted or stock issued under the employee stock purchase plans is estimated on the date of grant using the Black-Scholes option pricing model with the following weighted-average assumptions used for grants or issuances in fiscal 2002, 2001, and 2000, respectively.

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
Volatility....................................      95%             99%             67%
Risk-free interest rate.......................     3.34%           5.0%            5.75%
Dividend yield................................      0%              0%              0%
Expected lives (management and directors)
  beyond vesting..............................    1.1 years       1.2 years       1.1 years
Expected lives (employees) beyond vesting.....    0.6 years       0.6 years       0.5 years

                            SANMINA-SCI CORPORATION

NOTE 11.  INCOME TAXES

     The provision (benefit) for income taxes is based upon income (loss) before income taxes as follows:

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
                                                               (IN THOUSANDS)
Income(loss) before income taxes
  Domestic....................................   $  (438,347)      $55,416        $302,151
  International...............................    (2,376,545)       27,376          47,820
                                                 -----------       -------        --------
                                                 $(2,814,892)      $82,792        $349,971
                                                 ===========       =======        ========

     The provision (benefit) for income taxes consists of the following:

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                    2002            2001            2000
                                                -------------   -------------   -------------
                                                               (IN THOUSANDS)
Federal
  Current.....................................    $(132,802)      $ 98,721        $142,826
  Deferred....................................       36,828        (60,049)        (44,314)
                                                  ---------       --------        --------
State.........................................      (95,974)        38,672          98,512
                                                  ---------       --------        --------
  Current.....................................           --         12,673          27,341
  Deferred....................................      (23,434)        (7,783)         (4,023)
                                                  ---------       --------        --------
                                                    (23,434)         4,890          23,318
                                                  ---------       --------        --------
Foreign taxes
  Current.....................................      (13,019)        (7,109)         18,047
  Deferred....................................       14,288          5,893              --
                                                  ---------       --------        --------
                                                      1,269         (1,216)         18,047
                                                  ---------       --------        --------
Total provision (benefit) for income taxes....    $(118,139)      $ 42,346        $139,877
                                                  =========       ========        ========

                            SANMINA-SCI CORPORATION

     The components of the deferred income tax assets and liabilities are as follows:

                                                                         AS OF
                                                             -----------------------------
                                                             SEPTEMBER 28,   SEPTEMBER 29,
                                                                 2002            2001
                                                             -------------   -------------
                                                                    (IN THOUSANDS)
Current deferred tax assets:
  Reserves not currently deductible........................    $324,474        $ 86,133
  Accruals not currently deductible........................      35,355          66,893
  Net operating loss carryforwards.........................      26,906           4,495
  Deferred compensation....................................       9,902           1,114
  Other....................................................       4,841           5,338
                                                               --------        --------
  Total current deferred income tax asset..................     401,478         163,973
  Valuation allowance......................................     (89,294)         (4,074)
                                                               --------        --------
     Net current deferred income tax asset.................    $312,184        $159,899
                                                               ========        ========
Noncurrent deferred tax assets and liabilities:
Deferred tax assets:
  Acquisition related intangibles..........................    $ 64,668        $     --
                                                               --------        --------
     Gross noncurrent deferred tax asset...................    $ 64,668        $     --
                                                               --------        --------
Deferred tax liabilities:
  Acquisition related intangibles..........................    $     --        $(36,572)
  Depreciation differences.................................      (5,644)        (23,334)
  Foreign earnings.........................................     (73,299)             --
  Other....................................................      (2,909)         (1,092)
                                                               --------        --------
     Gross noncurrent deferred tax liability...............    $(81,852)       $(60,998)
                                                               --------        --------
  Net noncurrent deferred tax asset (liability)............    $(17,184)       $(60,998)
                                                               ========        ========

     In accordance with SFAS No. 109 "Accounting for Income Taxes", Sanmina-SCI believes it is more likely than not that Sanmina-SCI will not realize a portion of the benefits of certain deferred tax assets, and accordingly, has provided a valuation allowance for them. Approximately $37.0 million of the valuation allowance at September 28, 2002 relates to deferred tax assets acquired in connection with the merger with SCI (see Note 8). Any portion of this amount for which tax benefits are subsequently recognized will be allocated to reduce goodwill.

     Sanmina-SCI has no present intention of remitting undistributed earnings of foreign subsidiaries aggregating approximately $65.0 million as of September 28, 2002, and, accordingly, no deferred tax liability has been established relative to these earnings.

     At September 28, 2002, Sanmina-SCI had net operating loss carryforwards totaling approximately $303.0 million of which $59.0 million will begin expiring in fiscal 2010, $231.0 million will begin expiring in fiscal 2014 and the remaining $13.0 million does not expire.

                            SANMINA-SCI CORPORATION

     Following is a reconciliation of statutory federal tax rate to the effective tax rate resulting from the computation of the provision (benefit) for income taxes:

                                                                    YEAR ENDED
                                                              -----------------------
                                                               2002     2001    2000
                                                              ------    -----   -----
Federal tax at statutory rate...............................  (35.00)%  35.00%  35.00%
State income taxes, net of federal benefit..................   (0.83)    4.16    4.66
Foreign subsidiary income(loss).............................    6.74    (2.95)   0.27
Effect of non-deductible goodwill impairment and
  amortization..............................................   23.15    16.76    0.89
Tax exempt interest income..................................      --       --   (0.17)
Foreign sales benefit.......................................   (0.40)   (4.11)  (0.69)
Tax credits.................................................      --    (0.83)  (0.43)
Change in valuation allowance...............................    1.93     3.86   (0.62)
Merger and acquisition costs................................      --     1.16    1.63
Other.......................................................    0.21    (1.90)  (0.58)
                                                              ------    -----   -----
Provision (benefit) for income taxes........................   (4.20)%  51.15%  39.96%
                                                              ======    =====   =====

NOTE 12.  BUSINESS SEGMENT, GEOGRAPHIC AND CUSTOMER INFORMATION

     SFAS No. 131 establishes standards for reporting information about operating segments in annual financial statements and requires selected information about operating segments in interim financial reports issued to stockholders. It also established standards for related disclosures about products and services, geographic areas and major customers. Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision makers, or decision making group, in deciding how to allocate resources and in assessing performance.

     Sanmina-SCI's chief operating decision maker is the Chief Operating Officer. Based on the evaluation of financial information by the Chief Operating Officer, management currently believes that Sanmina-SCI operates in two geographic segments, domestic (U.S.A.) and international operations. Revenues are attributable to the country in which the product is manufactured. For the year ended September 28, 2002, one foreign country, Mexico, represented greater than 10% of net sales on a consolidated basis. Revenue derived from our Mexican operations was approximately $923.8 million for the year ended September 28, 2002. As of September 28, 2002, no foreign country's assets exceeded 10% of consolidated assets. During fiscal 2001 and 2000, assets and revenues attributable to any individual foreign country did not exceed 10% of the total assets or revenues, respectively. Each segment manufactures, tests and services a full spectrum of complex printed circuit boards, custom backplane interconnect devices, and electronic assembly services. The chief operating decision maker evaluates performance based upon each segment's operating income. Operating income is defined as income before interest income (expense), other income (expense) and income taxes.

                            SANMINA-SCI CORPORATION

     The following summarizes financial information by geographic segment:

                                                                 YEAR ENDED
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                 2002(1)(2)         2001            2000
                                                -------------   -------------   -------------
                                                               (IN THOUSANDS)
Net sales
  Domestic....................................   $ 3,875,001     $3,067,208      $3,181,949
  International...............................     4,886,629        986,840       1,057,153
                                                 -----------     ----------      ----------
          Total...............................   $ 8,761,630     $4,054,048      $4,239,102
                                                 ===========     ==========      ==========
Operating income (loss)
  Domestic....................................   $  (421,582)    $  108,638      $  301,389
  International...............................    (2,342,601)       (45,165)         60,067
                                                 -----------     ----------      ----------
          Total...............................   $(2,764,183)    $   63,473      $  361,456
                                                 ===========     ==========      ==========

---------------

(1) Includes goodwill impairment loss of $2.7 billion.

(2) On December 6, 2001, we acquired SCI in a purchase business combination. The consolidated financial statements include the operating results of SCI from December 3, 2001, the accounting period close nearest to the acquisition date of December 6, 2001.

                                                                    AS OF
                                                ---------------------------------------------
                                                SEPTEMBER 28,   SEPTEMBER 29,   SEPTEMBER 30,
                                                 2002(1)(2)         2001            2000
                                                -------------   -------------   -------------
                                                               (IN THOUSANDS)
Long-lived assets (excludes goodwill and
  intangibles)
  Domestic....................................   $  643,227       $604,474        $631,139
  International...............................      566,965        158,167         153,686
                                                 ----------       --------        --------
          Total...............................   $1,210,192       $762,641        $784,825
                                                 ==========       ========        ========
Depreciation and amortization
  Domestic....................................   $  150,342       $149,055        $144,418
  International...............................       99,230         31,738          20,802
                                                 ----------       --------        --------
          Total...............................   $  249,572       $180,793        $165,220
                                                 ==========       ========        ========
Capital expenditures
  Domestic....................................   $   36,414       $156,269        $150,927
  International...............................       56,577         31,262          54,669
                                                 ----------       --------        --------
          Total...............................   $   92,991       $187,531        $205,596
                                                 ==========       ========        ========

     Although Sanmina-SCI seeks to diversify its customer base, a small number of customers are responsible for a significant portion of Sanmina-SCI's net sales. During fiscal 2002, 2001, and 2000, sales to Sanmina-SCI's ten largest customers accounted for 65.8%, 51.1%, and 54.8%, respectively, of Sanmina-SCI's consolidated net sales. In fiscal 2002, sales to Sanmina-SCI's two largest customers represented 18.0% and 15.8%, respectively, of Sanmina-SCI's net sales and included sales reported in both the domestic and international segments. In fiscal 2001, no single customer individually accounted for 10.0% or more of net sales. In 2000, sales to Sanmina-SCI's largest customer individually represented 11.4% of net sales.

                          FINANCIAL STATEMENT SCHEDULE

     The financial statement Schedule II -- VALUATION AND QUALIFYING ACCOUNTS is filed as part of this Form 10-K.

                            SANMINA-SCI CORPORATION

                SCHEDULE II -- VALUATION AND QUALIFYING ACCOUNTS

                                   BALANCE AT       CHARGED
                                  BEGINNING OF   (CREDITED) TO                 CHARGES    BALANCE AT END
                                     PERIOD       OPERATIONS     SCI MERGER   UTILIZED      OF PERIOD
                                  ------------   -------------   ----------   ---------   --------------
                                                              (IN THOUSANDS)
Allowance for Doubtful Accounts
Fiscal year ended September 30,
  2000..........................    $10,940        $ 20,595       $     --    $  (3,703)     $ 27,832
Fiscal year ended September 29,
  2001..........................     27,832          29,727             --       (8,954)       48,605
Fiscal year ended September 28,
  2002..........................     48,605          (1,421)        58,606      (19,566)       86,224
Restructuring Reserves
Fiscal year ended September 30,
  2000..........................    $10,098        $ 27,338       $     --    $ (21,862)     $ 15,574
Fiscal year ended September 29,
  2001..........................     15,574         159,132             --     (129,591)       45,115
Fiscal year ended September 28,
  2002..........................     45,115         171,795        163,963     (266,269)      114,604

     Sanmina-SCI is including in this Annual Report on Form 10-K, pursuant to Rule 2-02(e) of Regulation S-X, the prior year's Report of Independent Public Accountants on Financial Statement Schedule from the prior independent public accountants, Arthur Andersen LLP. This report was previously issued by Arthur Andersen LLP, for filing with our Annual Report on Form 10-K for fiscal 2001, and has not been reissued by Arthur Andersen LLP. This report refers to previous consolidated financial statements which are not included in the current filing (consisting of the consolidated balance sheet as of September 30, 2000 and the consolidated statement of operations, comprehensive income, stockholders' equity and cash flows for the year ended October 2, 1999).

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS
                        ON FINANCIAL STATEMENT SCHEDULE

     We have audited in accordance with auditing standards generally accepted in the United States, the consolidated financial statements of Sanmina-SCI Corporation included in this Annual Report on Form 10-K and have issued our report thereon dated October 22, 2001 (except with respect to the matters discussed in Note 14, as to which the date is December 6, 2001). Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in Item 14 of this Annual Report on Form 10-K is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, fairly states in all material respects the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.

                                          /s/ ARTHUR ANDERSEN LLP

San Jose, California
October 22, 2001